UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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COVIDIEN PUBLIC LIMITED COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 24, 2013

Dear Shareholder,

You are cordially invited to attend the 2013 Annual General Meeting of Covidien plc, which will be held on Wednesday, March 20, 2013, at 11:00 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland. Details of the business to be presented at the meeting can be found in the accompanying Proxy Statement. We hope you are planning to attend the meeting. Your vote is important. Whether or not you are able to attend, I encourage you to submit your proxy as soon as possible so that your shares will be represented at the meeting.

On behalf of the Board of Directors and the management of Covidien, I extend our appreciation for your continued support.

Yours sincerely,

José E. Almeida
Chairman, President and Chief Executive Officer

2013 Proxy Statement

COVIDIEN PUBLIC LIMITED COMPANY

Registered In Ireland – No. 466385

20 On Hatch, Lower Hatch Street

Dublin 2, Ireland

NOTICE OF 2013 ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD MARCH 20, 2013

The 2013 Annual General Meeting of Covidien plc (“Covidien” or the “Company”), a company incorporated under the laws of Ireland, will be held on March 20, 2013, at 11:00 a.m., local time, at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland for the following purposes:

1.	By separate resolutions, to elect as Directors for a period of one year, expiring at the end of the Company’s Annual General Meeting of Shareholders in 2014, the following individuals:

(a)	José E. Almeida	(e)	John M. Connors, Jr.	(i)	Dennis H. Reilley
(b)	Joy A. Amundson	(f)	Christopher J. Coughlin	(j)	Joseph A. Zaccagnino
(c)	Craig Arnold	(g)	Randall J. Hogan, III
(d)	Robert H. Brust	(h)	Martin D. Madaus

2.	To appoint Deloitte & Touche LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors’ remuneration.

3.	To hold an advisory vote on the Company’s executive compensation.

4.	To approve the amended and restated Covidien Stock and Incentive Plan.

5.	To authorize the Company and/or any subsidiary of the Company to make market purchases of Company shares.

6.	To authorize the price range at which the Company can reissue shares that it holds as treasury shares. (Special Resolution)

7.	To amend the Company’s Articles of Association to expand the authority to execute instruments of transfer. (Special Resolution)

8.	To hold an advisory vote on the creation of distributable reserves for Mallinckrodt plc.

9.	To act on such other business as may properly come before the meeting or any adjournment thereof.

Proposals 1 through 5 and Proposal 8 are ordinary resolutions, requiring the approval of a simple majority of the votes cast at the meeting. Proposals 6 and 7 are special resolutions, requiring the approval of not less than 75% of the votes cast. The foregoing items are more fully described in the Proxy Statement accompanying this Notice of Annual General Meeting of Shareholders. Shareholders as of January 10, 2013, the record date for the Annual General Meeting, are entitled to vote on these matters.

During the meeting, management will also present and the auditors will report to shareholders on Covidien’s Irish Statutory Accounts for the fiscal year ended September 28, 2012.

By Order of the Board of Directors,

John W. Kapples, Secretary

January 24, 2013

Whether or not you expect to attend the annual general meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the meeting. Any shareholder entitled to attend and vote at the annual general meeting may appoint one or more proxies, who need not be a shareholder(s) of Covidien plc. If you wish to appoint as proxy any person other than the individuals specified on the Company’s proxy card, please contact the company secretary at our registered office.

This Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended September 28, 2012 and our Irish Statutory Accounts are available to shareholders of record at www.proxyvote.com. These materials are also available in the Investor Relations section of our website at www.covidien.com.

2013 Proxy Statement

2013 Proxy Statement

COVIDIEN PLC

PROXY STATEMENT

GENERAL INFORMATION

Questions and Answers about Proxy Materials, Voting, Attending the Meeting and Other General Information

Why did I receive this Proxy Statement?

We are making this Proxy Statement available to you on or about January 24, 2013 on the Internet, or by delivering printed versions to you by mail, because our Board of Directors is soliciting your proxy to vote at the Company’s 2013 Annual General Meeting on March 20, 2013. This Proxy Statement contains information about the items being voted on at the Annual General Meeting and important information about Covidien.

This Proxy Statement and the following documents relating to the 2013 Annual General Meeting are available on our website at www.covidien.com/covidien/investor:

•    Our Internet Notice of Availability of Proxy Materials;

•    Our Annual Report to Shareholders, including our Annual Report on Form 10-K for the fiscal year ended September 28, 2012; and

•    Our Irish Statutory Accounts for the fiscal year ended September 28, 2012 and the reports of the Directors and auditors thereon.

How do I access the proxy materials and vote my shares?

The instructions for accessing proxy materials and voting can be found in the information you received either by mail or email.

For shareholders who received a notice by mail about the Internet availability of proxy materials:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the notice. In order to access this material and vote, you will need the control number provided on the notice you received in the mail. You may vote by following the instructions on the notice or on the website.

For shareholders who received a notice by e-mail:    You may access the proxy materials and voting instructions over the Internet via the web address provided in the e-mail. In order to vote, you will need the control number provided in the e-mail. You may vote by following the instructions in the e-mail or on the website.

For shareholders who received the proxy materials by mail:    You may vote your shares by following the instructions provided on the proxy card or voting instruction form. If you vote by Internet or telephone, you will need the control number provided on the proxy card or voting instruction form. If you vote by mail, please complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.

Who may vote at the Annual General Meeting and how many votes do I have?	If you owned ordinary shares of Covidien at the close of business on the record date, January 10, 2013, then you may vote at the Annual General Meeting by following the procedures outlined in this Proxy Statement. At the close of business on the record date, we had 471,647,463 ordinary shares outstanding and entitled to vote. Each ordinary share is entitled to one vote on each matter properly brought before the Annual General Meeting.

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May I vote my shares in person at the Annual General Meeting?

Yes, you may vote your shares in person at the Annual General Meeting as follows.

If you are a shareholder of record and you wish to vote in person at the Annual General Meeting, you may do so. If you do not wish to attend yourself, you may also appoint a proxy or proxies to attend, speak and vote in your place. A proxy does not need to be a shareholder of Covidien. You are not precluded from attending, speaking or voting at the Annual General Meeting, even if you have completed a proxy form. To appoint a proxy other than the designated officers of the Company, please contact the Company Secretary at our registered office.

If you are a beneficial owner of shares and you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, brokerage firm or nominee that holds your shares. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your shares at the Annual General Meeting without a legal proxy and a signed ballot.

Even if you plan to attend the Annual General Meeting, we recommend that you also vote by proxy as described above so that your vote will be counted if you later decide not to attend the meeting.

What is the deadline for voting my shares if I do not vote in person at the Annual General Meeting?

If you are a shareholder of record, you may vote by Internet or by telephone until 5:00 p.m., United States Eastern Time, on March 19, 2013.

If you are a beneficial owner of shares held through a bank or brokerage firm, please follow the voting instructions provided by your bank or brokerage firm.

What is the difference between holding shares as a shareholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record.    If you hold ordinary shares and your name appears in the Register of Members of Covidien, you are considered the shareholder of record of those shares.

Beneficial Owner of Shares Held in Street Name.    If your ordinary shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your bank or brokerage firm how to vote the shares held in your account.

Can I change my vote after I have submitted my proxy?

Yes. You have the right to revoke your proxy before it is voted at the Annual General Meeting, subject to the proxy voting deadlines described above. You may vote again on a later date within the proxy voting deadlines described above by Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote in person at the meeting or file a written instrument with the Secretary of Covidien at least one hour prior to the start of the meeting requesting that your prior proxy be revoked.

2013 Proxy Statement	2

What happens if I do not give specific voting instructions when I deliver my proxy?

Shareholders of Record.    If you are a shareholder of record and you:

•   Indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•   If you sign and return a proxy card without giving specific voting instructions,

then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Pursuant to New York Stock Exchange (“NYSE”) rules, brokers have discretionary power to vote your shares with respect to “routine” matters, but they do not have discretionary power to vote your shares on “non-routine” matters. Pursuant to NYSE rules, the election of directors, the advisory vote on executive compensation and approval of the amended and restated Stock and Incentive Plan are considered non-routine matters. A bank or brokerage firm may not vote your shares with respect to non-routine matters if you have not provided instructions. This is called a “broker non-vote.” We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

What is the “quorum” requirement for the Annual General Meeting?

In order to conduct any business at the Annual General Meeting, holders of a majority of Covidien’s shares which are outstanding and entitled to vote on the record date must be present in person or represented by valid proxies. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, or broker non-votes, if you:

•   are present and vote in person at the meeting;

•   have voted by Internet or by telephone; or

•   you have submitted a proxy card or voting instruction form by mail.

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Assuming there is a proper quorum of shares represented at the Annual General Meeting, how many shares are required to approve the proposals being voted upon at the Annual General Meeting?	The voting requirements for each of the proposals are as follows:
	Proposal	Vote Required
	1. Elect directors	Majority of votes cast
	2. Appoint the independent auditors and authorize the Audit Committee of the Board to set the auditors’ remuneration	Majority of votes cast
	3. Advisory vote on executive compensation	Majority of votes cast
	4. Amend and restate the Covidien Stock and Incentive Plan	Majority of votes cast
	5. Authorization to make market purchases of company shares	Majority of votes cast
	6. Authorization of the price at which the company can reissue shares held as treasury shares (Special Resolution)	75% of votes cast
	7. Amend the Articles of Association to expand the authority to execute instruments of transfer (Special Resolution)	75% of votes cast
	8. Advisory vote on the creation of Mallinckrodt distributable reserves	Majority of votes cast

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Abstentions and broker non-votes will not be considered votes properly cast at the Annual General Meeting. Because the approval of all of the proposals is based on the votes properly cast at the Annual General Meeting, abstentions and broker non-votes will not have any effect on the outcome of voting on these proposals.

Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

As explained in more detail below, we are using the “notice and access” system adopted by the U.S. Securities and Exchange Commission (the “SEC”) relating to delivery of our proxy materials over the Internet. As a result, we mailed to many of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials. Shareholders who received the notice will have the ability to access the proxy materials over the Internet and to request a paper copy of the proxy materials by mail, by e-mail or by telephone. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice. In addition, the notice contains instructions on how shareholders may request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. This notice of Internet availability of proxy materials also serves as a Notice of Meeting.

2013 Proxy Statement	4

What are the “notice and access” rules and how do they affect the delivery of the proxy materials?

The SEC’s notice and access rules allow us to deliver proxy materials to our shareholders by posting the materials on an Internet website, notifying shareholders of the availability of the proxy materials on the Internet and sending paper copies of proxy materials upon shareholder request. We believe that the notice and access rules allow us to use Internet technology that many shareholders prefer, continue to provide our shareholders with the information they need and, at the same time, assure more prompt delivery of the proxy materials. The notice and access rules also lower our cost of printing and delivering the proxy materials and minimize the environmental impact of printing paper copies.

Why didn’t I receive a notice in the mail about the Internet availability of the proxy materials?

Shareholders who previously elected to access the proxy materials over the Internet will not receive a notice in the mail about the Internet availability of the proxy materials. Instead, you should have received an e-mail with links to the proxy materials and the proxy voting website. Additionally, we mailed copies of the proxy materials to shareholders who previously requested to receive paper copies instead of the notice.

If you received a paper copy of the proxy materials, you may elect to receive future proxy materials electronically by following the instructions on your proxy card or voting instruction form. Choosing to receive your future proxy materials by e-mail will help us conserve natural resources and reduce the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by e-mail, you will receive an e-mail with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

How do I attend the Annual General Meeting?

All shareholders are invited to attend the Annual General Meeting.

Shareholders of Record.    For admission to the Annual General Meeting, shareholders of record should bring picture identification to the Registered Shareholders check-in area, where ownership will be verified. If you would like someone to attend on your behalf, please contact the Company Secretary at our registered office prior to the meeting.

Beneficial Owners of Shares Held in Street Name.    Those who have beneficial ownership of ordinary shares held by a bank, brokerage firm or other nominee should come to the Beneficial Owners check-in area. To be admitted, beneficial owners must bring picture identification, as well as proof from their banks or brokers that they owned Covidien ordinary shares on January 10, 2013, the record date for the Annual General Meeting.

Registration will begin at 10:30 a.m., local time, and the Annual General Meeting will begin at 11:00 a.m., local time. For directions to the Annual General Meeting, please call us at +353 1 438-1700.

How will voting on any other business be conducted?

Other than matters incident to the conduct of the Annual General Meeting, we do not know of any business or proposals to be considered at the Annual General Meeting other than those set forth in this Proxy Statement. If any other business is proposed and properly presented at the Annual General Meeting, the proxies received from our shareholders give the proxy holders the authority to vote on the matter at their discretion.

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Who will count the votes?	Broadridge Financial Solutions, Inc. will act as the inspector of elections and will tabulate the votes.

Who will pay the costs of soliciting the proxies?

We will pay the costs of soliciting proxies. Proxies may be solicited on behalf of Covidien by directors, officers or employees of Covidien in person or by telephone, facsimile or other electronic means. We have retained D. F. King & Co., Inc. to assist in solicitation of proxies and have agreed to pay D. F. King $17,000, plus out-of-pocket expenses, for these services. As required by the SEC and the NYSE, we also will reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our ordinary shares.

Who is Covidien’s transfer agent?

Our transfer agent is Computershare Shareowner Services LLC. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer Covidien stock and similar issues, can be handled by calling toll-free 1-866-210-6572 (U.S.) or +1-201-680-6578 (outside the U.S.) or by accessing Computershare’s website at www.computershare.com.

Where can I find more information about Covidien?

For other information about Covidien, you can visit our website at www.covidien.com. We make our website content available for information purposes only. It should not be relied upon for investment purposes, and it is not incorporated by reference into this Proxy Statement.

2013 Proxy Statement	6

CORPORATE GOVERNANCE

Our Board of Directors believes that good governance requires not only an effective set of specific practices, but also a culture of responsibility throughout an organization, and governance at Covidien is intended to achieve both. The Board also believes that good governance ultimately depends on the quality of an organization’s leadership, and it is committed to recruiting and retaining directors and officers of proven leadership ability and personal integrity.

Corporate Governance Guidelines

The Board has adopted governance guidelines which are designed to assist the Company and the Board in implementing effective corporate governance practices. The governance guidelines, which are reviewed annually by the Nominating and Governance Committee, address, among other things:

•	director responsibilities;

•	composition and selection of the Board, including qualification standards and independence guidelines;

•	majority voting for directors;

•	the role of an independent Lead Director;

•	Board committee establishment, structure and guidelines;

•	officer and director stock ownership requirements;

•	meetings of non-employee directors;

•	director orientation and continuing education;

•	Board access to management and independent advisors;

•	communication with directors;

•	Board and committee self-evaluations;

•	succession planning and management development reviews;

•	CEO performance reviews;

•	recoupment, or “claw-back”, of executive compensation;

•	ethics and conflicts of interest; and

•	policy on shareholder rights plans.

The governance guidelines are posted on our website at www.covidien.com.

Independence of Nominees for Director

As noted above, the governance guidelines include criteria adopted by the Board to assist it in making determinations regarding the independence of its members. The criteria, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Covidien. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with the Company, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Covidien;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Covidien;

7	2013 Proxy Statement

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the compensation committee of its Board an executive officer of Covidien (during the same period of time);

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Covidien, other than director and committee fees, in any twelve month period within the last three years;

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Covidien for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

is, or his or her spouse is, an executive officer, director or trustee of a charitable organization to which Covidien’s contributions, not including our matching of charitable contributions by employees, exceed, in any single year within the last three fiscal years, the greater of $1 million or 2% of such organization’s total charitable receipts during that year.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Covidien’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than that with Tyco International Ltd. (“Tyco International”), from whom we spun in 2007, were established in the ordinary course of business. The Board has determined that none of these current business relationships are material to us, any of the organizations involved, or our directors. Based on these considerations, the Board has determined that each of our directors and each of the director nominees, other than José E. Almeida, our Chairman, President and Chief Executive Officer, satisfies the criteria and is independent. These independent directors are: Joy A. Amundson, Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Timothy M. Donahue, Randall J. Hogan, III, Martin D. Madaus, Dennis H. Reilley and Joseph A. Zaccagnino. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Director Nominations Process

The Nominating and Governance Committee is responsible for developing the general criteria, subject to approval by the full Board, for use in identifying, evaluating and selecting qualified candidates for election or re-election to the Board. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current make up of the Board. Final approval of director candidates is determined by the full Board, and invitations to join the Board are extended by the Chairman of the Board on behalf of the entire Board.

The Nominating and Governance Committee, in accordance with the Board’s governance guidelines, seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets. When the Committee reviews a potential new candidate, the Committee looks specifically at the candidate’s qualifications in light of the needs of the Board and the Company at that time, given the then current mix of director attributes.

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As described in our Corporate Governance Guidelines:

•	directors should be individuals of the highest ethical character and integrity;

•

directors should have demonstrated management ability at senior levels in successful organizations, including as the chief executive officer of a public company or as the leader of a large, multifaceted organization, including government, educational and other non-profit organizations;

•

each director should have the ability to provide wise, informed and thoughtful counsel to senior management on a range of issues and be able to express independent opinions, while at the same time working as a member of a team;

•	directors should be free from any conflict of interest or business or personal relationship that would interfere with the duty of loyalty owed to the Company; and

•	directors should be independent of any particular constituency and be able to represent all shareholders of the Company.

The Committee assesses independence and also monitors compliance by the members of the Board with the requisite qualifications under NYSE listing standards for populating the Audit, Compensation and Human Resources and Nominating and Governance Committees. Directors may not serve on more than four public company boards of directors (including Covidien) or, if the director is employed as CEO of a publicly traded company, no more than three public company boards of directors (including Covidien). No person may stand for election as a director after reaching age 72.

As provided in its charter, the Nominating and Governance Committee will consider nominations submitted by shareholders. To recommend a nominee, a shareholder should write to our Secretary at Covidien’s registered address, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. Any such recommendation must include:

•	the name and address of the candidate;

•

a brief biographical description, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements set forth above; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

The recommendation must also include documentary evidence of ownership of Covidien ordinary shares if the shareholder is a beneficial owner, as well as the date the shares were acquired and the name and address of the shareholder, as required by the Company’s Articles of Association.

To be considered by the Nominating and Governance Committee for nomination and inclusion in the Company’s Proxy Statement for the 2014 Annual General Meeting, shareholder recommendations for director must be received by our Secretary no later than September 26, 2013. Once the Secretary receives the recommendation, we will deliver a questionnaire to the candidate requesting additional information about the candidate’s independence, qualifications and other information that would assist the Nominating and Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in the Company’s Proxy Statement, if nominated. Candidates must complete and return the questionnaire within the time frame provided to be considered for nomination by the Nominating and Governance Committee.

The Nominating and Governance Committee also receives suggestions for director candidates from Board members and, in its discretion, may also employ a third-party search firm to assist in identifying candidates for director. All 10 of our nominees for director are current members of the Board. In evaluating candidates for director, the Committee uses the guidelines described above, and evaluates shareholder candidates in the same manner as candidates proposed from all other sources. Based on its evaluation, the Nominating and Governance Committee recommended each of the nominees for election by the shareholders. More information regarding each director nominee’s qualifications can be found in Proposal 1 later in this Proxy Statement.

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Majority Vote for Election of Directors

Directors are elected by the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting and serve one-year terms. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board and the position on the Board that would have been filled by such nominee will become vacant.

Executive Sessions of the Board

The independent directors meet in executive session, without members of management present, at each regularly scheduled Board meeting and at such other times as may be deemed appropriate. These executive sessions may include a discussion with the Chief Executive Officer.

Board Leadership Structure

From June 2007 through September 2008, the positions of Chairman of the Board and Chief Executive Officer were held by separate people, due in part to the fact that the Company was a newly independent stand-alone public company, no longer part of a conglomerate, and also to the fact that the Board was newly constituted and unfamiliar with the Chief Executive Officer. In September 2008, after the Company had completed one full fiscal year as an independent Company, the Board reassessed this structure. Based in part on the strong governance structure laid down by the non-executive Chairman, the Chief Executive Officer’s performance during the Company’s first full fiscal year as a stand-alone public company, the Board’s increasing familiarity and comfort with the Chief Executive Officer and the potential efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, the Board decided to revise its structure. The Board appointed Mr. Donahue as Independent Lead Director and appointed Mr. Meelia, our Chief Executive Officer at the time, as the Chairman of the Board. Effective upon Mr. Meelia’s retirement from the Board of Directors in March 2012, the Board, taking into consideration the demonstrated efficiencies of having the Chief Executive Officer also serve in the role of Chairman of the Board, appointed Mr. Almeida, our President and Chief Executive Officer, to serve as Chairman of the Board.

The Chairman of the Board provides leadership to the Board and works with the Board to define its structure and activities in the fulfillment of its responsibilities. In conjunction with the Lead Director, the Chairman of the Board sets the Board agendas with Board and management input, facilitates communication among directors, works with the Lead Director to provide an appropriate information flow to the Board and presides at meetings of the Board of Directors and shareholders. The Lead Director works with the Chairman of the Board and other Board members to provide strong, independent oversight of the Company’s management and affairs. Among other things, the Lead Director approves Board meeting agendas as well as the quality, quantity and timeliness of information sent to the Board, serves as the principal liaison between the Chairman of the Board and the independent directors and chairs an executive session of the independent directors at each regularly scheduled Board meeting. A more detailed description of the roles and responsibilities of the Chairman of the Board and of the Lead Director is set forth in our Corporate Governance Guidelines. Mr. Donahue, who currently serves as Lead Director, has decided not to stand for re-election to our Board of Directors at the 2013 Annual General Meeting. The Board of Directors will appoint a new Lead Director in connection with Mr. Donahue’s retirement from the Board.

Code of Ethics

We have adopted the Covidien Guide to Business Conduct, which applies to all of our employees, officers and directors. The Guide to Business Conduct meets the requirements of a “code of ethics” as defined by SEC regulations and applies to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, as well as all other employees, as indicated above. The Guide to Business Conduct also meets the requirements of a code of business conduct and ethics under the listing standards of the NYSE. The Guide to Business Conduct is posted on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance.” We disclose any material amendments to the Guide to Business Conduct, as well as any waivers for executive officers or directors, on our website.

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Board Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment, which is led by the Company’s general counsel. In this process, risk is assessed throughout the business, focusing on three primary areas of risk: financial risk, legal/compliance risk and operational/strategic risk.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. The Company’s Compliance Committee assists the Board of Directors in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company and works closely with the Company’s legal and regulatory groups. In addition, in setting compensation, the Compensation and Human Resources Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy. As discussed below, the Compensation and Human Resources Committee recently conducted a compensation risk assessment. Finally, the Company’s Nominating and Governance Committee conducts an annual assessment of the risk management process and reports its findings to the Board.

Compensation Risk Assessment

At the Compensation and Human Resources Committee’s direction, representatives of the Company’s human resources and legal departments conducted a risk assessment of the Company’s compensation policies and practices during fiscal 2012. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Compensation and Human Resources Committee and its independent consultant reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	the cap on awards to limit windfalls;

•	our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	our share ownership guidelines;

•	our executive compensation recoupment policy;

•	our claw-back policy for equity awards; and

•	the ability of the Compensation and Human Resources Committee to reduce incentive payouts if deemed appropriate.

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Hedging Policy

The Company’s Insider Trading Policy prohibits employees, including directors and named executive officers, from entering into puts, calls, cashless collars, options or similar rights and obligations involving Covidien securities, other than the exercise of a Company-issued stock option.

Transactions with Related Persons

The Board’s Nominating and Governance Committee is responsible for the review and, if appropriate, approval or ratification of “related-person transactions” involving Covidien or its subsidiaries and related persons. Under SEC rules, a related person is a director, nominee for director, executive officer or a beneficial owner of 5% or more of Covidien’s shares, and their immediate family members. Our Board of Directors has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $100,000 and a related person has a direct or indirect material interest.

Covidien personnel in the legal and finance departments review transactions involving related persons. If they determine that a related person could have a material interest in such a transaction, the transaction is forwarded to the Nominating and Governance Committee for review. The Nominating and Governance Committee determines whether the related person has a material interest in a transaction and may, in its discretion, approve, ratify, rescind or take other action with respect to the transaction. The Nominating and Governance Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, if applicable, the availability of other sources of comparable products or services. The following transaction was considered and ratified by the Nominating and Governance Committee:

Bryan C. Hanson, one of our named executive officers, is Group President-Surgical Solutions. Mr. Hanson’s brother-in-law is employed by Covidien but not within the Surgical Solutions business unit. In fiscal 2012, Mr. Hanson’s brother-in-law received total cash compensation of approximately $357,000 and equity awards consisting of 483 restricted stock units and options to purchase 2,195 ordinary shares. His compensation was commensurate with that of his peers.

Communications with the Board of Directors

The Board has established a process for interested parties to communicate with members of the Board. If you have a concern, question or complaint regarding our compliance with any policy or law, or would otherwise like to contact the Board, you may reach the Board via email at board.directors@covidien.com. A direct link to this email address can be found on our website at www.covidien.com under the heading “Investor Relations—Corporate Governance—Contact Covidien Board.” You may also submit communications in writing to a special address or by phone to a toll-free number that are published on our website at www.covidien.com under the heading “Contact Us—Ombudsman.” Inquiries may be submitted anonymously and confidentially.

All concerns and inquiries are received and reviewed promptly by our Ombudsman. Any concerns relating to accounting, internal controls or audit matters are reviewed with the Audit Committee. All concerns will be addressed by the Ombudsman, with assistance from the Office of the General Counsel as necessary, unless otherwise instructed by the Audit Committee or the Lead Director. The status of all outstanding concerns is summarized to the Audit Committee on a regular basis, and any concern that is determined to be either (1) an immediate threat to the Company or (2) concerns a senior Company official (any executive officer or any direct report to the CEO) is immediately communicated to the Chair of the Audit Committee. The Chair of the Audit Committee or the Lead Director may determine that certain matters should be presented to the full Board and may direct the retention of outside counsel or other advisors in connection with any concern addressed to them. The Covidien Guide to Business Conduct prohibits any employee from retaliating against anyone for raising or helping to resolve an integrity question.

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BOARD OF DIRECTORS AND BOARD COMMITTEES

General

Our business, property and affairs are managed under the direction of the Board of Directors, which currently is comprised of 11 members. Directors are kept informed of our business through discussions with the Lead Director, the Chairman of the Board and Chief Executive Officer and other officers, by reviewing materials provided to them, and by participating in meetings of the Board and its committees. During our 2012 fiscal year, the Board held seven meetings. All of our directors attended over 75% of the total of all meetings of the Board and the committees on which they served during their terms in office in fiscal 2012. Our Corporate Governance Guidelines provide that Board members are expected to attend each Annual General Meeting. Except for Ms. Amundson, who joined our Board in June 2012, all of our current Board members attended our 2012 Annual General Meeting.

Board Committees

The Board has a separately designated Audit Committee established in accordance with the Securities Exchange Act of 1934, as well as a Compensation and Human Resources Committee, a Nominating and Governance Committee, a Compliance Committee and a Transactions Committee. Assignments to, and chairs of, the committees are recommended by the Nominating and Governance Committee and selected by the Board. The committees report on their activities to the Board at each regular Board meeting.

The table below provides Board and committee membership information as of the date of this Proxy Statement.

	Audit Committee	Compensation and Human Resources Committee	Nominating and Governance Committee	Compliance Committee	Transactions Committee
Non-Employee Directors
Joy A. Amundson	X
Craig Arnold	X
Robert H. Brust	Chair				X
John M. Connors, Jr.		X
Christopher J. Coughlin				Chair	X
Timothy M. Donahue(1)		Chair	X		Chair
Randall J. Hogan, III	X
Martin D. Madaus			X	X
Dennis H. Reilley		X	X
Joseph A. Zaccagnino			Chair	X	X
Employee Director
José E. Almeida(2)
Number of Meetings Held in Fiscal 2012	13	7	9	5	2

(1)	Lead Director. Retiring from the Board in March 2013.

(2)	Chairman of the Board.

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Audit Committee

The Audit Committee monitors the integrity of our financial statements, the independence and qualifications of the independent auditors, the performance of our internal auditors and independent auditors, our compliance with legal and certain regulatory requirements and the effectiveness of our internal controls. The Audit Committee is also responsible for selecting, retaining, evaluating, setting the remuneration of and, if appropriate, recommending the termination of our independent auditors. The members of the Audit Committee are Joy A. Amundson, Craig Arnold, Robert H. Brust and Randall J. Hogan, III, each of whom is independent under SEC rules and NYSE listing standards applicable to audit committee members. Mr. Brust is the Chair of the Audit Committee. The Board has determined that Mr. Brust and Mr. Hogan are audit committee financial experts. The Audit Committee held thirteen meetings during fiscal 2012. The Audit Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and approves compensation and benefits policies and objectives, determines whether our officers and employees are compensated according to those objectives and carries out the Board’s responsibilities relating to the compensation of our executives. The members of the Compensation and Human Resources Committee are John M. Connors, Jr., Timothy M. Donahue and Dennis H. Reilley, each of whom is independent under NYSE listing standards. Mr. Donahue is the Chair of the Compensation and Human Resources Committee. The Compensation and Human Resources Committee held seven meetings during fiscal 2012. The Compensation and Human Resources Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for identifying individuals qualified to become Board members, recommending to the Board the director nominees for election at the Annual General Meeting, developing and recommending to the Board a set of corporate governance guidelines, and taking a general leadership role in our corporate governance. The Nominating and Governance Committee also reviews the succession planning process relating to the Chief Executive Officer and the Company’s other senior executive officers, as well as the Company’s management development process. The members of the Nominating and Governance Committee are Timothy M. Donahue, Martin D. Madaus, Dennis H. Reilley and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Zaccagnino is the Chair of the Nominating and Governance Committee. The Nominating and Governance Committee held nine meetings during fiscal 2012. The Nominating and Governance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Compliance Committee

The Compliance Committee assists the Board in fulfilling its oversight responsibility with respect to regulatory, healthcare compliance and public policy issues that affect the Company. The members of Compliance Committee are Christopher J. Coughlin, Martin D. Madaus and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Coughlin serves as the Chair of the Compliance Committee. The Compliance Committee held five meetings during fiscal 2012. The Compliance Committee operates under a charter approved by the Board of Directors, which is posted on our website at www.covidien.com.

Transactions Committee

The Transactions Committee was created by the Board of Directors to maximize the efficiency of the Board’s review and approval process relating to merger, acquisition and divestiture transactions. The members of Transactions Committee are Robert H. Brust, Christopher J. Coughlin, Timothy M. Donahue and Joseph A. Zaccagnino, each of whom is independent under NYSE listing standards. Mr. Donahue serves as the Chair of the Transactions Committee. The Transactions Committee held two meetings during fiscal 2012.

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COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Board of Directors has approved a compensation structure for non-employee directors consisting of equity awards, an annual cash retainer and, for some positions, supplemental cash retainers.

Cash Retainers

Board Members. Each non-employee Director receives an annual cash retainer which is generally paid on a quarterly basis. Directors joining the Board other than on the first day of a quarter receive a cash retainer pro-rated for the number of days served during their initial quarter of service. During fiscal 2012, the annual cash retainer was $100,000.

Committee Chairs. The Chairs of the Nominating and Governance Committee and the Compliance Committee receive a supplemental annual cash retainer of $10,000. The Chairs of the Audit Committee and the Compensation and Human Resources Committee receive a supplemental annual cash retainer of $15,000.

Committee Members. Each member of the Audit Committee (including the Chair) and each member of the Compensation and Human Resources Committee (including the Chair) also receives a supplemental annual cash retainer of $5,000.

Lead Director. The Lead Director receives a supplemental annual cash retainer of $25,000.

Equity Awards

Restricted Units. At the time of our 2012 Annual General Meeting, each non-employee director, other than Dr. Madaus and Ms. Amundson, received an annual grant of restricted units with a value of $145,000. Dr. Madaus and Ms. Amundson, who joined our Board in December 2011 and June 2012, respectively, received restricted unit grants in amounts pro-rated for their respective service periods. Directors joining the Board three or more months before the vesting date of the outstanding annual Director award receive an equity award, pro-rated for the number of days served from date of appointment through the vesting of such outstanding Director award. The fiscal 2012 awards vest on the date of the Company’s 2013 Annual General Meeting. Restricted units also accrue dividend equivalent units until the restricted units vest and shares are issued. Going forward, we expect that each non-employee director will receive an annual grant of restricted stock units on or around the date of each Annual General Meeting.

Other

Directors from time to time may make use of tickets to various sporting events provided by the Company; for the year ended September 28, 2012, the aggregate incremental cost to the Company of these amounts was substantially less than $10,000 per director. Pursuant to Covidien’s Matching Gift Program, the Company matches employee contributions to charitable organizations up to $10,000 and director contributions to charitable organizations up to $25,000. Directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending Board, Board committee, and shareholder meetings and are also permitted to use the corporate aircraft to travel to and from such meetings.

Director Share Retention and Ownership Guidelines

As set forth in our Corporate Governance Guidelines, all non-employee directors are required to hold at least 12,500 Covidien shares. In determining a director’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting and their accompanying dividend equivalent units are included. Shares underlying unexercised stock options are not included in the calculation. Directors have five years from becoming subject to these ownership guidelines to attain this ownership threshold. Each of our

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directors has holdings in excess of this requirement, with the exception of Mr. Brust and Dr. Madaus. Mr. Brust and Dr. Madaus have until July 2014 and December 2016, respectively, to attain this ownership threshold.

The following table provides information concerning the compensation paid by us to each of our non-employee directors for the fiscal year ended September 28, 2012. Compensation for José E. Almeida, our President and Chief Executive Officer, is shown in the Summary Compensation Table on page 37. Mr. Almeida receives no compensation for his services as a director.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Other Compensation(2) ($)	Total ($)
(a)	(b)	(c)	(g)	(h)

Joy A. Amundson	$30,865(3)	$111,240	$25,000	$167,105

Craig Arnold	$105,000(3)	$145,018	—	$250,018

Robert H. Brust	$120,000(4)	$145,018	$25,000	$290,018

John M. Connors, Jr.	$105,000(5)	$145,018	$25,000	$275,018

Christopher J. Coughlin	$110,000(6)	$145,018	$25,000	$280,018

Timothy M. Donahue	$145,000(7)	$145,018	$10,000	$300,018

Kathy J. Herbert	$52,500(5)	—	—	$52,500

Randall J. Hogan, III	$105,000(3)	$145,018	$1,000	$251,018

Martin D. Madaus	$83,333(8)	$186,298	$25,000	$294,631

Richard J. Meelia(9)	$50,000	—	$104,483	$154,483

Dennis H. Reilley	$103,750(5)	$145,018	—	$248,768

Joseph A. Zaccagnino	$110,000(10)	$145,018	$10,000	$265,018

(1)

The amounts in column (c) reflect the aggregate grant date fair value of restricted units granted in fiscal 2012, calculated in accordance with Accounting Standards Codification 718. The grant date fair value does not necessarily correspond to the actual value that will be recognized by each director, which will likely vary based on a number of factors, including our financial performance, stock price fluctuations and applicable vesting. As of September 28, 2012, each current director listed in the table above, other than Dr. Madaus and Ms. Amundson, had 2,712 restricted units (including dividend equivalent units) outstanding; Dr. Madaus had 3,484 restricted units outstanding and Ms. Amundson had 2,137 restricted units outstanding. As of September 28, 2012, each director listed in the table above, other than Dr. Madaus and Ms. Amundson, held options to purchase 9,600 ordinary shares received as compensation for serving on our board during 2007, our first year as an independent public company. No stock options were granted to non-employee directors in fiscal 2012.

(2)	Other than for Mr. Meelia, reflects Company match, up to $25,000, of directors’ charitable contributions pursuant to Covidien’s Matching Gift Program.

(3)	Includes annual retainer and Audit Committee member retainer. The amounts paid to Ms. Amundson are pro-rated for her term of service; she joined the board in June 2012.

(4)	Includes annual retainer, Audit Committee member retainer and Audit Committee Chair retainer.

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(5)	Includes annual retainer and Compensation and Human Resources Committee member retainer. The amounts paid to Ms. Herbert are pro-rated through March 2012, the end of her term as a director.

(6)	Includes annual retainer and Compliance Committee Chair retainer.

(7)	Includes annual retainer, Compensation and Human Resources Committee Chair retainer, Compensation and Human Resources Committee member retainer and Lead Director retainer.

(8)	Represents annual retainer pro-rated for Dr. Madaus’ term of service; he joined the Board on December 1, 2011.

(9)

Following his July 2011 retirement as President and Chief Executive Officer, Mr. Meelia agreed to continue to serve as Chairman of the Board for a transition period of not more than one year. Mr. Meelia retired as Chairman in March 2012. The amount reported in column (b) represents the annual board retainer, pro-rated through March 2012. Mr. Meelia did not receive any additional compensation for serving as Chairman of the Board. The amount reported in column (g) represents payment for office space rental and administrative support for Mr. Meelia during our 2012 fiscal year.

(10)	Includes annual retainer and Nominating and Governance Committee Chair retainer.

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COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) relates to our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in our 2012 fiscal year.

Executive Summary

The Compensation and Human Resources Committee (the “Compensation Committee”) has adopted an integrated executive compensation program that is intended to align our named executive officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. Additionally, the Compensation Committee has tied a majority of our named executive officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value. Specifically, in addition to a base salary, our named executive officers’ compensation package includes an annual incentive compensation program that is based on the Company’s attainment of objective pre-established financial performance metrics and long-term equity awards consisting of stock options, performance units and restricted units.

Despite a challenging market environment, the Company finished fiscal 2012 with solid operating performance, meeting its publicly stated goals of mid-single digit sales growth, double-digit adjusted earnings growth and strong cash flow. For the sixth consecutive year, the Company improved adjusted gross margin and increased research and development investment at a double-digit pace to promote its future growth. Emerging markets continued to be a key focus area, as overall sales grew 16% in 2012, led by an even stronger increase of 26% in the BRIC (Brazil, Russia, India, China) countries.

During the year, the Company also made significant progress in its portfolio management activities. First, the Company made seven strategic acquisitions, adding several fast-growing, high margin products to its portfolio. Combined, these portfolio additions represent a market opportunity of more than $4 billion with excellent growth prospects. Second, the Company announced plans to spin off its Pharmaceuticals business, a transaction that is expected to be completed in mid-2013. Finally, the Company launched more than 25 new products across the business.

In 2012, the Company again generated strong cash flow and increased its commitment to return a minimum of 50% of free cash flow annually to shareholders, up from its previous target of 25% to 40% of free cash flow. We define free cash flow as cash provided by operating activities minus capital expenditures. The Company also increased its dividend by 16%, the fourth consecutive double-digit annual increase, and announced plans to increase the dividend payout ratio over time.

As a result of our positive financial results for fiscal 2012, payouts under the 2012 annual incentive plan to our named executive officers at the corporate level were made at 110% of target performance level. The Company’s adjusted net income and free cash flow exceeded the 2012 annual incentive plan target performance level, while sales growth was slightly below target performance level.

Other significant aspects of our executive compensation programs for fiscal 2012 are reflected in the following actions taken by the Compensation Committee:

•	Increased the proportion of long term incentive value awarded in the form of performance units to further emphasize the Company’s pay-for-performance philosophy.

•

Adjusted the structure of our fiscal 2012 annual incentive plan to place a greater emphasis on the strategic focus metrics by instituting threshold, target and maximum performance measures to determine the performance multiplier for each strategic focus metric rather than linking such performance multipliers to a core financial metric.

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•

Reviewed and approved the conclusions of a compensation risk assessment conducted by management, as discussed in the section entitled “Compensation Risk Assessment”, beginning on page 11 of this Proxy Statement.

In addition, the Compensation Committee considered the results of the management say-on-pay proposal presented to shareholders for approval in fiscal 2011. After considering the strong support the proposal received as well as the Committee’s view of the value of consistency from year to year in both our approach to compensation and the selection of balanced elements of compensation, the Committee concluded that no changes to the elements of compensation for our named executive officers from fiscal 2011 to fiscal 2012 were necessary in light of the shareholders’ vote, although as noted above the Committee implemented a number of changes to our incentive arrangements. As a result, our compensation policies and decisions, explained in detail in this CD&A, continue to be focused on long-term financial performance to drive shareholder value. The Company has indicated that it will provide an advisory vote on executive compensation (say-on-pay) on an annual basis.

Executive Compensation Governance Structure

The Company is committed to integrity and the highest standards of ethical conduct. The following aspects of the Company’s compensation program reinforce that commitment and illustrate our commitment to good governance:

•	more than two-thirds of compensation for named executive officers is performance-based (incentive bonus, performance-based restricted units, stock options);

•	share ownership guidelines to promote long-term ownership, long-term shareholder perspective and responsible practices;

•	executive incentive compensation recoupment (claw-back) policy to promote accountability;

•	forfeiture of awards and recoupment of profits realized on equity awards in the event of a termination of employment for cause;

•	cap on incentive awards to limit windfalls; and

•	no tax assistance (gross-ups) for named executive officers on any perquisites other than relocation benefits provided pursuant to Company policy.

Executive Compensation Philosophy

Our compensation program is designed to reflect and advance the following core principles:

•	Align Interests. Compensation should strongly align the interests of our executive officers and shareholders.

➢	How we achieve this goal: We emphasize long-term incentive awards that motivate executives to create shareholder value and share ownership guidelines which promote a long-term shareholder perspective.

•	Support Effective Governance. Compensation should support effective governance.

➢	How we achieve this goal: We hold Company officers to share ownership guidelines to promote long-term ownership, long-term shareholder perspective and responsible practices; we cap awards to limit windfalls; we encourage simplicity and transparency in plan design; we establish clear processes for administering equity and employee benefit plans; and, in assessing the contributions of a particular executive officer, the Compensation Committee looks not only to results-oriented performance, but also to how those results were achieved—whether the decisions and actions leading to the results were consistent with the values of the Company—and the long-term impact of those decisions.

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•	Reflect Total Rewards Perspective. Compensation should be based on a total rewards perspective with an explicit role for each element.

➢	How we achieve this goal: There is an explicit role for each element of compensation and we make compensation decisions regarding each element with a view to the aggregate value and effect of all other elements.

•

Pay Competitively. We should pay competitively, but not excessively, in order to attract and retain talented executive officers who can achieve our long-term strategic goals and create shareholder value.

➢

How we achieve this goal: We offer total rewards that generally target the market median based on a review of peer companies in the medical devices and pharmaceutical industries and, as appropriate, general industry and which are fair and reasonable in light of the executive officer’s responsibilities, experience and performance, with the ability to pay above the 50th percentile for high performers and/or specialized talent. Actual compensation may fall above or below the 50th percentile based on a variety of factors, including, among others, individual performance and the unique challenges of a particular position.

•

Support Company’s Business and Talent Strategy. Compensation should support our business strategy in the areas of customer focus, globalization, operational excellence and innovation as well as our talent strategy.

➢	How we achieve this goal: We recognize individual performance through merit increases and individual adjustments to equity grant levels; we standardize pay levels and programs across the Company to facilitate cross-Company career progression; we use equity grants to signal potential and nurture career commitment; and we emphasize pay-for-performance through annual and long-term incentive plans rather than retirement benefits or entitlements such as perquisites.

•	Balance all Reward Elements. Our reward elements should be balanced, with an emphasis on performance-based compensation.

➢	How we achieve this goal: We utilize a mix of incentive plans that balance short- and long-term objectives, provide potential upside for exceeding performance targets (capped at a market-competitive degree of leverage) with downside risk for missing performance targets. We balance retention with reward for shareholder value creation, while also seeing that the elements, individually and in the aggregate, do not encourage excessive risk-taking. We establish long-term performance metrics consistent with our ability to quantify long-term goals, in a meaningful way, with respect to these metrics.

•	Clear Compensation Goals and Practices. Compensation goals and practices should be transparent and easy to communicate, both internally and externally.

➢	How we achieve this goal: We clearly and consistently communicate our total rewards philosophy to executives, limit the number of separate compensation plans/programs we provide, minimize the number of performance metrics per plan, promote continuity in plan design, align executive programs across the Company and enhance the motivational value of compensation by regularly communicating progress against goals.

•	Effective Target-Setting. Target setting is a key activity and should be conducted in a rigorous manner resulting in targets that reflect stretch yet are achievable.

➢	How we achieve this goal: In establishing performance targets, we strive to incentivize employees to innovate and collaborate without taking excessive risks. The Compensation Committee draws from a variety of sources when it establishes targets, including information regarding the historical performance of the Company and competitors, anticipated market dynamics and growth rates, Company business strategy, Company financial forecasts and guidance as well as management and Board judgment.

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2012 Compensation Elements and Decisions

Our compensation program for named executive officers has three major components, all of which are designed to work together to drive a complementary set of behaviors and outcomes.

❖	Base salary. Base salary is intended to reflect the market value of the named executive officer’s role, with differentiation for individual capability.

❖	Annual incentive compensation. Annual incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our executives on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.

❖	Long-term incentive awards. Long-term incentive compensation generally consists of grants of stock options, restricted units with time-based vesting and restricted units with performance-based vesting, which we refer to as performance units. Long-term incentive compensation is designed to recognize executives for their contributions to the Company, to highlight the strategic significance of each named executive officer’s role, to promote retention and to align the interests of named executive officers with the interests of our shareholders in long-term growth and stock performance, rewarding executives for shareholder value creation.

When assessing and setting compensation, the Compensation Committee focuses on base salary, total cash compensation (consisting of base salary and annual incentive compensation) and total direct compensation (consisting of base salary, annual incentive compensation and long-term incentive awards). Named executive officers also participate in various employee benefit programs, as described on page 31 of this CD&A.

Mr. Trudeau. In addition to the components of compensation noted above, in connection with his joining the Company in February 2012 as President of the Company’s Pharmaceuticals business, Mr. Trudeau received a cash signing bonus of $225,000 as well as certain relocation benefits. The Company also entered into a Letter Agreement with Mr. Trudeau which gives him the right to receive certain enhanced benefits upon the consummation of a strategic transaction such as the spin-off or sale of the Company’s Pharmaceuticals business. In recruiting Mr. Trudeau to ultimately serve as the chief executive officer of a spun-off public Pharmaceuticals company, the Compensation Committee determined it was appropriate to offer these additional benefits to Mr. Trudeau.

Total Rewards – Driving Performance and Behavior

Two of the core principles of the Company’s compensation philosophy, as articulated above, are that compensation should support effective governance, and that compensation should be viewed from a total rewards perspective, considering each compensation element with a view to the aggregate value and effect of all other compensation elements. Accordingly, in setting compensation, the Compensation Committee considers whether the compensation elements, individually and in the aggregate, create incentives that encourage behavior consistent with the overall interests of the Company.

In determining compensation packages for our named executive officers, the Compensation Committee seeks to strike an appropriate balance between fixed and variable compensation and between short- and long-term compensation. We believe that making a significant portion of our named executive officers’ compensation variable and long-term supports our pay-for-performance executive compensation philosophy while also mitigating potential excessive risk-taking behavior.

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The following table illustrates, for fiscal 2012, the distribution of value among base salary, target annual incentive cash awards and long-term equity incentives (based on the dollar value awarded by the Compensation Committee, before conversion to the various forms of equity awards—see the “Long-Term Incentive Awards” section of this CD&A) for our Chief Executive Officer and for the other named executive officers. Of total direct compensation, 87% of our CEO’s and 78% of the other named executives’ was variable.

Pay Mix

	CEO	Other NEOs
Long-term Incentives (Equity)	70%	60%

Annual Incentives (Cash)	17%	18%

Base Salary (Cash)	13%	22%

Base Salary

Base salaries are paid in order to provide a fixed component of compensation for the named executive officers. Each named executive officer’s base salary is designed to be competitive with comparable positions in our peer group companies and market data, generally targeting the market median, with high performers and/or specialized talent receiving above the 50th percentile. The components of market data are described in the “How We Determine Compensation—Peer Group Reviews and Market Data” section of this CD&A. Actual compensation may be above or below market median based on a variety of factors, including the complexity and unique challenges of the position and the individual skills, experience, background and performance of the executive. In setting base salaries for named executive officers for calendar year 2012 (other than for Mr. Trudeau, who joined the Company in February 2012), the Compensation Committee reviewed, among other things, a summary prepared by its independent compensation consultant, Steven Hall & Partners, which detailed each named executive officer’s 2011 base salary and total cash compensation compared to 2012 market data. The Compensation Committee approved base salary increases, which became effective January 2, 2012, as follows:

Executive Officer	2011 Base Salary(1)		2012 Base Salary(1)	% Change
José E. Almeida	$1,100,000	(2)	$1,175,000	6.8%
Charles J. Dockendorff	$742,500		$772,200	4.0%
Bryan C. Hanson	$520,000	(2)	$540,800	4.0%
Peter L. Wehrly	$525,000	(2)	$540,800	3.0%
Mark C. Trudeau	N/A	(3)	$650,000	N/A

(1)	The Compensation Committee sets base salaries on a calendar year basis. Accordingly, the base salary amounts noted in this table, which represent calendar year base salaries, differ from the base salary amounts set forth in the Summary Compensation Table because the Summary Compensation Table reports amounts actually earned during our fiscal year, from September to September.

(2)	The named executive officer’s base salary was increased to this amount, effective July 1, 2011, in connection with his assuming an expanded role in the Company. While this was not the named executive officer’s salary for the entire calendar 2011, this base salary is what the Compensation Committee reviewed when setting base salaries for fiscal 2012, as it represents compensation appropriate for the expanded role.

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(3)	As Mr. Trudeau joined the Company on February 1, 2012, no base salary for calendar 2011 is presented.

In setting Mr. Almeida’s compensation when he was named Chief Executive Officer in fiscal 2011, the Compensation Committee considered, among other things, the compensation of Chief Executive Officers of peer companies, the compensation of the Company’s then President and Chief Executive Officer and the business experience of Mr. Almeida. For his initial year as President and Chief Executive Officer, the Compensation Committee established Mr. Almeida’s compensation at the 35th percentile of compensation paid to Chief Executive Officers of our peer companies to allow for increases in his compensation as he develops as Chief Executive Officer. Based on Company performance, as well as an assessment of Mr. Almeida’s value to the Company, a review of total direct compensation and a comparison to market data, the Committee determined that Mr. Almeida’s base salary for calendar 2012 should be increased to just under the 50th percentile of market.

The salary increases for Messrs. Dockendorff, Hanson and Wehrly were based on a consideration of individual performance, assessment of the value of the individual to the Company, a review of total direct compensation and a comparison to market data as discussed in the “How We Determine Compensation” section of this CD&A.

The Compensation Committee approved the base salary increases for Messrs. Dockendorff, Hanson and Wehrly to promote consistency with our philosophy of compensating executive officers competitively, but not excessively, based on a review of peer companies in the medical devices and pharmaceutical industries and market data. Following the annual base salary increases for 2012, Mr. Hanson was just above the 50th percentile of base salary compensation paid to executives in comparable positions, based on market data, while, for their respective positions, Mr. Dockendorff was moderately above the 75th percentile and Mr. Wehrly was just below the 50th percentile. The Compensation Committee believed that it was appropriate to compensate Mr. Dockendorff at this level because of his consistently high performance and long-term contributions to the Company as well as his key role during fiscal 2011 in furthering a number of the Company’s most important strategic initiatives which resulted in improved gross margin performance, strong cash flow and double-digit earnings per share growth. In addition, Mr. Dockendorff received the highest possible Talent and Leadership Review (“TLR”) performance rating in recognition of his successes during the year. TLR performance ratings are discussed in the “How We Determine Compensation—Talent and Leadership Review” section of this CD&A.

To establish the base salary payable to Mr. Trudeau, the Compensation Committee considered a market study prepared by its independent compensation consultant, Steven Hall & Partners. This market study included information regarding base salary, annual cash incentive awards and the value of equity awards and compiled data derived from a number of sources, including the 2011 Radford Global Technology Survey, the 2011 Towers Watson US General Industry Executive Database, the 2011 Hewitt US General Industry/Retail Total Compensation Measurement, the Towers Watson 2010/2011 Survey Report on Top Management Compensation, and the 2011 US Mercer Benchmark Database – Executive. The Compensation Committee’s independent compensation consultant weighted each of these surveys based on company revenue and industry, resulting in a weighting of 80% for general industry companies with median revenue of $1.8 billion and the remaining 20% weighted equally between pharmaceutical and biotechnology companies and medical devices and technology companies with median revenue of $2.2 billion. The intent of this weighting was to utilize the survey data for companies that replicate, in particular, the revenue generated by the Company’s Pharmaceuticals business, which is around $2.0 billion. Given the planned spin-off of the Company’s Pharmaceuticals business and the intent that Mr. Trudeau would serve as the chief executive officer of the spun-off company, the Compensation Committee benchmarked Mr. Trudeau’s position as the chief executive officer of a standalone pharmaceuticals company. Based upon its review of the market study prepared by its independent compensation consultant, the Compensation Committee established a base salary for Mr. Trudeau that is moderately below the 25th percentile of market to allow for increases in his compensation upon becoming a chief executive officer and to provide the compensation committee of the spun-off company latitude in establishing the compensation for Mr. Trudeau upon the Pharmaceuticals business becoming a separate, publicly-traded company.

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Annual Incentive Compensation

Annual incentive compensation supports the Compensation Committee’s pay-for-performance philosophy and aligns individual goals with Company goals. Under our annual incentive plan, which is an element of our 2007 Stock and Incentive Plan, employees are eligible for annual incentive cash awards based on the Company’s attainment of objective pre-established performance metrics. Consistent with its past practice, the Compensation Committee structured the 2012 annual incentive plan as follows:

•

At the beginning of the fiscal year, the Compensation Committee established performance measures and goals, which included the financial and strategic metrics being assessed, performance targets for each metric, including threshold annual performance requirements to earn an award, and maximum performance scores.

•

Also at the beginning of the fiscal year, the Compensation Committee set individual target awards for each executive, expressed as a percentage of base salary, based on the executive’s level of responsibility and upon an examination of compensation information from our peer group and market data.

•

After the close of the fiscal year, the Compensation Committee received a report from management regarding Company and business unit performance against the pre-established performance goals. Awards were based on each named executive officer’s individual award target percentage and the overall Company and/or individual business unit’s performance relative to the specific performance goal, as certified by the Compensation Committee.

Setting Annual Performance Metrics. The Compensation Committee sets the performance metrics as well as the performance targets for each metric. There are two primary classifications of performance metrics utilized in the annual incentive plan, Core Financial Metrics and Strategic Focus Metrics. Each performance metric represents part of the total award calculation, with the Core Financial Metrics accounting for, in the aggregate, 70% of the performance score and the Strategic Focus Metrics accounting for, in the aggregate, 30% of the performance score.

Core Financial Metrics. For the fiscal 2012 annual incentive plan, the Core Financial Metrics applicable to Messrs. Almeida and Dockendorff, both of whom served as executive officers at the corporate level, were based on Company sales growth and Company adjusted net income. The Core Financial Metrics applicable to Mr. Trudeau, who heads our Pharmaceuticals business, were sales growth and operating income for the Pharmaceuticals business. The Core Financial Metrics applicable to Mr. Hanson, who runs our Surgical Solutions group, were sales growth and operating income for Surgical Solutions. The Core Financial Metrics applicable to Mr. Wehrly, who runs our Respiratory & Monitoring Solutions, Vascular Therapies and Developed Markets businesses, were sales growth and operating income for Respiratory & Monitoring Solutions, Vascular Therapies and Developed Markets. The Compensation Committee chose sales growth and net/operating income as performance measures because they are important drivers of shareholder value and are key metrics in the Company’s strategic plan.

Strategic Focus Metrics. For fiscal 2012, the Strategic Focus Metric applicable to Messrs. Almeida and Dockendorff was based on Company cash flow. The Strategic Focus Metric applicable to Mr. Trudeau was gross margin for the Pharmaceuticals business. The Strategic Focus Metric applicable to Messrs. Hanson and Wehrly was sales growth for the Company’s emerging markets business. The Compensation Committee decided to use cash flow and sales growth as performance measures because strong cash flow performance and increased sales growth of the emerging markets business remain key strategic priorities of the Company. The Company used gross margin as a performance measure for the Pharmaceuticals business in order to focus on profit without encouraging undue risk and to incent performance on a more granular level.

Establishing Minimum Performance Goals. In addition to setting the performance metrics, at the beginning of the fiscal year the Compensation Committee also established threshold, target and maximum performance requirements. For fiscal 2012, the threshold performance requirement established for at least one of the Core

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Financial Metrics applicable to each named executive officer had to be achieved in order for any payout to be made to the executive under the annual incentive plan. If the maximum performance requirement for a metric applicable to a named executive officer is exceeded, any payout associated with that metric is capped at the maximum performance level. For fiscal 2012, the Company exceeded the minimum performance levels at the applicable Company and business unit levels.

For the Core Financial Metrics and the Strategic Focus Metrics, thresholds and maximums for fiscal 2012 were as follows:

Performance Metric	Threshold	Maximum
Sales Growth (Company, Surgical Solutions and Emerging Markets)	2.5 percentage points below target	3.5 percentage points above target
Sales Growth (Pharmaceuticals)	2.6 percentage points below target	3.5 percentage points above target
Sales Growth (Respiratory, Vascular Therapies and Developed Markets)	2.8 percentage points below target	3.1 percentage points above target
Net Income (Company)	93% of target	107% of target
Cash Flow (Company)	90% of target	110% of target
Operating Income (business unit levels)	95% of target	110% of target
Gross Margin (Pharmaceuticals)	1.0 percentage point below target	1.0 percentage point above target

Calculating Performance Scores. If the applicable threshold for at least one Core Financial Metric is met, then a performance multiplier for each performance metric is determined and the overall performance score is calculated. For each performance metric (whether a Core Financial Metric or a Strategic Focus Metric), the performance multiplier would be 0 if performance is below threshold, 0.5x if performance is at threshold, 1x if performance is at target and 2x if performance is at or above the maximum performance level; with the performance multiplier for performance between threshold and maximum being determined by linear interpolation.

The performance multiplier for each performance metric is multiplied by the weighting percentage to obtain a performance score for that metric. The performance scores for each metric are added together and that total is then multiplied by the individual’s target award amount to determine the actual award amount.

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The table below summarizes the performance metrics, weights, targets, actual results and the resulting performance multipliers and scores that determined the fiscal 2012 annual incentive cash awards for our named executive officers.

Fiscal 2012 Annual Incentive Plan Design Summary

Executive Officer	Performance Metric	Weight	Performance Target(1)		Performance Results		Performance Multiplier	Performance Score
			(dollars in millions)

José E. Almeida Charles J. Dockendorff	Net Income (Company)	35%	$2,073		$2,108		1.239x	43%
	Sales Growth (Company)	35%	3.7%		3.5%		.965x	34%
	Cash Flow (Company)	30%	$2,000		$2,020		1.100x	33%
Performance Score Total								110%
Bryan C. Hanson	Operating Income (business unit)	35%	—	(2)	—	(2)	.637x	22%
	Sales Growth (business unit)	35%	—	(2)	—	(2)	0x	0%
	Sales Growth (Emerging Markets)	30%	11.1%		15.2%		2x	60%
Performance Score Total								82%
Peter L. Wehrly	Operating Income (business unit)	35%	$1,245		$1,312		1.542x	54%
	Sales Growth (business unit)	35%	5.1%		5.2%		1.037x	36%
	Sales Growth (Emerging Markets)	30%	11.1%		15.2%		2x	60%
Performance Score Total								150%
Mark C. Trudeau	Operating Income (Pharmaceuticals)	35%	$350		$360		1.283x	45%
	Sales Growth (Pharmaceuticals)	35%	2.6%		3.3%		1.201x	42%
	Gross Margin (Pharmaceuticals)	30%	43.6%		45.6%		2x	60%
Performance Score Total								147%

(1)	The performance metrics established for compensation purposes include non-GAAP financial measures which exclude the effects of potential special or non-operating items which the Compensation Committee believes may mask the underlying operating results and/or business trends of the Company or business unit, as applicable. The categories of these potential extraordinary items are specified at the beginning of the fiscal year when the performance measure is approved and, for the 2012 annual incentive plan, included certain restructuring charges, revenue adjustments related to businesses exited or sold, acquisitions, goodwill or other intangible asset impairment charges, shareholder and other litigation charges and certain legacy tax matters.

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For the 2012 annual incentive plan, the performance targets were calculated as follows:

•	Sales growth is the total change in net trade sales for fiscal year 2012 in US dollars, calculated using fiscal 2011 foreign exchange rates, divided by fiscal year 2011 net trade sales.

•	Net income is a non-GAAP financial measure which excludes the items noted above.

•

Operating income is the operating income of the applicable business unit, calculated using the foreign exchange rate applied in setting the business unit’s annual operating plan in order to eliminate the effect of currency fluctuations.

•	Cash flow means free cash flow, which is net cash provided by operating activities minus capital expenditures.

•

Gross margin is gross margin dollars divided by net sales dollars, where gross margin dollars is calculated by adjusting sales primarily for product costs, variances in plant, freight costs, royalties, warehousing, inventory adjustments and exchange rate fluctuations.

(2)	The business unit financial goals were set at levels consistent with and necessary to achieve the Company-wide financial performance goals reflected in this chart, and thus reflect a similar degree of difficulty as the Company-wide criteria. Because we do not provide business unit level guidance, we are not disclosing these competitively sensitive goals.

The table below sets forth the 2012 annual incentive plan award target percentages, as well as the threshold, target, maximum and actual award payments approved for each of our named executive officers. The actual award payments are also reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table and the threshold, target and maximum bonus amounts are also reported in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the Grants of Plan-Based Awards Table.

Fiscal Year 2012 Annual Incentive Awards

Executive Officer	Target Percentage	Threshold(1)	Target	Maximum(2)	Actual
José E. Almeida	130%	$763,750	$1,527,500	$3,055,000	$1,682,517
Charles J. Dockendorff	85%	$328,185	$656,370	$1,312,740	$722,981
Bryan C. Hanson	80%	$216,320	$432,640	$865,280	$355,965
Peter L. Wehrly	80%	$216,320	$432,640	$865,280	$650,127
Mark C. Trudeau	80%	$260,000	$520,000	$1,040,000	$507,252	(3)

(1)	Threshold award payments are 50% of target award payments.

(2)	Maximum award payments are 200% of target award payments.

(3)	Mr. Trudeau’s actual award is pro-rated for the number of days during fiscal 2012 that he served as President of our Pharmaceuticals business.

In setting individual target percentages for fiscal 2012, the Compensation Committee reviewed, for each named executive officer (other than Mr. Trudeau, who joined the Company in February 2012), the target percentages applicable in fiscal 2011, the total cash compensation established for fiscal 2011 and the projected cash compensation for fiscal 2012, considering how the total cash compensation of each named executive officer compared to peer group and related market data. The Compensation Committee also took into account the day-to-day responsibilities of each named executive officer. Following this review, and in light of peer group data and the overall compensation of each named executive officer, the Compensation Committee determined that the fiscal 2011 award target percentage remained appropriate for Mr. Dockendorff and should be increased for Messrs. Hanson and Wehrly, in-line with the expanded roles these two named executive officers assumed in July 2011. Following the setting of individual target percentages for fiscal 2012, Mr. Almeida was just above the

27	2013 Proxy Statement

50th percentile of total cash compensation (i.e., base salary plus the annual incentive bonus payable if target performance is attained) paid to executives in comparable positions, based on market data, while, for their respective positions, Mr. Dockendorff was just above the 75th percentile, Mr. Hanson was just above the 50th percentile and Mr. Wehrly was just below the 50th percentile. With respect to Mr. Trudeau, the Compensation Committee utilized the same methodology as used to establish base salary when establishing his individual target percentage, selecting a percentage that would result in an annual incentive bonus that, if target performance is attained, is significantly below the 50th percentile and which, when combined with his base salary, provides Mr. Trudeau with total cash compensation (i.e., base salary and target bonus opportunity) that is just above the 25th percentile of market.

Mr. Almeida’s target percentage was significantly higher than those of other named executive officers given his position as Chief Executive Officer and the significant responsibilities that accompany that position. His target percentage, as with the target percentages for each of the other named executive officers, was in-line with market data.

Long-Term Incentive Awards

The Compensation Committee uses long-term incentive compensation in the form of equity awards to deliver competitive compensation that recognizes employees for their contributions to the Company and aligns the interests of named executive officers with shareholders by focusing them on long-term growth and stock performance. Recognizing that long-term incentives are generally the most significant element of total remuneration at the senior level and also acknowledging that long-term incentives are a crucial part of the “total rewards” compensation package that the Company offers, during fiscal 2011 the Compensation Committee, with input from its consultant, conducted a review of the Company’s long-term incentive structure.

The Compensation Committee examined a number of potential long-term incentive vehicles for equity grants, considering the pros and cons of each. The Compensation Committee also considered the proportion of long-term incentive value to be allocated to vehicles with time-based vesting versus vehicles with performance-based vesting. Based on this evaluation, the Compensation Committee determined that the long-term incentive vehicles of stock options, restricted units and performance units continued to serve the Company well. To emphasize the Company’s pay-for-performance philosophy, the Compensation Committee did, however, deem it appropriate to increase the proportion of long-term incentive value allocated to performance units. The Compensation Committee also reviewed the performance share plan payout curve and determined that relative total shareholder return (total shareholder return for the Company as compared to total shareholder return of companies comprising a healthcare industry index), measured over the three-year performance period, continued to be the appropriate metric for performance units. Total shareholder return in the top quartile of peer group performance is a key long-term financial goal of the Company. The healthcare industry index selected by the Compensation Committee for the fiscal 2012 grant is comprised of the Company as well as 17 healthcare companies that generally replicate the Company’s mix of businesses and includes all of the members of the peer group established by the Company for purposes of establishing fiscal 2012 compensation.

When setting long-term incentive compensation for named executive officers, the Compensation Committee employs the process described in the “How We Determine Compensation—Peer Group Reviews and Market Data” section of this CD&A. In determining the dollar value of the fiscal 2012 annual long-term incentive award for each named executive officer (other than for Mr. Trudeau, who joined the Company in February 2012), the Compensation Committee also considered individual performance, including TLR performance ratings, the officer’s total direct compensation (i.e., base salary, annual incentive compensation and long-term incentive compensation in the aggregate) and mix of compensation for the previous fiscal year, the resulting compensation mix projected for fiscal 2012, previous equity grants and the dollar value of the proposed equity grant relative to market data and to proposed equity grants for other executive officers. After the Compensation Committee established a dollar value for each named executive officer’s fiscal 2012 annual long-term incentive compensation award, that dollar value was then allocated between stock option, restricted unit and performance unit awards, with the exact number of restricted units and performance units based on the closing price of a

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Company share on the grant date and the exact number of stock options based on such closing price and the applicable Black-Scholes ratio. The dollar value awarded to each named executive officer for fiscal 2012 grants was allocated between the long-term incentive vehicles as follows:

•	40% of the dollar value was allocated to performance units with performance-based vesting over a three-year vesting period based on relative total shareholder return;

•	40% of the dollar value was allocated to stock options with a four-year vesting period; and

•	20% of the dollar value was allocated to restricted units with time-based vesting over a four-year vesting period.

The Compensation Committee considers this allocation appropriate, as performance-orientation is reflected in performance units and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of restricted units allow the program to support retention, even in down stock markets. In addition, the Compensation Committee took into consideration the fact that consistency of program vehicles is likely to enhance employee understanding of the function and benefits of the long-term incentives offered.

Following the Compensation Committee’s determination of the dollar value of long-term incentive compensation awarded to each named executive officer for the fiscal 2012 annual long-term incentive awards, Mr. Almeida was significantly below the 50th percentile of long-term incentive compensation paid to executives in comparable positions, based on market data, while, for their respective positions, Mr. Dockendorff was just below the 75th percentile, Mr. Hanson was between the 50th and 75th percentile and Mr. Wehrly was just below the 50th percentile. With respect to Mr. Trudeau, the Compensation Committee utilized the same methodology as used to establish base salary and individual target percentage, selecting a value for the long-term incentive award that was significantly below the 25th percentile.

The table below compares the dollar value awarded by the Compensation Committee to each named executive officer as long-term incentive compensation during 2012 versus the dollar value awarded to each named executive officer during fiscal 2011.

Long-Term Incentive Compensation

Executive Officer	Award Type	Fiscal 2011(1)		Fiscal 2012(1)		% Change

José E. Almeida	Annual	$3,100,000		$6,250,000		102%
	Promotion	$3,792,000	(2)	N/A		N/A
	Total	$6,892,000		$6,250,000		-9%

Charles J. Dockendorff	Annual	$2,400,000		$2,400,000		0%

Bryan C. Hanson	Annual	$770,000		$1,680,000		118%
	Promotion	$264,167	(3)	N/A		N/A
	Asia Growth	$423,700	(4)	N/A		N/A
	Total	$1,457,867		$1,680,000		15%

Peter L. Wehrly	Annual	$600,000		$1,400,000		133%
	Promotion	$318,750	(3)	N/A		N/A
	Asia Growth	$468,000	(4)	N/A		N/A
	Total	$1,386,750		$1,400,000		1%

Mark C. Trudeau	Pro-Rated Annual	N/A		$1,192,000		N/A
	New Hire	N/A		$350,000		N/A
	Total	N/A		$1,542,000	(5)	N/A

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(1)	The amounts in the table above differ from the grant date fair value of the awards reported in the Grants of Plan-Based Awards Table. The amounts in the table above are the dollar amounts awarded by the Compensation Committee while the grant date fair value of each award reported in the Grants of Plan-Based Awards Table is the award value for accounting purposes. The award value for accounting purposes is calculated by application of a Monte Carlo simulation model for performance units and by application of the Black-Scholes ratio for stock options.

(2)	Represents a grant made in connection with Mr. Almeida’s election as President and Chief Executive Officer.
(3)	Represents a grant made in connection with the promotion of these executive officers.

(4)	Represents a grant under the Asia Growth Incentive Plan.

(5)	The Compensation Committee granted to Mr. Trudeau an annual long-term incentive award with a value of $1.3 million which, when pro-rated to reflect the number of days during fiscal 2012 that he served as President of our Pharmaceuticals business, resulted in an award of $1.192 million. The amounts reported include the pro-rated annual equity award of $1.192 million and an additional equity award of $350,000 to compensate Mr. Trudeau for equity he forfeited when he left his former employer to join Covidien.

For fiscal 2012, the value of annual long-term incentive awards (which excludes the promotion and other special awards) for Messrs. Almeida, Hanson and Wehrly increased significantly while the value for Mr. Dockendorff stayed the same. Messrs. Almeida, Hanson and Wehrly received significant increases in annual long-term incentive award values from 2011 to 2012 because the 2011 value was based on market data for their previous positions while the 2012 value reflects the expanded roles in which each currently serves.

The value of Mr. Almeida’s 2012 long-term incentive award was lower than the value of his 2011 long-term incentive awards due to the fact that his 2012 award was a single annual grant while his 2011 awards consisted of an initial annual award as well as an award made in connection with his election as President and Chief Executive Officer. A significant portion of this award consists of restricted units which do not vest until the third anniversary of the award, at which time the award vests in full. This cliff-vesting feature is intended to incent Mr. Almeida over a three year period above and beyond the incentive provided by the annual grant and other part of this grant, both of which vest in equal installments each year over a four-year period.

Total Direct Compensation

In establishing the three major components of compensation payable to our named executive officers—base salary, annual incentive compensation and long-term incentive awards—the Compensation Committee assessed each component against market data applicable to the respective component. The Compensation Committee also considered the total direct compensation payable to named executive officers, which aggregates all three major components of compensation, so that the Compensation Committee could assess each named executive officer’s total compensation against market data. Following the establishment of all three major components of compensation payable to our executive officers, Mr. Almeida was just below the 50th percentile of total direct compensation paid to executives in comparable positions, based on market data, while, for their respective positions, Mr. Dockendorff was just below the 75th percentile, Mr. Hanson was between the 50th and 75th percentile, Mr. Wehrly was just above the 50th percentile and Mr. Trudeau was moderately below the 25th percentile of market.

The Compensation Committee believed that the level of overall compensation for each named executive officer was appropriate, particularly with respect to Mr. Dockendorff given his exceptional performance in leading the Company’s sustainable productivity initiative in order to drive operational efficiency and fuel further growth and his receipt of the highest possible TLR performance rating and with respect to Messrs. Hanson and Wehrly, given their expanded roles.

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Other Benefits

Retirement Benefits

We maintain retirement plans to assist our named executive officers with retirement income planning and increase the attractiveness of employment with us. For our named executive officers, we currently provide:

•	a tax-qualified defined contribution 401(k) plan, the Covidien Retirement Savings and Investment Plan, that is available to all eligible United States employees (the “Retirement Savings Plan”); and

•	a non-qualified deferred compensation plan, the Covidien Supplemental Savings and Retirement Plan, in which executive officers and other senior employees may participate.

For more information regarding our non-qualified deferred compensation plan, see “Non-Qualified Deferred Compensation” below.

Health and Welfare and Other Benefits

Health and Welfare Benefits. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits we provide to our named executive officers are offered to all of our eligible United States-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, business travel accident, personal and family accident, flexible spending accounts, short- and long-term disability coverage and the employee assistance program. The Company also provides Mr. Almeida with supplemental long-term disability insurance, which commenced when he became our President and Chief Executive Officer on July 1, 2011. The Company does not provide tax assistance with respect to premiums paid by the Company for this insurance coverage (i.e., no “gross-ups”).

Perquisites. Although the Company does not have a perquisite program, the Compensation Committee determined that it was in the Company’s and the executives’ best interests to establish an executive physical program which offers comprehensive and coordinated annual physical examinations at a nominal cost to the Company. Other than the executive physical program and the limited use of corporate aircraft described below, we do not provide our named executive officers with any perquisites. The Compensation Committee believes that the emphasis on performance-based compensation, rather than on entitlements such as perquisites, is consistent with its compensation philosophy.

Airplane Usage. The Compensation Committee believes that it is important to have a corporate aircraft policy due to the security and efficiency benefits that such a policy provides to us. Personal travel for our named executive officers is permitted only if such use is at no incremental cost to the Company and is approved in advance by the Chief Executive Officer or if there are unusual circumstances, such as a medical or family emergency, that the Chairman of the Compensation Committee or the Chief Executive Officer believe warrant such use. Additionally, our policy was amended during 2012 to permit our Chief Executive Officer to use our corporate aircraft for personal travel, up to forty (40) block hours per fiscal year. Pursuant to current income tax rules applicable to personal use of aircraft, the Company imputes income to named executive officers for any personal use based on the Standard Industry Fare Level rates set by the Civil Aeronautics Division of the Department of Transportation. This imputed income amount is included in a named executive officer’s earnings at the end of the year and reported as W-2 income to the Internal Revenue Service. The Company does not provide tax assistance with respect to this imputed income (i.e., no “gross-ups”).

Employee Stock Purchase Plan. We maintain a broad-based employee stock purchase plan which provides eligible employees, including our named executive officers, with the opportunity to purchase Company shares. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of executive officers and shareholders and promote a long-term shareholder

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perspective. Eligible employees authorize payroll deductions to be made for the purchase of Company shares. The Company provides a fifteen percent (15%) matching contribution on up to $25,000 of an employee’s payroll deductions in any calendar year. All shares are purchased on the open market by a designated broker. Mr. Wehrly participated in the employee stock purchase plan in 2012.

Severance and Change in Control Benefits

The Company maintains executive severance and change in control benefit plans. The Compensation Committee believes that providing severance and change in control benefits to our named executive officers is appropriate, given the fact that these are standard benefits provided by peer companies and also given the need to provide for continuity of management in the event of an actual or threatened change in control.

Severance Plan. Under the severance plan, benefits are payable to any named executive officer upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Severance benefits, in the form of base salary, bonus and health benefits are generally payable for 18 months (24 months for our Chief Executive Officer) following termination of employment.

Change in Control Plan. Under the change in control plan, benefits are payable to any named executive officer upon an involuntary termination of employment or good reason resignation that occurs during a period shortly before and continuing after a change in control (a double trigger arrangement). Benefits are generally payable following termination in a lump sum cash payment equal to two times (2.99 times for our Chief Executive Officer) the sum of the executive’s base salary and the average of the executive’s bonus for the previous three fiscal years. Additional benefits provided upon a change in control termination include full vesting of outstanding equity awards, continued Company subsidy for health plan premiums for a 24 month period (36 months for our Chief Executive Officer) and outplacement services. Receipt of these benefits is conditioned upon the named executive officer signing a release of any claims against the Company. The Compensation Committee has carefully evaluated these arrangements and believes that it is important to provide named executive officers with protection in the event that their employment is terminated in connection with a change in control or their position is modified in such a way as to diminish their authority, responsibilities or compensation. Maintaining a double trigger for payment of change in control benefits helps to provide that protection while simultaneously precluding the named executive officer from receiving benefits solely due to a change in control (a single trigger arrangement). After carefully considering the issue, the Compensation Committee amended the change in control plan, effective October 1, 2011, to eliminate for all covered executive officers other than the Chief Executive Officer tax gross-up amounts which otherwise would have been payable as a result of the application of Internal Revenue Code Section 280G to certain payments made under the change in control plan.

In addition to the benefits described above, the Company has entered into a Letter Agreement with Mr. Trudeau providing Mr. Trudeau with certain enhanced benefits, including severance benefits, upon the consummation of a strategic transaction such as the spin-off or sale of the Company’s Pharmaceuticals business. The Letter Agreement is described in more detail below under the heading “Potential Payments upon Termination—Letter Agreement with Mr. Trudeau.”

How We Determine Compensation

Compensation Committee Role and Input from Management

The Compensation Committee is responsible for the Company’s executive compensation strategies, structure, policies and programs and must specifically approve compensation actions relating to our executive officers. For each executive officer, other than our Chief Executive Officer, the Compensation Committee relies on input from our Chief Executive Officer and our Senior Vice President of Human Resources in setting the officer’s performance objectives, evaluating the actual performance of the officer against those objectives and making appropriate salary and incentive awards. The Chief Executive Officer and Senior Vice President of Human Resources participate in Compensation Committee meetings, at the request of the Compensation

2013 Proxy Statement	32

Committee, to provide background information and explanations supporting compensation recommendations, including the results of the annual performance evaluations that our Chief Executive Officer conducts on each named executive officer, as well as a TLR performance rating. Additionally, in light of Mr. Almeida’s relationship with Mr. Hanson, who is Mr. Almeida’s brother-in-law, the Compensation Committee determined that it would be appropriate to provide for additional oversight of this process. Mr. Hanson’s performance assessments are conducted by the Chief Financial Officer and the Senior Vice President of Human Resources. In addition, the Compensation Committee reviews and approves all compensation actions relating to Mr. Hanson.

The Compensation Committee conducts the annual performance evaluation of our Chief Executive Officer. Generally, the process begins with the Compensation Committee approving an evaluation form which is then completed by the Chief Executive Officer as a self-evaluation. This completed self-evaluation is submitted to the full Board of Directors for review along with a blank evaluation for completion by each Director. The Compensation Committee’s independent consultant compiles the results of the evaluations and prepares a summary for the Compensation Committee. The Compensation Committee reviews and discusses the results, after which the Chairman of the Compensation Committee leads a further discussion with the full Board of Directors. Following this extensive discussion with the full Board of Directors, the Lead Director provides feedback to the Chief Executive Officer. The Compensation Committee uses these evaluations and discussions in setting the Chief Executive Officer’s compensation.

In setting Mr. Almeida’s compensation for fiscal 2012, which is done at the beginning of fiscal 2012, the Committee employed an alternative process from the one described above. Mr. Almeida’s initial compensation as Chief Executive Officer was established by the Compensation Committee following consideration of, among other things, the compensation of Chief Executive Officers of peer companies, the compensation of the Company’s then President and Chief Executive Officer and the business experience of Mr. Almeida. Based on Company performance, as well as an assessment of Mr. Almeida’s value to the Company, a review of total direct compensation and a comparison to market data, the Compensation Committee set Mr. Almeida’s compensation for fiscal 2012; they determined that it was premature to conduct a formal performance evaluation based on Mr. Almeida’s service as Chief Executive Officer for one quarter of fiscal 2011. Following the completion of fiscal 2012, Mr. Almeida’s first full year as Chief Executive Officer, the Compensation Committee expects to continue the annual performance evaluation process described above in setting Mr. Almeida’s compensation.

Compensation Consultants

The Compensation Committee has the sole authority to retain, compensate and terminate any independent compensation consultants of its choosing. During fiscal 2012, Steven Hall & Partners served as the Compensation Committee’s independent compensation consultant. The Compensation Committee has assessed the independence of Steven Hall & Partners and determined that the compensation consultant is independent and that no conflicts of interest exist currently or existed during fiscal 2012. Steven Hall & Partners reports directly to the Compensation Committee and does not provide services to, or on behalf of, any other part of our business. Steven Hall typically provides the Compensation Committee with advice on compensation program design and best practices and, as noted below, produces the comparative information derived from the peer group and published survey data that the Compensation Committee reviews. Major services provided during fiscal 2012 by Steven Hall & Partners under its engagement with the Compensation Committee included: (1) preparing the market study described below; (2) reviewing the Company’s compensation peer group; (3) analyzing the Company’s share allocation and utilization as compared with 10 peer companies; (4) providing regulatory updates; (5) assisting the human resources department in preparing the tally sheets reporting total compensation for each executive officer; and (6) assisting in the Chief Executive Officer evaluation process. Steven Hall & Partners is the only compensation consultant who played a role in determining or recommending the amount or form of executive compensation for fiscal 2012.

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Peer Group Review and Market Data

When reviewing compensation programs for the named executive officers, the Compensation Committee considers the compensation practices of specific peer companies and reviews compensation data from general industry published surveys.

In selecting the peer group from among companies with annual revenues generally within the range of one-half to two times our annual revenues, the Compensation Committee considered various other factors relating to similarly-situated medical device and pharmaceutical companies, including net income and market capitalization. The Compensation Committee reviews this peer group on an on-going basis and modifies it as circumstances warrant. Based on its review in 2012, the Compensation Committee determined that the peer group utilized in setting compensation for 2011 remained appropriate for 2012, as it continues to represent our primary competitors for capital, executive talent and, in some cases, business within our industry. The following table sets forth the peer group approved by the Compensation Committee for purposes of setting 2012 compensation (except for Mr. Trudeau), along with fiscal 2011 financial information for each. The table also includes information regarding Covidien’s relative position in the peer group in each of the categories.

Company	Fiscal Year End	Revenue	Net Income	Market Capitalization at 3/30/2012
		(dollars in millions)
Baxter International Inc.	12/11	$13,893	$2,224	$33,257
Becton, Dickinson & Company	9/11	7,829	1,271	16,315
Boston Scientific Corporation	12/11	7,622	441	8,679
Bristol-Myers Squibb Company	12/11	21,244	3,709	56,974
Eli Lilly & Company	12/11	24,287	4,348	46,724
Medtronic, Inc.	4/11	15,933	3,096	40,781
St. Jude Medical, Inc.	12/11	5,612	826	14,200
Stryker Corporation	12/11	8,307	1,345	21,153
Thermo Fisher Scientific, Inc.	12/11	11,726	1,330	20,627
Zimmer Holdings, Inc.	12/11	4,452	761	11,450

Covidien plc	9/11	11,574	1,868	26,429
Rank		6 of 11	5 of 11	5 of 11
Percentile		55	62	60

As noted above, the Compensation Committee also reviews a market study prepared by its independent compensation consultant (the results of which we refer to throughout this CD&A as the “market data”). The market data compiled by the Compensation Committee’s independent compensation consultant included information regarding base salary, annual cash incentive awards and the value of equity awards. The study included data derived from a number of sources, including the proxy statements of the Company’s peer group companies, a Towers Watson 2010/2011 Survey Report on Top Management Compensation, a 2011 Radford Global Technology Survey, the 2011 Towers Watson US General Industry Executive Database, the Hewitt 2011 General Industry/Retail Total Compensation Measurement, the 2011 US Mercer Benchmark Database—Executive and, for companies with revenue of approximately $12 billion, general industry data as well as data for the medical instruments, pharmaceuticals and bio-technology industries where available and as appropriate. The Compensation Committee did not strictly tie target compensation for our named executive officers to any one

2013 Proxy Statement	34

type of peer group data, but instead considered all of these sources in determining the appropriate level of compensation for our executives. Data drawn from our peer group proxy statements was given greater consideration for the chief executive officer and chief financial officer positions than for group head positions.

Use of Tally Sheets

In setting compensation for each named executive officer, in addition to reviewing market data, the Compensation Committee reviews each named executive officer’s total annual compensation from the previous four years. The Compensation Committee uses individual tally sheets prepared by our human resources department and the Compensation Committee’s compensation consultant as a presentation format to facilitate this review. The tally sheets identify the value of each pay element, including base salary, annual incentive bonus, sign-on bonus or other cash payments, long-term incentives, grant date value of equity awards and retirement benefits. The tally sheets also reflect current share ownership and equity awards held as well the value of termination and change-in-control payments under various potential termination and change-in-control scenarios. Reviewing the tally sheets helps the Compensation Committee to balance the various elements of compensation so that no one element is weighted too heavily and so that there is an appropriate mix between fixed and variable compensation and between short- and long-term compensation, consistent with our belief that our executive compensation program should not encourage excessive or unnecessary risk-taking.

Talent and Leadership Review

The Company utilizes a Talent and Leadership Review, or TLR, process to manage its talent and organizational capability with the goal of maximizing organizational excellence and business success. TLR assists the Company in understanding its leadership strengths and gaps, helps identify key and emerging talent and provides insight into current organizational capability versus strategic goals and objectives. As part of the TLR process, the Chief Executive Officer in conjunction with the Senior Vice President of Human Resources assigns to each executive officer a rating on two discrete dimensions: leadership behaviors and results. Three possible ratings can be assigned in each of these two dimensions: exceptional, effective, and not yet effective. While the TLR process is intended to assist in evaluating the needs of the Company from a human resources perspective, these performance ratings are also considered by the Chief Executive Officer in formulating compensation recommendations to the Compensation Committee. These performance ratings impacted both base salary decisions as well as decisions regarding the value of long-term incentive compensation awards.

Other Compensation Policies and Arrangements

Executive Compensation Recoupment Policy

Accountability is one of our core values. To encourage our senior executives to take responsibility and affirm the Company’s commitment to integrity and the highest standards of ethical conduct, to reinforce these values through our compensation program, and to support good governance practices, we maintain an Executive Compensation Recoupment Policy (the “Recoupment Policy”). The Recoupment Policy requires that the Company recoup, or “claw-back”, portions of incentive compensation paid to our executive officers if there is a restatement of the Company’s financial statements due to the material noncompliance by the Company with financial reporting requirements under applicable securities laws or regulations and the amount of incentive compensation that was awarded to an executive officer during the three (3) fiscal years immediately preceding the date of the restatement (or such other period as may be required under applicable securities laws or regulations) is higher than the amount of incentive compensation that would have been awarded to the executive officer had the financial results subject to the restatement been properly reported. For this purpose, incentive compensation includes any compensation determined to be incentive compensation pursuant to regulations to be issued by the SEC.

In addition, our equity awards are subject to a claw-back provision, pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options or vesting of other equity awards during the 12-month period that occurs immediately prior to the officer’s involuntary termination for cause.

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Executive Officer Share Retention and Ownership Guidelines

The Compensation Committee has determined that it is in the best interests of the Company for all named executive officers to have meaningful share ownership positions in Covidien in order to reinforce the alignment of management and shareholder interests. Accordingly, the Compensation Committee adopted share retention and ownership guidelines for named executive officers. Under these guidelines, named executive officers are expected to hold company equity with a value expressed as a multiple of base salary as follows:

Chief Executive Officer	5 times base salary
Other Named Executive Officers	3 times base salary

In determining an executive’s ownership, shares held directly as well as shares underlying restricted units subject to time-based vesting and their accompanying dividend equivalent units are included. Shares underlying unexercised stock options and unvested performance units and their accompanying dividend equivalent units are not included in the calculation. Executives are required to achieve the requisite ownership position within five years of first becoming subject to the share ownership guidelines. Messrs. Almeida and Dockendorff have each achieved shareholdings in excess of the applicable multiple set forth above. Messrs. Trudeau, Hanson and Wehrly, each of whom has become a named executive officer within the past year (Trudeau and Wehrly) or two (Hanson) are well on their way to satisfying the target holdings within the five year phase-in period. The Company’s Insider Trading Policy prohibits employees, including named executive officers, from engaging in transactions in puts, calls, cashless collars, options or similar rights and obligations involving Covidien securities, other than the exercise of a Company-issued stock option.

Deductibility of Executive Compensation

Internal Revenue Code Section 162(m) limits to $1 million the tax deduction available to public companies for annual compensation that is paid to covered employees (generally, the named executive officers other than the Chief Financial Officer), unless the compensation qualifies as performance-based or is otherwise exempt from Code Section 162(m). In evaluating compensation programs applicable to our named executive officers (including the 2007 Stock and Incentive Plan, under which our named executive officers receive annual incentive bonuses and equity awards), the Compensation Committee considers the potential impact on the Company of Code Section 162(m). The Compensation Committee generally intends to structure the Company’s executive compensation in a manner designed to qualify for deductibility under Code Section 162(m) when consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to named executive officers.

Compensation Committee Report on Executive Compensation

The Compensation Committee is responsible for the oversight of the Company’s compensation programs on behalf of the Board of Directors. In fulfilling these responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2012, and Proxy Statement for the 2013 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

Compensation and Human Resources Committee

Timothy M. Donahue, Chairman

John M. Connors, Jr.

Dennis H. Reilley

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Executive Compensation Tables

Summary Compensation

The information included in the Summary Compensation Table below reflects compensation of our named executive officers for the fiscal year ended September 28, 2012 (“fiscal 2012”) and, where applicable, the fiscal years ended September 30, 2011 and September 24, 2010. The “named executive officers” are our Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers in fiscal 2012. For a more complete understanding of the table, please read the narrative following the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)		All Other Compensation ($)	Total ($)
(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)		(I)	(J)

José E. Almeida Chairman, President and Chief Executive Officer	2012 2011 2010	$1,154,808 $846,795 $732,885	—	$4,549,997 $5,224,971 $1,652,014	$2,699,141 $2,081,345 $1,507,744	$1,682,517 $1,125,587 $910,440	— $402 $3	(3)	$193,265 $128,666 $72,579	$10,279,728 $9,407,766 $4,875,665

Charles J. Dockendorff Executive Vice President and Chief Financial Officer	2012 2011 2010	$764,204 $734,800 $704,746	—	$1,747,191 $1,416,002 $1,357,019	$1,036,456 $1,255,281 $1,238,493	$722,981 $906,004 $849,541	$38,716 $68,419 $55,348		$115,745 $109,441 $94,639	$4,425,293 $4,489,947 $4,299,786

Bryan C. Hanson(1) Group President, Surgical Solutions	2012 2011	$535,200 $467,330	—	$1,223,049 $1,010,069	$725,547 $541,137	$355,965 $626,578	—(3) $2,949		$529,980 $61,617	$3,369,741 $2,709,680

Peter L. Wehrly(2) Group President, Vascular Therapies, Respiratory & Monitoring Solutions and Developed Markets	2012	$536,546	—	$1,019,202	$604,623	$650,127	—		$151,828	$2,962,326

Mark C. Trudeau(2) President, Pharmaceuticals	2012	$420,000	$225,000	$945,965	$623,096	$507,252	—		$207,981	$2,929,294

(1)	Mr. Hanson was not a named executive officer for fiscal 2010.

(2)	Neither Mr. Wehrly nor Mr. Trudeau was a named executive officer for fiscal 2010 or fiscal 2011.

(3)	The present value of the accumulated benefit decreased for Messrs. Almeida and Hanson. See “Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)” note below for more information.

Bonus (Column D) This column reflects a one-time sign-on bonus paid to Mr. Trudeau in connection with his commencement of employment with the Company on February 1, 2012.

Stock Awards (Column E) and Option Awards (Column F) These columns represent the aggregate grant date fair value, computed in accordance with Accounting Standards Codification 718 (“ASC 718”), of restricted unit, performance unit and stock option awards issued to each of our named executive officers during the 2010, 2011 and 2012 fiscal years, as applicable. Further information regarding the 2012 awards is included in the Fiscal 2012 Grants of Plan-Based Awards Table, the Outstanding Equity Awards at 2012 Fiscal Year-End Table and the Compensation Discussion and Analysis (“CD&A”), beginning on page 18.

37	2013 Proxy Statement

In the case of performance unit awards issued to all named executive officers as part of our 2012 annual equity award, the grant date fair value is based on the probable outcome of the market-based performance conditions, calculated based on the application of a Monte Carlo simulation model. The actual amounts which vest are determined at the end of the three-year performance cycle and are based on total shareholder return for the Company as compared to total shareholder return of companies comprising a healthcare industry index. Depending upon whether or to what extent the performance conditions are met, twice as many performance units may vest, or none may vest at all. Amounts in these columns do not correspond to the actual value that may be recognized by the named executive officers, which may be higher or lower based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting. For additional information relating to assumptions made in the valuation for current year awards reflected in these columns, see Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2012.

Non-Equity Incentive Plan Compensation (Column G) The amounts reported in Column G represent annual incentive cash awards paid to the named executive officers under our 2012 Annual Incentive Plan. For information regarding the calculation of these awards, see the CD&A, beginning on page 18.

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column H)

The amount reported in Column H for Mr. Dockendorff is attributable to the increase in the actuarial present value of his accumulated benefit under the frozen Kendall Pension Plan at September 28, 2012, as compared to September 30, 2011. The present value of the accumulated benefit decreased $5 for Mr. Almeida and decreased $149 for Mr. Hanson because of changes in assumptions regarding the interest crediting rate and discount rate. These changes in assumptions did not result in a decrease in Mr. Dockendorff’s benefit because he is within two years of the unreduced retirement age (60). Messrs. Wehrly and Trudeau are not eligible to participate in the Kendall Pension Plan because it was frozen before each commenced employment with the Company. For more information, see the 2012 Pension Benefits Table and related narrative.

Amounts in Column H also include above-market earnings on amounts credited to the Supplemental Savings Plan for Mr. Dockendorff. All investments offered under the Supplemental Savings Plan mirror investments offered under the Retirement Savings Plan (our 401(k) plan), except that the Supplemental Savings Plan includes an additional investment alternative, the Enhanced Moody’s Rate, which is available to eligible employees, including Mr. Dockendorff. During fiscal 2012, the Enhanced Moody’s Rate produced above-market earnings of $34,521 for Mr. Dockendorff. For more information, see the Fiscal 2012 Non-Qualified Deferred Compensation Table and related narrative.

All Other Compensation (Column I) The amounts reported in Column I represent the aggregate dollar amount for each named executive officer for Company contributions to the Retirement Savings Plan, Company credits to the Supplemental Savings Plan, personal benefits, insurance premiums, relocation benefits and tax reimbursements attributable to relocation benefits. The following table shows the specific amounts included in Column I of the Summary Compensation Table for fiscal 2012. For a more complete understanding of the table, please read the related narrative.

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ALL OTHER COMPENSATION

Name and Principal Position	Company Contributions to Retirement Savings Plan	Company Credits to Supplemental Savings Plan	Perquisites and Other Personal Benefits	Relocation Benefits	Tax Reimbursements on Relocation Benefits	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)

José E. Almeida Chairman, President and Chief Executive Officer	$14,821	$118,217	$60,227	—	—	$193,265

Charles J. Dockendorff Executive Vice President and Chief Financial Officer	$17,500	$98,245	—	—	—	$115,745

Bryan C. Hanson Group President, Surgical Solutions	$14,835	$54,291	—	$317,457	$143,397	$529,980

Peter L. Wehrly Group President, Vascular Therapies, Respiratory & Monitoring Solutions and Developed Markets	$14,856	$28,796	—	$70,725	$37,451	$151,828

Mark C. Trudeau President, Pharmaceuticals	$7,500	$2,975	—	$163,850	$33,656	$207,981

Perquisites & Other Personal Benefits (Column D)

Mr. Almeida. The amount in Column D includes the following: $2,350 for an annual physical under the Company’s executive physical program; $17,123 for insurance premiums paid by the Company for supplemental long-term disability insurance; and $40,754 attributable to personal use of Company aircraft. The value of flights on corporate aircraft is based on the total variable incremental cost incurred by the Company in providing such flights, calculated on an annualized per hour basis. The variable costs associated with such flights include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing and parking fees and other variable costs. As Company-owned aircraft are used predominantly for business purposes, we have not included fixed costs, such as pilots’ salaries, insurance and standard maintenance, which do not change based on usage. Mr. Almeida was taxed on the imputed income attributable to his personal use of Company aircraft and the value of insurance premiums paid by the Company during fiscal 2012 and the Company did not provide him with any tax assistance, i.e., no gross-ups, with respect to that income.

Grants of Plan-Based Awards

The following table provides information concerning the annual incentive cash awards and equity incentive awards granted to each of our named executive officers in fiscal 2012.

•	“AIP” is the annual incentive cash award payable pursuant to our 2012 Annual Incentive Plan.

•	“PSUs” are restricted unit awards subject to performance-based vesting, which we refer to as performance units.

•	“RSUs” are restricted unit awards subject to time-based vesting.

•	“Options” are nonqualified stock options subject to time-based vesting.

For a more complete understanding of the table, please read the related narrative.

39	2013 Proxy Statement

FISCAL 2012 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date of Committee Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(A)	(B)		(C)	(D)	(E)	(F)	(G)	(H)	(I)	(J)	(K)	(L)
José E. Almeida
AIP			$763,750	$1,527,500	$3,055,000
PSUs	12/1/2011	11/16/2011				26,911	53,821	107,642				$3,299,981
RSUs	12/1/2011	11/16/2011							26,911			$1,250,016
Options	12/1/2011	11/16/2011								244,860	$46.45	$2,699,141
Charles J. Dockendorff
AIP			$328,185	$656,370	$1,312,740
PSUs	12/1/2011	11/16/2011				10,334	20,667	41,334				$1,267,176
RSUs	12/1/2011	11/16/2011							10,334			$480,014
Options	12/1/2011	11/16/2011								94,025	$46.45	$1,036,456
Bryan C. Hanson
AIP			$216,320	$432,640	$865,280
PSUs	12/1/2011	11/16/2011				7,234	14,467	28,934				$887,030
RSUs	12/1/2011	11/16/2011							7,234			$336,019
Options	12/1/2011	11/16/2011								65,820	$46.45	$725,547
Peter L. Wehrly
AIP			$216,320	$432,640	$865,280
PSUs	12/1/2011	11/16/2011				6,028	12,056	24,112				$739,202
RSUs	12/1/2011	11/16/2011							6,028			$280,001
Options	12/1/2011	11/16/2011								54,850	$46.45	$604,623
Mark C.Trudeau
AIP			$260,000	$520,000	$1,040,000
PSUs
RSUs	2/1/2012	11/28/2011							18,115			$945,965
Options	2/1/2012	11/28/2011								51,900	$52.22	$623,096

Non-Equity Incentive Plan Awards (Columns C through E) The amounts reported in Columns C through E reflect threshold, target and maximum award amounts for fiscal 2012 pursuant to the 2012 Annual Incentive Plan, which is an element of our 2007 Stock and Incentive Plan. The actual amounts earned by each named executive officer pursuant to such awards are set forth in Column G of the Summary Compensation Table.

Equity Incentive Plan Awards (Columns F through H) The amounts reported in Columns F through H reflect threshold, target and maximum award amounts for the FY12-FY14 performance cycle pursuant to performance unit awards issued as part of our fiscal 2012 annual equity awards. The actual amounts, if any, earned by each named executive officer pursuant to such awards are determined by the Compensation Committee at the end of the three-year performance cycle and are based upon total shareholder return for the Company as compared to the total shareholder return of companies comprising a healthcare industry index (i.e., relative total shareholder return). Threshold, target and maximum award amounts are payable upon achievement of relative total shareholder return in the 25th, 50th and 75th percentile, respectively. Dividend equivalent units will be credited on performance unit awards only if, and to the extent that, dividends are payable on ordinary shares, and will vest only if the applicable performance criteria are satisfied. For more information regarding performance unit awards, see the CD&A beginning on page 18.

Stock Awards and Option Awards (Columns I and J) The amounts reported in Column I and Column J reflect the number of shares underlying restricted unit awards and stock option awards, respectively, that were granted as part of our fiscal 2012 annual equity awards and which vest one-quarter annually beginning on the first anniversary of the grant date. Dividend equivalent units will be credited on restricted unit awards only if, and to the extent that, dividends are payable on ordinary shares, and will vest according to the same schedule as the underlying restricted units.

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Grant Date Fair Value (Column L) In the case of performance unit awards issued as part of our 2012 annual equity awards, the grant date fair value is based on the probable outcome of the market-based performance conditions, calculated based on the application of a Monte Carlo simulation model. Depending upon whether or to what extent the respective performance conditions are met, the number of shares for which the performance units are settled may range from zero to 200%.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding stock option awards and unvested restricted unit and performance unit awards held by each named executive officer as of September 28, 2012. Restricted unit and performance unit awards listed in the table include dividend equivalent units credited on such awards. Dividend equivalent units vest according to the same schedule as the underlying restricted unit award and, in the case of performance unit awards, if the applicable performance criteria are satisfied. For a more complete understanding of the table, please read the footnotes that follow the table. Unless otherwise specified, the market value of outstanding stock awards in the table is calculated by multiplying the number of unvested restricted or performance units by $59.42, the closing price of our stock on September 28, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(A)	(B)	(C)		(E)	(F)	(G)		(H)	(I)		(J)

José E. Almeida	33,554	0		$38.6485	11/20/2016	5,854	(8)	$347,845	30,800	(16)	$1,852,928
	161,500	0		$43.0878	07/01/2017	7,699	(9)	$457,475	37,158	(17)	$2,207,928
	113,595	37,865	(1)	$34.1500	11/30/2018	13,934	(10)	$827,958	108,976	(18)	$6,475,354
	59,777	59,778	(2)	$47.6000	11/30/2019	56,527	(11)	$3,358,834
	39,062	117,188	(3)	$42.9400	11/30/2020	5,596	(12)	$332,514
	7,903	23,712	(4)	$54.2200	06/30/2021	27,244	(13)	$1,618,838
	0	244,860	(5)	$46.4500	11/30/2021

Charles J. Dockendorff	32,457	0		$35.4533	03/25/2014	4,488	(8)	$266,677	25,300	(16)	$1,522,048
	32,457	0		$45.6575	03/09/2015	6,325	(9)	$375,832	28,768	(17)	$1,709,395
	25,009	0		$36.9903	11/21/2015	10,788	(10)	$641,023	41,846	(18)	$2,486,489
	47,039	0		$38.6485	11/20/2016	10,462	(13)	$621,652
	164,900	0		$43.0878	07/01/2017
	87,090	29,030	(1)	$34.1500	11/30/2018
	49,102	49,103	(2)	$47.6000	11/30/2019
	30,242	90,728	(3)	$42.9400	11/30/2020
	0	94,025	(5)	$46.4500	11/30/2021

Bryan C. Hanson	0	8,835	(1)	$34.1500	11/30/2018	1,365	(8)	$81,108	7,698	(16)	$463,112
	0	14,945	(2)	$47.6000	11/30/2019	1,924	(9)	$114,324	9,228	(17)	$548,328
	0	29,108	(3)	$42.9400	11/30/2020	3,461	(10)	$205,653	29,292	(18)	$1,740,531
	2,636	7,909	(4)	$54.2200	06/30/2021	1,866	(12)	$110,878	20,314	(19)	$1,207,058
	0	65,820	(5)	$46.4500	11/30/2021	7,323	(13)	$435,133

Peter L. Wehrly	12,067	4,023	(6)	$32.3600	04/30/2019	1,240	(14)	$73,681	5,720	(16)	$344,115
	11,102	11,103	(2)	$47.6000	11/30/2019	1,429	(9)	$84,911	7,190	(17)	$427,230
	7,560	22,680	(3)	$42.9400	11/30/2020	2,696	(10)	$160,196	24,410	(18)	$1,450,442
	3,181	9,544	(4)	$54.2200	06/30/2021	2,252	(12)	$133,814	22,438	(19)	$1,333,266
	0	54,850	(5)	$46.4500	11/30/2021	6,102	(13)	$362,581

Mark C. Trudeau	0	51,900	(7)	$52.2200	01/31/2022	18,261	(15)	$1,085,069	—		—

41	2013 Proxy Statement

Footnotes

Unless otherwise specified, stock option and restricted unit awards vest one-quarter annually, beginning on the first anniversary of the grant date.

(1)	Represents stock options granted on December 1, 2008.

(2)	Represents stock options granted on December 1, 2009.

(3)	Represents stock options granted on December 1, 2010.

(4)	Represents stock options granted on July 1, 2011 to Messrs. Almeida, Hanson and Wehrly in connection with their respective promotions.

(5)	Represents stock options granted on December 1, 2011.

(6)	Represents stock options granted on May 1, 2009 to Mr. Wehrly in connection with his commencement of employment with the Company.

(7)	Represents stock options granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with the Company.

(8)	Represents restricted units granted on December 1, 2008.

(9)	Represents restricted units granted on December 1, 2009.

(10)	Represents restricted units granted on December 1, 2010.

(11)	Represents restricted units granted on July 1, 2011 to Mr. Almeida in connection with his promotion which vest in full on the third anniversary of the grant date.

(12)	Represents restricted units granted on July 1, 2011 to Messrs. Almeida, Hanson and Wehrly in connection with their respective promotions.

(13)	Represents restricted units granted on December 1, 2011.

(14)	Represents restricted units granted on May 1, 2009 to Mr. Wehrly in connection with his commencement of employment with the Company.

(15)

Represents restricted units granted on February 1, 2012 to Mr. Trudeau in connection with his commencement of employment with the Company; 6,756 of which vest one-third annually, beginning on the first anniversary of the grant date and 11,505 of which vest one-quarter annually, beginning on the first anniversary of the grant date.

(16)

Represents performance units granted on December 1, 2009 that vested on October 4, 2012, shortly after the end of the FY10-FY12 performance cycle. The amounts reported in Column I and J are based on actual achievement, which was two hundred percent (200%) of target, and are valued by using the closing price of our stock on the vesting date, which was $60.16.

(17)

Represents performance units granted on December 1, 2010 that vest at the end of the FY11-FY13 performance cycle if the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum performance through the end of fiscal 2012.

(18)

Represents performance share units granted on December 1, 2011 that vest at the end of the FY12-FY14 performance cycle if the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum performance through the end of fiscal 2012.

(19)

Represents performance share units granted on December 1, 2010 as part of the Asia Growth Initiative that vest at the end of the FY11-FY13 performance cycle if the applicable performance criteria have been satisfied. The amounts reported in this column are based on achievement of maximum performance, based upon above-target performance through the end of fiscal 2012.

Option Exercises and Stock Vested

The following table provides information regarding the number of Company stock options that were exercised by named executive officers during fiscal 2012 and the value realized from the exercise of such awards. The table also provides information regarding the vesting of restricted unit and performance unit awards during fiscal 2012.

2013 Proxy Statement	42

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(A)	(B)	(C)	(D)	(E)
José E. Almeida	40,794	$575,758	37,667	$1,712,322
Charles J. Dockendorff	0	$0	27,696	$1,247,831
Bryan C. Hanson	34,010	$479,773	9,106	$415,585
Peter L. Wehrly	0	$0	3,567	$182,358
Mark C. Trudeau	0	$0	0	$0

Pension Benefits

Messrs. Almeida, Dockendorff and Hanson participate in the Kendall Pension Plan, which was frozen with respect to all future benefit accruals (except interest crediting on the cash balance benefit) as of July 1, 1995. The Pension Plan has two components:

•	a final average pay benefit, which was frozen as of May 31, 1990; and

•	a cash balance benefit.

Mr. Dockendorff is entitled to benefits payable pursuant to both components, while Messrs. Almeida and Hanson are entitled only to the cash balance benefit.

Participants retiring on their normal retirement date (age 65) are entitled to a monthly pension calculated as the sum of:

•	the benefit accrued under the provisions of the plan as in effect on June 1, 1990, including the value of the benefit derived from employee contributions; and

•	with respect to accruals on or after June 1, 1990, the actuarial equivalent of the participant’s current account.

The current account is credited with interest at the one-year Treasury bill rate in effect on January 1st for each calendar year and service credits as follows:

Tier	Years of Benefit Service	Percent of Compensation
I	0-2	4.75%
II	3-9	5.25%
III	10-14	6.00%
IV	15-19	7.00%
V	20+	7.50%

Participants desiring to retire before normal retirement age may do so after attaining age 55 and completing five years of continuous service. If a participant chooses to retire before normal retirement age, the applicable accrued benefit as of June 1, 1990 will be reduced by 0.33% per month for each month commencement precedes age 60. Mr. Dockendorff is currently eligible for retirement.

The following table provides information with respect to these pension benefits. For a more complete understanding of the table, please read the footnotes that follow the table.

43	2013 Proxy Statement

2012 PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service[1] (#)	Present Value of Accumulated Benefit[2] ($)	Payments During Last Fiscal Year ($)
(A)	(B)	(C)	(D)	(E)

José E. Almeida	Kendall Pension Plan(4)	0.2	$1,729	—

Charles J. Dockendorff	Kendall Pension Plan(3) Kendall Pension Plan(4)	0.7 5.1	$14,010 $59,124	— —

Bryan C. Hanson	Kendall Pension Plan(4)	2.7	$8,717	—

Peter L. Wehrly	—	—	—	—

Mark C. Trudeau	—	—	—	—

Footnotes

(1)	The number of years of service credited under the Kendall Pension Plan for the named executive officers is less than the number of actual years of service because the years of credited service were frozen as of July 1, 1995.

(2)	All assumptions are as detailed in accordance with the Accounting Standards Codification 715 (formerly referred to as SFAS 87) actuarial reports for the fiscal year ending September 28, 2012, with the exception of the following: (a) retirement age is the earliest age at which unreduced payment of all benefits can be received; and (b) no pre-retirement mortality, disability or termination is assumed. The amounts are calculated as being payable at age 60, the earliest retirement age at which an unreduced benefit is payable.

(3)	Represents benefit payable under the final average pay component.

(4)	Represents benefit payable under the cash balance component.

Non-Qualified Deferred Compensation

The following table provides information with respect to fiscal 2012 non-qualified deferred compensation for each named executive officer. For more information regarding information contained in the table and the material terms of our non-qualified deferred compensation plan, please read the related narrative and footnotes that follow the table.

FISCAL 2012 NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(A)	(B)	(C)	(D)	(E)	(F)

José E. Almeida	$653,757	$118,217	$65,267	—	$2,584,254

Charles J. Dockendorff	$0	$98,245	$969,257	—	$13,921,298

Bryan C. Hanson	$257,789	$54,291	$213,853	—	$1,376,764

Peter L. Wehrly	$0	$28,796	$11,877	—	$90,074

Mark C. Trudeau	$59,500	$2,975	$2,275	—	$64,750

2013 Proxy Statement	44

Executive Contributions in Last Fiscal Year (Column B) Of the amounts reported in this column, the following amounts reflect deferrals from fiscal 2012 base salary that also are reported in Column C (Salary) of the Summary Compensation Table for fiscal 2012: Mr. Almeida, $203,522; Mr. Hanson, $163,803; and Mr. Trudeau, $59,500. The remaining amounts in this column for Messrs. Almeida and Hanson relate to the deferral of 2011 Annual Incentive Plan bonus payments paid in fiscal 2012, which payments are also included in Column G (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table for fiscal 2011, the year in which they were earned.

Registrant Contributions in Last Fiscal Year (Column C) The amounts reported in Column C are included in Column I of the Summary Compensation Table for fiscal 2012.

Aggregate Earnings in Last Fiscal Year (Column D) The amounts reported in Column D include earnings credited to the named executive officer’s account in the Supplemental Savings Plan. Earnings on amounts credited to the Supplemental Savings Plan are determined by investment selections made by each named executive officer in investment alternatives that generally mirror investment choices offered under the Retirement Savings Plan (our 401(k) plan). With respect to amounts credited to a predecessor plan, eligible employees, including Mr. Dockendorff, are entitled to select the Enhanced Moody’s Rate as an investment alternative for amounts that were credited to such plan on their behalf prior to our assumption of the plan. The Enhanced Moody’s Rate is published in Moody’s Bond Record (or www.moodys.com) under the heading “Moody’s Long-Term Corporate Bond Yield Average” and is equal to the average corporate bond yield (based on seasoned bonds with remaining maturities of at least 20 years) published as of the fiscal year-end of the Company preceding the plan year for which the rate is to be used. During the 2012 fiscal year, the Enhanced Moody’s Rate was 4.635%, which exceeded 120% of the applicable federal long-term rate with compounding by 0.3075 percentage points. The excess attributable to this higher rate of return is also reported in Column H (Change in Pension Value and Non-Qualified Deferred Compensation Earnings) of the Summary Compensation Table for Mr. Dockendorff as above-market earnings for fiscal 2012 and is quantified in the related narrative.

Aggregate Balance at Last Fiscal Year End (Column F) The amounts reported in Column F include the following amounts reported in the Company’s Summary Compensation Tables for previous fiscal years: Mr. Almeida, $1,226,568; Mr. Dockendorff, $452,265; and Mr. Hanson $275,870.

Supplemental Savings Plan. Under the Supplemental Savings Plan, participants, including named executive officers, may defer up to 50% of their base salary and 100% of their annual bonus. We provide matching credits based on the participant’s deferred base salary and bonus at the same rate such participant is eligible to receive matching contributions under the Retirement Savings Plan and Company credits on any cash compensation (i.e., base and bonus) that the participant earns during a calendar year in excess of applicable IRS limits ($245,000 for 2011 and $250,000 for 2012). Participants are fully vested in matching and Company credits (including earnings on such credits) upon completion of two years of service. The Supplemental Savings Plan is a non-qualified deferred compensation plan that is maintained as an unfunded “top-hat” plan and is designed to comply with Internal Revenue Code Section 409A. Amounts credited to the Supplemental Savings Plan as participant deferrals or Company credits may also be credited with earnings (or losses) based upon investment selections made by each participant from investments that generally mirror investments offered under the Retirement Savings Plan. Participants may elect whether they will receive a distribution of their Supplemental Savings Plan account balances upon termination of employment or at a specified date. Distributions can be made in a lump sum or in up to 15 annual installments.

Under the Retirement Savings Plan, the Company makes an automatic contribution of three percent (3%) of an employee’s eligible pay, irrespective of whether the employee contributes to such plan. Additionally, we match fifty cents ($0.50) for every one dollar ($1.00) employees contribute, up to the first six percent (6%) of eligible pay. Employees who were credited with more than 20 years of service as of December 31, 2009 are “grandfathered” for a five (5) year period (i.e., until December 31, 2014) and continue to receive matching contributions in accordance with the formula in place on December 31, 2009. Mr. Dockendorff had more than 20

45	2013 Proxy Statement

years of service as of December 31, 2009 and is a “grandfathered” participant. Accordingly, we will continue to match, through December 31, 2014, seven dollars ($7.00) for every one dollar ($1.00) that Mr. Dockendorff contributes, up to the first five percent (5%) of eligible pay.

Potential Payments upon Termination

Severance Plan. For all of the named executive officers, severance benefits are payable pursuant to the Covidien Severance Plan for U.S. Officers and Executives. Under the Severance Plan, benefits are payable to eligible executives, including named executive officers, upon an involuntary termination of employment for any reason other than cause, permanent disability or death. Post-termination benefits consist of:

•	continuation of base salary for a period of 18 months (24 months for the Chief Executive Officer);

•

payment of 1.5 times the average of the executive’s bonus for the previous three fiscal years, paid over a period of 18 months (two times the average of the previous three fiscal year bonuses, paid over a period of 24 months for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 18 months (24 months for the Chief Executive Officer);

•	12 months accelerated vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable award agreement);

•	outplacement services, in our discretion, for up to 12 months; and

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates.

Upon a termination of employment other than for cause, including an involuntary termination of employment where the executive becomes eligible for severance benefits, executives, including named executive officers, forfeit all unvested restricted unit and performance unit awards and any stock options which do not vest within 12 months after the executive’s employment termination date.

Change in Control Plan. For all named executive officers, change in control severance benefits are payable pursuant to the Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives. Under the Change in Control Plan, benefits are payable to eligible executives, including named executive officers, only if the plan’s double trigger requirements are satisfied, meaning that, in order to receive any of the following benefits, the executive must experience an involuntary termination of employment or good reason resignation during a period that begins 60 days before and ends 2 years after a change in control. Post-termination benefits consist of:

•

a single lump sum payment equal to 24 months of the executive’s base salary (36 months for the Chief Executive Officer, provided that the total base salary paid does not exceed 2.99 times his base salary);

•

a single lump sum payment equal to two times the average of the executive’s bonus for the previous three fiscal years (2.99 times the average of the previous three fiscal year bonuses for the Chief Executive Officer);

•	continuation of health and dental benefits at active employee rates for a period of up to 24 months (36 months for the Chief Executive Officer);

•	full vesting of unvested stock options;

•	12 months to exercise vested stock options (unless a longer period is provided in the applicable option agreement);

2013 Proxy Statement	46

•	full vesting of unvested restricted unit awards which are subject solely to time-based vesting;

•

full vesting of unvested performance unit awards if, and to the extent that, the Compensation Committee determines that the applicable performance criteria have been or will be attained or would have been attained during the 24-month period after the executive’s employment terminates (36-month period for the Chief Executive Officer);

•	outplacement services, in our discretion, for up to 12 months;

•	payment of a pro-rata portion of the executive’s annual incentive cash award for the fiscal year during which such executive’s employment terminates; and

•

for the Chief Executive Officer only, payment of a tax gross-up amount in the event that change in control payments to him exceed the applicable base amount (determined under Code Section 280G) by more than fifty thousand dollars ($50,000). For purposes of the Potential Payments Upon Termination Table, after applying the assumptions set forth below with respect to payments upon an assumed change in control termination, the Chief Executive Officer would not have been entitled to a tax gross-up payment. As discussed in the CD&A, effective October 1, 2011, the Company amended the change in control plan to eliminate tax gross-ups for all executive officers other than the Chief Executive Officer.

The payment of benefits under our Severance Plan and our Change in Control Plan is conditioned upon the executive executing a general release in favor of the Company and is subject to the terms of the Non-Competition, Non-Solicitation, and Confidentiality Agreement by and between the executive and the Company, under which the executive agreed not to disclose confidential Company information at any time and not to compete with the Company nor solicit our employees or customers, for a period of one year following termination of employment. We may cancel benefits that are payable or seek to recover benefits previously paid if the executive does not comply with these provisions or violates the release of claims. Payments may be delayed until six months after termination of employment if necessary to comply with Internal Revenue Code Section 409A.

Upon a termination of employment for cause, executives, including named executive officers, are not eligible for severance benefits under our Severance Plan or our Change in Control Plan and forfeit all unvested stock options, restricted unit and performance unit awards. In addition, the stock option, restricted unit and performance unit awards include a “claw-back” feature pursuant to which we may recover the amount of any profit the named executive officer realized upon the exercise of options, or the vesting of any restricted unit or performance unit award, during the 12-month period that occurs immediately prior to the executive officer’s involuntary termination of employment for cause. For purposes of our Severance Plan and our Change in Control Plan, as well as the “claw-back” feature discussed in the preceding sentence, “cause” means substantial failure or refusal of the named executive officer to perform the duties and responsibilities of his job as required by the Company, violation of any fiduciary duty owed to the Company, conviction of a felony or misdemeanor, dishonesty, theft, violation of Company rules or policy, including a violation of our Guide to Business Conduct, or other egregious conduct that has or could have a serious and detrimental impact on the Company and its employees.

Other Termination Benefits. The terms of our annual incentive plan and equity plan provide for certain benefits upon a named executive officer’s termination of employment due to death, disability or retirement. For this purpose, normal retirement occurs where an executive officer terminates employment after attaining age 60 and the sum of the executive’s age and years of service equals at least 70 and early retirement occurs where an executive officer terminates employment after attaining age 55 and the sum of the executive’s age plus years of service equals at least 60. Under the annual incentive plan, named executive officers are eligible to receive a pro-rated annual incentive cash award based on the number of days that the executive officer was employed by the Company during the fiscal year upon death, disability or normal or early retirement. Under the equity plan, named executive officers are eligible to receive full vesting of stock options, restricted units and performance

47	2013 Proxy Statement

units upon death, disability or normal retirement and pro-rated vesting of such awards upon early retirement, based on the number of whole months that the executive officer was employed by the Company during the applicable vesting period. As of the end of fiscal 2012, Mr. Dockendorff had satisfied the requirements for early retirement.

Letter Agreement with Mr. Trudeau. In connection with his joining the Company on February 1, 2012 as President of the Company’s Pharmaceuticals business, the Company entered into a Letter Agreement with Mr. Trudeau. The letter agreement provides for certain retention benefits in the event of a sale of the Company’s Pharmaceuticals business, including a sale bonus, a sale price bonus and an enhanced severance benefit. The sale bonus, which is payable upon a sale of the Pharmaceuticals business, equals the sum of Mr. Trudeau’s then-current base salary and the average of his annual incentive bonuses for the previous three fiscal years or, if Mr. Trudeau has not been employed long enough to receive annual incentive bonuses for three fiscal years, the average of the bonuses actually paid to him. The sale price bonus is payable only if the sale proceeds received by the Company upon a sale of the Pharmaceuticals business exceed a threshold amount and is capped at $1 million. The enhanced severance benefit, which is payable if, in connection with a sale of the Pharmaceuticals business, the Company involuntarily terminates Mr. Trudeau’s employment, the purchaser does not offer Mr. Trudeau a position after the consummation of the sale, or Mr. Trudeau resigns from employment for good reason within 12 months after the consummation of a sale, equals the severance Mr. Trudeau would be entitled to under the Severance Plan plus 1.5 times the sum of Mr. Trudeau’s then-current base salary and the average of Mr. Trudeau’s annual incentive bonus for the previous three fiscal years. The letter agreement requires the forfeiture of retention benefits in the event that Mr. Trudeau’s employment is terminated for cause. The letter agreement also subjects the payment of the retention benefits to Mr. Trudeau’s complying with the Covidien Guide to Business Conduct (or successor guide to business conduct), preserving confidentiality of the terms and conditions of any transaction or the status of any negotiations relating to any transaction, and cooperating with efforts surrounding a sale or spin-off transaction. The letter agreement applies the same definitions of “cause” and “good reason” that are used in our Change in Control Plan.

The table below reflects the amount of compensation that would become payable to each of our named executive officers under existing plans if the named executive officer’s employment had terminated on September 28, 2012, the last day of our 2012 fiscal year, given the named executive’s service levels as of such date and, if applicable, based on our closing stock price as of that date, which was $59.42. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including under then-exercisable stock options, and benefits available generally to salaried employees, such as distributions under the Retirement Savings Plan.

The actual amounts that would be paid upon a named executive officer’s termination of employment or in connection with a change in control can be determined only at the time of any such event. Due to a number of factors that may affect the amount of any benefits provided upon the events discussed below, actual amounts paid or distributed may be higher or lower than indicated in the table. Factors that could affect these amounts include the timing during the year of any such event, our stock price, the executive’s age and years of service, the attained level of performance for performance units, and any additional agreements or arrangements we may enter into in connection with any change in control or termination of employment. For a more complete understanding of the table, please read the narrative disclosures that follow the table.

2013 Proxy Statement	48

POTENTIAL PAYMENTS UPON TERMINATION

Name and Termination Scenario	Cash Severance	Bonus	Option Awards	Stock Awards	Welfare Benefits and Outplacement	Total
(A)	(B)	(C)	(D)	(E)	(F)	(G)
José E. Almeida
Involuntary termination (other than for cause)	$4,081,225	$1,682,517	$2,788,954	$1,852,928	$49,296	$10,454,920
Death or Disability	—	$1,682,517	$6,893,819	$17,479,675	—	$26,056,011
Change in Control Termination	$6,101,432	$1,682,517	$6,893,819	$17,479,675	$59,431	$32,216,874

Charles J. Dockendorff
Involuntary termination (other than for cause)	$2,393,444	$722,981	$1,827,058	$3,025,671	$43,659	$8,012,813
Voluntary Termination (early retirement)	—	$722,981	$1,141,657	$3,025,671	—	$4,890,309
Death or Disability	—	$722,981	$4,028,687	$7,623,115	—	$12,374,783
Change in Control Termination	$3,191,258	$722,981	$4,028,687	$7,623,115	$49,296	$15,615,337

Bryan C. Hanson
Involuntary termination (other than for cause)	$1,503,483	$355,965	$698,613	$463,112	$43,659	$3,064,832
Death or Disability	—	$355,965	$1,774,422	$4,906,123	—	$7,036,510
Change in Control Termination	$2,004,643	$355,965	$1,774,422	$4,906,123	$49,296	$9,090,449

Peter L. Wehrly
Involuntary termination (other than for cause)	$1,385,088	$650,127	$493,450	$344,115	$43,659	$2,916,439
Death or Disability	—	$650,127	$1,374,900	$4,370,236	—	$6,395,263
Change in Control Termination	$1,846,784	$650,127	$1,374,900	$4,370,236	$49,296	$8,291,343

Mark C. Trudeau
Involuntary termination (other than for cause)	$1,735,878	$507,252	$93,420	—	$43,659	$2,390,684	(1)
Death or Disability	—	$507,252	$373,680	$1,085,009	—	$1,976,416	(1)
Change in Control Termination	$2,314,504	$507,252	$373,680	$1,085,009	$49,296	$4,340,216	(1)

Footnote

(1)

Also includes $7,500 in employer contributions to the Retirement Savings Plan and $2,975 in Company credits to the Supplemental Savings Plan that will become fully vested upon an involuntary termination of employment (other than for cause), death or disability or a change in control termination. All other named executive officers are fully vested in employer contributions and Company credits.

Cash Severance (Column B)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Almeida, the cash severance amount in this scenario represents continuation of the named executive officer’s base salary, as of September 28, 2012, for an 18-month severance period, plus an amount equal to 1.5 times the average of the named executive officer’s annual incentive cash awards for the previous three fiscal years (i.e., fiscal 2011, 2010 and 2009), payable during the 18-month severance period and on our normal payroll schedule. With respect to Mr. Wehrly, who commenced employment with the Company during fiscal 2009 and who received a pro-rated annual incentive bonus for such year, the average of his annual incentive cash awards has been adjusted to reflect the period of time that he has been employed by the Company. With respect to Mr. Trudeau, who commenced employment with the Company during fiscal 2012 and who received a pro-rated annual incentive bonus for such year, the average of his annual incentive cash awards equals the annual incentive bonus he received for fiscal 2012. For Mr. Almeida, the amount represents continuation of his base salary, as of September 28, 2012, for a 24-month severance period, plus an amount equal to two times the average of his annual incentive cash awards for the previous three fiscal years, payable during the 24-month severance period and on our normal payroll schedule.

Pursuant to the letter agreement that the Company entered into with Mr. Trudeau, if Mr. Trudeau’s involuntary termination of employment (other than for cause) is in connection with a sale of the Pharmaceuticals business, the Company will provide him with an enhanced severance benefit. This enhanced severance benefit equals twice

49	2013 Proxy Statement

the cash severance amount payable to him under the Severance Plan and, in this scenario, if a sale of the Pharmaceuticals business had occurred on September 28, 2012, such an event would have increased the cash severance payable to Mr. Trudeau to $3,471,756, and resulted in a total potential payment of $4,126,562. While all of the other amounts payable under this scenario and listed in columns C, D and F would have remained the same, upon a sale of the Pharmaceuticals business, Mr. Trudeau would be eligible for a sale bonus and a sale price bonus. For more information about the enhanced severance benefit and the sale bonus and sale price bonus, please read the section above entitled “Letter Agreement with Mr. Trudeau.”

Change in Control Termination. The cash severance amount upon a change in control termination represents a lump sum payment equal to two times (2.99 times for Mr. Almeida) (1) the named executive officer’s base salary as of September 28, 2012 plus (2) the average of the named executive officer’s annual incentive cash awards for the previous three years. The average of the annual incentive cash awards for Messrs. Wehrly and Trudeau have been calculated as described under the “Involuntary Termination (other than for cause)” scenario.

Bonus (Column C)

Involuntary Termination (other than for cause). In the case of an involuntary termination (other than for cause), executive officers are entitled to a pro-rata payment of the annual incentive cash award based on the number of days they were employed by the Company during the fiscal year. Because we have assumed that the applicable terminations of employment occurred on the last day of our 2012 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2012.

Voluntary Termination (early retirement). Because Mr. Dockendorff satisfied the requirements for early retirement under the 2012 Annual Incentive Plan, in the event of a voluntary termination, he is entitled to a pro-rata payment of the annual incentive cash award based on the number of days that he was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2012 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to Mr. Dockendorff for fiscal 2012.

Death or Disability and Change in Control Termination. The bonus amount represents the pro-rata payment of the annual incentive cash award based on the number of days that the named executive officer was employed by the Company during the fiscal year. Because we have assumed that the applicable termination of employment occurred on the last day of our 2012 fiscal year, the amounts reported in Column C for this scenario represent the full annual incentive cash award payable to each named executive officer for fiscal 2012.

Option Awards (Column D)

Involuntary Termination (other than for cause). For all named executive officers, the option award amount represents the value as of September 28, 2012 of outstanding options held by the named executive officer that would have vested during the 12-month period that immediately follows September 28, 2012 (i.e., from September 28, 2012 to September 28, 2013).

Voluntary Termination (early retirement). As of September 28, 2012, Mr. Dockendorff satisfied the requirements for early retirement under our equity plan. The amount reported in Column D for this scenario represents the value attributable to the portion of the following stock option awards which would have vested on September 28, 2012, had Mr. Dockendorff voluntarily terminated employment on such date: the December 2008, December 2009 and December 2010 option awards. Mr. Dockendorff did not satisfy the requirements for early retirement with respect to the December 2011 option award because such award requires that the employee retire at least 12 months after the grant date to receive early retirement treatment. Because the assumed employment termination date (September 28, 2012) is less than 12 months after the December 2011 grant date, Mr. Dockendorff was not entitled to pro-rata vesting of the December 2011 option award as of the last day of fiscal 2012.

Death or Disability and Change in Control Termination. The option award amount represents the full vesting of unvested stock options held by the named executive officer as of September 28, 2012.

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Stock Awards (Column E)

Involuntary Termination (other than for cause). For all named executive officers other than Mr. Trudeau, the amounts reported in Column E for this scenario represent the value of the performance unit award issued in December 2009 which vested on October 4, 2012 and which the executive officer would have been entitled to receive upon an involuntary termination of employment on the last day of the fiscal year. For purposes of this scenario, the amount reported for the December 2009 performance unit award is based on the actual number of shares that vested after the conclusion of the FY10-FY12 performance cycle. With respect to Mr. Dockendorff who, as of September 28, 2012, satisfied the requirements for early retirement under our equity plan, the amount reported in Column E for this scenario also includes the value attributable to the portion of the following restricted unit and performance unit awards which would have vested on September 28, 2012, had Mr. Dockendorff involuntarily terminated employment on such date: the restricted unit awards issued in December 2009 and December 2010 and the performance unit award issued in December 2010. Mr. Dockendorff did not satisfy the requirements for early retirement with respect to the December 2011 restricted unit and performance unit awards because such awards require that the employee retire at least 12 months after the grant date to receive early retirement treatment. Because the assumed employment termination date (September 28, 2012) is less than 12 months after the December 2011 grant date, Mr. Dockendorff was not entitled to pro-rata vesting of the December 2011 restricted unit and performance unit awards. For purposes of this scenario, the amount attributable to the December 2010 performance unit award is reported as the value of the number of shares that would have become vested based on achievement of maximum performance.

Voluntary Termination (early retirement). For Mr. Dockendorff, the stock award amount represents the pro-rata vesting of restricted unit and performance unit awards, as described above under “Involuntary Termination (other than for cause).”

Death or Disability and Change in Control Termination. The amounts reported in Column E for this scenario represent the value that would have been attained upon the full vesting of all unvested restricted unit and performance unit awards held by the named executive officer as of September 28, 2012. For purposes of this scenario, amounts attributable to performance unit awards are based on the following assumptions: (1) for the December 2009 award, the actual number of shares that vested after the conclusion of the FY10-FY12 performance cycle; and (2) for the December 2010 and December 2011 awards, and the Asia Growth Initiative awards issued to Messrs. Hanson and Wehrly, the number of shares that would have vested based on achievement of maximum performance.

Welfare Benefits and Outplacement Services (Column F) The welfare benefits amount represents the employer portion of the premium paid on behalf of the named executive officer for continued coverage under the Company’s medical, dental and vision plans during the applicable severance period. Amounts for calendar year 2012 and 2013 are based on actual rates determined by the Company for the respective plan in such years, while the rates for subsequent years, where applicable, are assumed based on the historic percentage increase in rates for such coverage. Although payable in our discretion, for purposes of this column we assume that we would pay $25,000 on behalf of each named executive officer for outplacement services upon an involuntary termination (other than for cause) and a change in control termination.

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SECURITY OWNERSHIP AND REPORTING

Security Ownership of Management and Certain Beneficial Owners

The following table shows the number of ordinary shares beneficially owned by each current director and nominee for director, each executive officer named in the Summary Compensation Table and our directors and executive officers as a group, as of January 1, 2013; to our knowledge, no shareholder beneficially owned 5% or more of our outstanding ordinary shares as of January 1, 2013.

A person is deemed to be a beneficial owner of ordinary shares if he or she, either alone or with others, has the power to vote or to dispose of those ordinary shares or the right to acquire such power within 60 days of the date of the table. Ordinary shares subject to stock options presently exercisable or exercisable within 60 days of January 1, 2013, restricted units and dividend equivalent units are deemed to be outstanding and beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. There were 471,333,188 Covidien ordinary shares outstanding as of January 1, 2013. The table below is based on information furnished by the persons named, public filings and our records.

Directors and Executive Officers

Name of Beneficial Owner	Number of Covidien Ordinary Shares Beneficially Owned	Percentage Ownership
Named Executive Officers
José E. Almeida(1)	784,647	*
Charles J. Dockendorff(2)	577,069	*
Bryan C. Hanson(3)	23,380	*
Mark Trudeau(4)	43,880	*
Peter L. Wehrly(5)	84,971	*
Non-Employee Directors
Joy A. Amundson(6)	19,657	*
Craig Arnold(7)	23,658	*
Robert H. Brust(7)	16,163	*
John M. Connors, Jr.(7)	41,179	*
Christopher J. Coughlin(8)	212,950	*
Timothy M. Donahue(7)	24,187	*
Randall J. Hogan, III(9)	23,541	*
Martin D. Madaus(10)	3,517	*
Dennis H. Reilley(7)	52,798	*
Joseph A. Zaccagnino(7)	23,172	*
All directors and executive officers as a group (24 persons)(11)	2,841,550	*

*	Represents less than 1% of outstanding ordinary shares.

(1)	Includes 121,880 restricted units and 583,423 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

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(2)	Includes 26,325 restricted units and 441,497 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(3)	Includes 17,174 restricted units and 2,636 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(4)	Includes 30,905 restricted units and 12,975 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(5)	Includes 15,564 restricted units and 60,733 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(6)	Includes 2,157 restricted units. Ms. Amundson joined our Board of Directors in June 2012.

(7)	Includes 2,737 restricted units and 9,600 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013.

(8)

Includes 2,737 restricted units, 158,848 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013 and 7,970 shares held in a Grantor Retained Annuity Trust.

(9)

Includes 2,737 restricted units, 9,600 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013 and 64 shares held in a trust over which Mr. Hogan has shared dispositive and voting power.

(10)	Represents 3,517 restricted units. Dr. Madaus joined our Board of Directors in December 2011.

(11)

Includes, for executive officers not specifically named in the table, an aggregate of 559,125 ordinary shares issuable upon the exercise of stock options presently exercisable or exercisable within 60 days of January 1, 2013. Also includes 8,900 ordinary shares pledged as security by one of our executive officers and 761 ordinary shares pledged by another executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors and persons who beneficially own more than 10 percent of our ordinary shares to file reports of ownership and changes in ownership of such ordinary shares with the SEC and NYSE. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our officers and directors in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. Based on our review of the copies of such forms we have received, as well as information provided and representations made by the reporting persons, other than one Form 4 reporting one transaction for Peter L. Wehrly which was inadvertently filed late, we believe that all required Section 16(a) reports were timely filed during our fiscal year ended September 28, 2012.

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AUDIT AND AUDIT COMMITTEE MATTERS

Audit and Non-Audit Fees

Set forth below are the aggregate fees for professional services rendered to Covidien by Deloitte & Touche LLP for the period October 1, 2011 through September 28, 2012 (“Fiscal 2012”) and the period September 25, 2010 through September 30, 2011 (“Fiscal 2011”).

	Fiscal 2012	Fiscal 2011
	(in thousands)
Audit Fees	$13,050	$14,995
Audit-Related Fees	4,145	906
Tax Fees	3,260	4,240
All Other Fees	280	0

Total	$20,735	$20,141

Audit Fees include fees for professional services rendered for the year-end audits of our consolidated financial statements and internal control over financial reporting, reviews of the financial statements included in our Quarterly Reports on Form 10-Q, consents, statutory filings, statutory audits, Irish statutory audits and discontinued operations reclassification.

Audit-Related Fees were primarily related to carve-out audits and services related to mergers and acquisitions.

Tax Fees include fees for tax compliance services such as assistance with the preparation of federal and state returns ($3.10 million for Fiscal 2012 and $3.12 million for Fiscal 2011) as well as fees for tax planning services ($0.16 million for Fiscal 2012 and $1.12 million for Fiscal 2011).

All Other Fees include services relating to project methodology and support for a non-financial system data integration initiative.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted a pre-approval policy that provides guidelines for audit, audit-related, tax and other permissible non-audit services that may be provided by our independent auditors. Pursuant to the policy, our Corporate Controller supports the Audit Committee by providing a list of proposed services to the Committee, monitoring the services and fees pre-approved by the Committee, providing periodic reports to the Committee with respect to pre-approved services and coordinating with management and the independent auditors to support compliance with the policy.

Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter. The Committee also annually approves a specified list of audit, audit-related and tax services. Any service not included in the specified list of services must be submitted to the Committee for pre-approval. The independent auditors may not begin work on any engagement without confirmation of Committee pre-approval from our Corporate Controller or his delegate.

Pursuant to the policy, the Audit Committee has delegated to its Chair the authority to pre-approve the engagement of the independent auditors in his discretion. The Chair reports all such pre-approvals to the Committee at the next Committee meeting.

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Audit Committee Report

As more fully described in its charter, the Audit Committee oversees Covidien’s financial reporting process on behalf of the Board of Directors. Management has day-to-day responsibility for the Company’s financial reporting process, including assuring that the Company develops and maintains adequate financial controls and procedures and monitoring and assessing compliance with those controls and procedures, including internal control over financial reporting. Covidien’s independent auditors are responsible for auditing the annual financial statements prepared by management, expressing an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with generally accepted accounting principles and discussing with the Audit Committee any issues they believe should be raised. The independent auditors are also responsible to the Audit Committee and the Board for testing the integrity of the financial accounting and reporting control systems, for issuing a report on the Company’s internal control over financial reporting and for such other matters as the Audit Committee and Board determine.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management, the internal auditors and the independent auditors the consolidated financial statements for the fiscal year ended September 28, 2012 to be filed with the U. S. Securities and Exchange Commission (the “SEC”). Management represented to the Committee that these consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). In addition, the Committee has:

•	discussed with the independent auditors the matters required to be discussed pursuant to the applicable Auditing Standards relating to communication with audit committees;

•

received from the independent auditors the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors their independence from the Company and its management; and

•	considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Covidien’s audited consolidated financial statements prepared in accordance with US GAAP be included in its Annual Report on Form 10-K for the fiscal year ended September 28, 2012 to be filed with the SEC.

Audit Committee

Robert H. Brust, Chairman

Joy A. Amundson

Craig Arnold

Randall J. Hogan, III

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Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)(2)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(4)
Equity compensation plans approved by security holders	18,827,334	$43.97	18,391,919
Equity compensation plans not approved by security holders	—	—	—

TOTAL	18,827,334	$43.97	18,391,919

(1)

As of September 28, 2012, there were 14,049,125 ordinary shares to be issued upon exercise of outstanding options with a weighted-average exercise price of $44.00, 4,730,050 ordinary shares to be issued upon settlement of restricted units, performance units and accompanying dividend equivalent units granted pursuant to our 2007 Stock and Incentive Plan and 48,159 ordinary shares to be issued upon exercise of outstanding options with a weighted-average exercise price of $35.60 pursuant to the Covidien Savings Related Share Plan.

(2)

This table does not include information regarding options and restricted units converted from Tyco International Ltd. awards in connection with our separation from Tyco International in June 2007. We did not assume any equity compensation plans from Tyco International, and no grants of Covidien equity may be made pursuant to any Tyco International plans. As of September 28, 2012, there were 2,785,337 ordinary shares to be issued upon exercise of these converted options with a weighted-average exercise price of $39.23 and 64 ordinary shares to be issued upon settlement of converted restricted stock units.

(3)	Does not take into account restricted units and performance units, which do not have an exercise price.

(4)

As of September 28, 2012, there were 14,033,560 ordinary shares available for issuance pursuant to 2007 Stock and Incentive Plan, 3,435,678 ordinary shares available for issuance pursuant to the Covidien Employee Stock Purchase Plan and 922,681 ordinary shares available for issuance pursuant to the Covidien Savings Related Share Plan. If Proposal Number Four regarding our amended and restated Stock and Incentive Plan is approved by shareholders, the number of ordinary shares available for issuance under that plan will increase. See Proposal Number Four for more information.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSALS 1 (A) THROUGH 1 (J):

ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Governance Committee, the Board has nominated for election at the 2013 Annual General Meeting a slate of 10 nominees, all of whom are currently serving on the Board. The nominees are José E. Almeida, Joy A. Amundson, Craig Arnold, Robert H. Brust, John M. Connors, Jr., Christopher J. Coughlin, Randall J. Hogan, III, Martin D. Madaus, Dennis H. Reilley and Joseph A. Zaccagnino. Biographical information, including qualifications, regarding each of the 10 nominees is set forth below. The election of directors will take place at the Annual General Meeting. In order to be elected as a director, each nominee must receive the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. Shareholders are entitled to one vote per share for each of the 10 nominees. Covidien is not aware of any reason why any of the nominees will not be able to serve if elected. Each of the directors elected will serve until the conclusion of the 2014 Annual General Meeting or until his or her earlier death, resignation or removal. Timothy M. Donahue has decided not to stand for re-election to the Board. The Company and the Board expressed their appreciation for Mr. Donahue’s years of service to the Board and the Company.

Current Directors Nominated for Re-Election – Proposals 1 (a) through 1 (j)

Proposal 1 (a) — José E. Almeida

Mr. Almeida, age 50, has served as the Chairman of our Board of Directors since March of 2012. He has served on our Board of Directors since becoming Covidien’s President and Chief Executive Officer in July 2011. Prior to assuming the role of President and Chief Executive Officer of Covidien, Mr. Almeida served, from October 2006 to June 2011, as the President of our Medical Devices business segment. Prior to that, from April 2004 to September 2006, Mr. Almeida was President of Covidien’s International business. From January 2003 to April 2004, Mr. Almeida was Chief Operating Officer of Greatbatch, Inc., a developer and manufacturer of power sources and components for implantable medical devices. Mr. Almeida joined the Company in 1995 as Director of Corporate Engineering and then held several positions of increasing responsibility, including Vice President of European Manufacturing and Vice President of Global Manufacturing, through December 2002.

As our Chairman, President and Chief Executive Officer, Mr. Almeida is focused on positioning the Company for the future. After over 15 years with the Company during which he, among other things, ran our largest business segment, headed up our international business and oversaw manufacturing operations, Mr. Almeida is familiar with all aspects of the business. Serving on the Executive Committee, the Board of Directors and as Chairman of the Board Committee on Ethics and Health Care Compliance of the Advanced Medical Technology Association (AdvaMed), a medical device trade association, Mr. Almeida also understands the responsibilities of a board member. With his keen global perspective, results-driven nature, commitment to operational intensity and depth of Company knowledge,

Mr. Almeida is an invaluable member of our Board of Directors.

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Proposal 1 (b) — Joy A. Amundson

Ms. Amundson, age 58, joined our Board of Directors in June 2012. Ms. Amundson is a principal of Amundson Partners, Inc., a healthcare consulting firm. From August 2004 to October 2010, Ms. Amundson was the President of Baxter BioScience Corporation and Vice President of Baxter International, Inc. Prior to Baxter, she was with Amundson Partners for three years. Prior to joining Amundson Partners, she was with Abbott Laboratories for over 20 years, where she held several key positions, including Senior Vice President. Ms. Amundson began her business career in sales and brand management with Procter & Gamble, a packaged goods company, from 1977 to 1982. Ms. Amundson previously served as a director of ApaTech, Dial Corporation, Ilex Oncology, Inc., Inamed Corporation and Oridion Medical Ltd.

As the most recent addition to our Board of Directors, Ms. Amundson brings with her a fresh perspective on the healthcare industry. From her years as President of Baxter BioScience Corporation as well as her position as a principal of a healthcare consulting firm and over 20 years as an executive of Abbott Laboratories, Ms. Amundson has deep insight into the healthcare industry. These positions, coupled with her Master’s Degree in management from Northwestern University’s Kellogg Graduate School of Management, also afford Ms. Amundson an understanding of what it takes to be a leader and guide a business successfully. In addition, her experience on numerous Boards of Directors gives her perspective on the critical role the Board of Directors plays in guiding a company at the very highest level. Ms. Amundson’s depth and breadth of experience make her a well-rounded and valuable member of our Board of Directors.

Proposal 1 (c) — Craig Arnold

Mr. Arnold, age 52, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Arnold is the Vice Chairman and Chief Operating Officer, Industrial Sector of Eaton Corporation, a diversified industrial manufacturer. From 2000 to 2008 he served as Senior Vice President of Eaton Corporation and President of the Fluid Power Group of Eaton. Prior to joining Eaton, Mr. Arnold was employed in a series of progressively more responsible positions at General Electric Company from 1983 to 2000. Mr. Arnold previously served as a director of Unocal Corporation, where he also was a member of the Audit Committee.

With his years of managerial experience, both at Eaton and at General Electric, Mr. Arnold brings to the Board of Directors demonstrated management ability at senior levels. His position as Chief Operating Officer of the Eaton Industrial Sector gives Mr. Arnold critical insights into the operational requirements of a large company. In addition, in previously serving on the Audit Committee of another public company, Mr. Arnold gained valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of a large corporation.

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Proposal 1 (d) — Robert H. Brust

Mr. Brust, age 69, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Brust served as the Chief Financial Officer of Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. From January 2000 to February 2007, Mr. Brust served as Executive Vice President of Eastman Kodak Company, a provider of photographic products and services, and, from January 2000 to November 2006, he also served as Chief Financial Officer of Kodak. Prior to joining Kodak, Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is currently a director of Smith & Wesson Holding Corporation and previously served as a director of Delphi Corporation and Applied Materials, Inc.

Mr. Brust is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Sprint Nextel Corporation, the Eastman Kodak Company and Unisys Corporation as well as his 31 years at General Electric Company make him a valuable asset, both on our Board of Directors and as the Chairman of our Audit Committee. Mr. Brust’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues at such large corporations makes him a skilled advisor.

Proposal 1 (e) — John M. Connors, Jr.

Mr. Connors, age 70, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Since 2006, Mr. Connors has served as Chairman Emeritus of Hill, Holliday (formerly Hill, Holliday, Connors, Cosmopulos, Inc), a full-service advertising agency that is part of The Interpublic Group of Companies, Inc. From 2003 to 2006, Mr. Connors served as Chairman of Hill, Holliday, and from 1968 to 2003 he was Chairman, President and Chief Executive Officer of Hill, Holliday. Mr. Connors is currently a director of Hasbro, Inc and serves on Hasbro’s Compensation Committee, Executive Committee and Nominating, Governance and Social Responsibility Committee.

Having been a founding member, former Chairman, President and Chief Executive Officer of Hill, Holliday, Mr. Connors has extensive business experience. In addition, having served as the Chairman of the Board of Directors of Partners Healthcare System, Inc., which includes Massachusetts General Hospital and Brigham and Women’s Hospital, and also as a member of the Harvard Medical School Board of Fellows, Mr. Connors has a unique perspective to offer Covidien on a variety of healthcare-related issues.

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Proposal 1 (f) — Christopher J. Coughlin

Mr. Coughlin, age 60, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone company. Mr. Coughlin served as an advisor to Tyco International, a global provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products from December 2010 to September 2012. From March 2005 to December 2010, Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Tyco International. Prior to joining Tyco International, Mr. Coughlin served as Chief Operating Officer of The Interpublic Group of Companies, Inc. from June 2003 to December 2004. He joined Interpublic from Pharmacia Corporation, where he was Chief Financial Officer from 1998 to 2003. Previously, he held the position of Executive Vice President and Chief Financial Officer of Nabisco Holdings, where he also served as President of Nabisco International. Mr. Coughlin is currently the Lead Director of The Dun & Bradstreet Corporation board and a director of Forest Laboratories, Inc. He previously served as a director of Perrigo Company, Monsanto Company and Interpublic.

As Chief Financial Officer of Tyco International, Pharmacia Corporation and Nabisco Holdings and as Chief Operating Officer of The Interpublic Group of Companies, Mr. Coughlin has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. He brings an understanding of operations and financial strategy in challenging environments. In addition, Mr. Coughlin is able to draw upon, among other things, his knowledge of the pharmaceutical industry garnered while at Pharmacia and his knowledge of the medical device industry developed while Covidien constituted the healthcare business of Tyco International.

Proposal 1 (g) — Randall J. Hogan, III

Mr. Hogan, age 57, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Hogan has served as Chief Executive Officer of Pentair, Inc., an industrial manufacturing company, since 2001 and was appointed Chairman in 2002. From 1999 to 2000, he was President and Chief Operating Officer and from 1998 to 1999, he was Executive Vice President and President of Pentair’s Electrical and Electronic Enclosures Group. Prior to joining Pentair, he was President of United Technologies’ Carrier Transicold Division. Before that, he was with the Pratt & Whitney division of United Technologies, General Electric Company and McKinsey & Company. Mr. Hogan previously served as a director of Unisys Corporation.

Having served in the roles of Chairman, Chief Executive Officer, President and Chief Operating Officer of Pentair, Mr. Hogan offers a wealth of management experience and business acumen. Running a public company gives Mr. Hogan front-line exposure to many of the issues facing public companies, particularly on the operational, financial and corporate governance fronts. Mr. Hogan’s service on the Board of Directors and Governance Committee of Unisys further augments his range of knowledge, providing experience on which he can draw while serving as a member of our Board.

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Proposal 1 (h) — Martin D. Madaus

Dr. Madaus, age 53, joined our Board of Directors in December 2011. Dr. Madaus is the Executive Chairman of Quanterix Corporation, a privately-held development stage diagnostics company seeking to develop and commercialize blood tests that measure clinically important proteins in blood. Prior to joining Quanterix, Dr. Madaus was the President and Chief Executive Officer of Millipore Corporation, a life sciences company serving the bioscience research and biopharmaceutical manufacturing industry, from January 2005 to July 2010, and Chairman from March 2005 to July 2010, when Millipore was acquired by Merck KGaA. Prior to joining Millipore, he was at Roche Diagnostics Corporation where, as President and Chief Executive Officer, he was responsible for the North American operations. Dr. Madaus is currently a director of Mettler-Toledo International, where he serves on the Audit Committee. Dr. Madaus is also a director of PPD Inc, a privately-held clinical research organization.

Dr. Madaus brings to the Board key life sciences industry knowledge and experience. Having served as Chief Executive Officer of Millipore and Roche Diagnostics and currently serving as Executive Chairman of Quanterix, Dr. Madaus has insight into many of the business challenges and opportunities facing the Company. Having led a public company, Dr. Madaus also understands the need to create shareholder value while continuing to focus on the long-term success of the Company. His leadership experience, his depth of industry knowledge and his financial expertise, position him well to serve as a member of our Board.

Proposal 1 (i) — Dennis H. Reilley

Mr. Reilley, age 59, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company and served as the Chairman of our Board of Directors until October 2008. From 2000 to April 2007, Mr. Reilley served as Chairman of Praxair, Inc., a supplier of industrial gases and high-performance surface coatings, and also served as Chief Executive Officer of Praxair from 2000 to December 2006. Prior to joining Praxair, Mr. Reilley held many key positions at E. I. du Pont de Nemours and Company from 1989 to 1999 when he was named Chief Operating Officer. Earlier in his career he held various managerial positions at Conoco. Mr. Reilley is currently a director of H.J. Heinz Company, Marathon Oil Corporation and The Dow Chemical Company.

As Chairman and Chief Executive Officer of Praxair and Chief Operating Officer of DuPont, Mr. Reilley took on significant management, strategic and operational responsibilities. With his knowledge of the complex issues facing global companies today and his understanding of what makes businesses work effectively and efficiently, Mr. Reilley provides valuable insight to our Board. Mr. Reilley’s experience as Chairman of the Praxair Board of Directors as well as his service on the Governance and Compensation Committees of H.J. Heinz and Marathon Oil, the Audit Committee of H.J. Heinz and on the Audit and Compensation Committees of Dow Chemical, position him well to serve as a member of our Board.

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Proposal 1 (j) —Joseph A. Zaccagnino

Mr. Zaccagnino, age 66, joined our Board of Directors in June 2007 in connection with our establishment as a stand-alone public company. Mr. Zaccagnino, who has held leadership positions in the healthcare sector for over 40 years, served as President, Chief Executive Officer and Director of Yale New Haven Health System and its flagship Yale-New Haven Hospital, one of the country’s largest and most prominent academic medical center hospitals and the primary teaching and research affiliate of the Yale University School of Medicine, from 1991 until his retirement in 2005. Yale New Haven Health System facilities include free-standing: acute care adult and children’s hospitals; psychiatric and cancer hospitals; rehabilitation services; ambulatory surgery, outpatient diagnostic imaging, primary care and emergency centers; and health insurance products. Mr. Zaccagnino previously served as a director of NewAlliance Bancshares, Inc.

Nationally, Mr. Zaccagnino has served as Chairman of the Board of the National Committee for Quality Healthcare and as Chairman of the Board of VHA Inc., a 2,500 member hospital cooperative which provides supply chain and group purchasing services through its subsidiary, Novation. His broad healthcare management and governance experience and his knowledge of healthcare policy and regulation, patient care delivery and financing and of clinical research and medical technology assessment provides our Board with unique insights and a keen perspective on the complexities of the healthcare industry and on the priorities of and challenges facing both our Company and our major customers.

Unless otherwise instructed, the proxies will vote “FOR” each of these directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” EACH OF THE DIRECTORS NOMINATED FOR RE-ELECTION

IN PROPOSALS 1 (A) THROUGH 1 (J)

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PROPOSAL 2:

APPOINT THE INDEPENDENT AUDITORS AND

AUTHORIZE THE AUDIT COMMITTEE TO SET THEIR REMUNERATION

Shareholders are being asked to appoint our independent auditors and to authorize the Audit Committee of our Board of Directors to set the auditors’ remuneration. Appointment of the independent auditors and authorization of the Audit Committee to set their remuneration require the affirmative vote of a majority of the votes cast by the holders of ordinary shares represented at the Annual General Meeting in person or by proxy. The Audit Committee and the Board recommend that shareholders reappoint Deloitte & Touche LLP as our independent auditors to audit our accounts for the fiscal year ending September 27, 2013 and authorize the Audit Committee of the Board to set the auditors’ remuneration.

Representatives of Deloitte & Touche LLP will be at the Annual General Meeting, and they will be available to respond to appropriate questions.

Unless otherwise instructed, the proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” PROPOSAL 2

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PROPOSAL 3:

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As described in the Compensation Discussion and Analysis section of this Proxy Statement (“CD&A”), the Compensation and Human Resources Committee’s goal in setting executive compensation is to provide a compensation package that attracts, motivates and retains executive talent and rewards executive officers for superior Company and individual performance while encouraging behavior that is in the long-term best interests of the Company and its shareholders. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our executives is performance-based and dependent upon the Company’s achievement of specified financial goals and the performance of the Company’s shares on a long-term basis. In fiscal 2012, the Company delivered a strong operating performance, in line with its long-term goals of mid-single digit sales growth, improved margins and strong cash flow generation.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure which describe the compensation of our named executive officers in fiscal 2012. The Compensation and Human Resources Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our named executive officers in fiscal 2012 reflects and supports these compensation policies and procedures.

Shareholders will be asked at the 2013 Annual General Meeting to approve the following advisory resolution:

RESOLVED, that the compensation of the Company’s named executive officers described in the Compensation Discussion and Analysis section of the Proxy Statement and disclosed in the 2012 Summary Compensation Table and related compensation tables and narrative disclosure included in this Proxy Statement is approved.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation and Human Resources Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 3

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PROPOSAL 4:

APPROVAL OF THE AMENDED AND RESTATED

COVIDIEN STOCK AND INCENTIVE PLAN

General

You are being asked to approve the amended and restated Covidien Stock and Incentive Plan (the “Covidien SIP”). The Covidien SIP was last amended and restated by our Board of Directors on November 21, 2008, which amendment and restatement was approved by our shareholders on March 18, 2009. On November 15, 2012, our Board of Directors approved the further amendment and restatement of the Covidien SIP, subject to shareholder approval. The amendment increases the number of shares available for issuance under the Covidien SIP by 45 million shares and includes miscellaneous clarifications to plan language. The amended and restated plan maintains existing share counting rules and maintains the fungible share ratio for full value awards, which, as described further below, decreases the number of ordinary shares available for grant by a margin of 2.2 per ordinary share issued and increases the number of ordinary shares available for grant by a margin of 2.2 per ordinary share subject to an award that expires or is forfeited, cancelled or terminated.

If the amended and restated Covidien SIP is approved by shareholders, the maximum number of shares authorized for issuance pursuant to future awards under the Covidien SIP will be the number of shares authorized for issuance pursuant to future awards at the time shareholder approval is obtained plus 45 million. As of December 28, 2012, the Covidien SIP had 6,564,946 shares available for issuance.

Set forth below is information regarding options and restricted units, performance units and accompanying dividend equivalent units granted under the Covidien SIP and outstanding as of December 28, 2012:

Ordinary shares to be issued upon exercise of outstanding options	16,680,352
Weighted average exercise price of outstanding options	$47.72
Weighted average contractual term of outstanding options	8.20 years
Ordinary shares to be issued upon settlement of outstanding restricted units, performance units and accompanying dividend equivalent units	4,887,415

Total ordinary shares subject to outstanding Covidien SIP awards	21,567,767

Rationale for and Reasons Why the Board Recommends Voting for the Proposed Amendment and Restatement

The Company is seeking shareholder approval of the amended and restated Covidien SIP because of the increase in the number of shares available for issuance, in order to comply with the listing rules of the New York Stock Exchange and to preserve the exemption for certain awards from the application of the deduction limitations of Code Section 162(m), as described further below. Based on current projections, without increasing the number of shares available for issuance under the Covidien SIP, the Company will be unable to grant equity awards to employees, as part of our next ordinary course annual equity award cycle, in amounts consistent with past practice.

For the last five fiscal years, the Company has issued annual equity awards every December and off-cycle equity awards on the first trading day of each month from January through August. These awards have reduced the number of shares available for issuance under the Covidien SIP by an average of approximately 9.4 million shares each fiscal year. Because the Company intends to continue issuing annual equity and off-cycle equity awards to key employees consistent with past practice, the number of shares available for issuance under the plan as of December 28, 2012 (i.e., 6,564,946 shares), is not sufficient to issue the Company’s fiscal 2013 off-cycle equity awards and the fiscal 2014 annual equity awards scheduled for issuance in December, 2013. In evaluating the Company’s request to increase the number of shares available for issuance under the Covidien SIP, the

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Compensation and Human Resources Committee of the Board (the “Committee”) considered the number of shares required to continue making annual equity awards at levels consistent with prior practice and market conditions and the impact that the additional shares requested will have on the Company’s dilution and overhang ratios. After concluding its evaluation, the Committee recommended to the full Board the amended and restated Covidien SIP, including the increase in the number of shares available for issuance, which the Board adopted and approved for inclusion in this proxy statement.

To assess the number of shares required to continue making equity awards consistent with past practice, the Committee reviewed the number of shares underlying equity awards previously issued from the Covidien SIP through the annual and off-cycle equity award processes as well as a forward-looking projection of the number of shares underlying equity awards that currently are anticipated to be granted from the Covidien SIP during the next five fiscal years. The forward-looking projection assumes that the Company continues to issue annual equity awards that are commensurate with historical grants and includes the following additional assumptions, which were based either on historical averages from the Covidien SIP and share usage or a reasonable estimate or anticipation for a future event or value: (i) a five percent (5%) increase each year in the number of shares issued from the Covidien SIP to reflect anticipated market-based adjustments (i.e., compensation increases and changes in long-term incentive grant practices) as well as organic and acquisitive growth in key employees; (ii) a ten percent (10%) rate of return of shares to be available again for issuance under the plan for shares that are forfeited, cancelled or terminated; (iii) continued usage of a fungible share ratio of 2.2 for full value shares being issued from or returned to the pool of shares that are available for issuance; (iv) an average share price of $50 per ordinary share; and (v) that performance units would payout at the maximum performance level. This forward-looking projection indicated that anticipated future equity awards would reduce the number of shares available for issuance under the plan by an average of approximately 8.4 million shares each year for fiscal year 2014 through fiscal year 2018. Accordingly, the Company has estimated that its request for an additional 45 million shares will be sufficient to continue to grant annual and off-cycle equity awards that are commensurate with historical grants for five annual equity award cycles.

To assess the impact that the request for 45 million additional shares will have on the Company’s dilution and overhang ratios, if approved by shareholders, the Committee considered a report prepared by its independent compensation consultant. This report analyzed the Company’s share allocation and utilization rates under the Covidien SIP as compared to the Company’s peer group for purposes of setting compensation. For this purpose, share allocation is defined as the amount of outstanding shares that have been awarded to key employees and directors under the Covidien SIP, plus shares available for future grant, and share utilization is the number of shares underlying equity awards granted to key employees and directors in a fiscal year. Based on the analysis conducted by the Committee’s independent compensation consultant and assuming that the Company’s shareholders approve the 45 million additional shares, the Company’s share allocation (“overhang”), when expressed as a percentage of ordinary shares outstanding, is projected to be 16.46% for fiscal 2013 as compared to 13.30%, which is the median allocation level for the comparator group. Additionally, the Company’s share utilization rate is projected to be 1.29% for fiscal 2013 as compared to 1.21%, which is the median rate for the comparator group and, on a three-year average basis is projected to be 1.37% for fiscal 2011, 2012 and 2013 as compared to 1.40%, which is the median rate for the comparator group for the same three-year period. The Committee considered that, if shareholders approve the 45 million additional shares, the Company’s share allocation would exceed the median allocation of the comparator group, but observed that this increase is typical for companies to experience upon receipt of shareholder approval for additional shares and that this allocation level will decrease each year as shares underlying restricted unit and performance unit awards vest and options are exercised.

For the reasons noted above, the Board of Directors recommends that you vote for the approval of the amended and restated Covidien SIP.

Material Terms of the Amended and Restated Covidien SIP

Purpose. The Covidien SIP is designed to assist in the recruitment and retention of directors and key employees, provide incentives to such individuals in consideration of their services to Covidien, promote the

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growth and success of our business by aligning the interests of such individuals with those of our shareholders, and provide such individuals with an opportunity to participate in the Company’s growth and financial success. Replenishing the number of shares available for issuance under the Covidien SIP will enable the Company to continue to attract, retain and motivate qualified employees and directors.

The following description of the material terms of the Covidien SIP, as proposed to be amended and restated, is qualified in its entirety by the terms of the amended and restated document, which is attached hereto as Appendix A.

Governance Features. The following features of the Covidien SIP reinforce the Company’s commitment to integrity and the highest standards of ethical conduct and illustrate our commitment to good corporate governance:

•

No “in-the-money” Options. The Covidien SIP prohibits the grant of stock options or stock appreciation rights with an exercise price that is less than 100% of the fair market value of the Company’s ordinary shares.

•

No Repricing or Replacement of Options. The Covidien SIP prohibits, without shareholder approval, (1) the amendment of an option or stock appreciation right to reduce the exercise price; and (2) the cancellation of an option or stock appreciation right in exchange for cash, a replacement option or stock appreciation right that has a lower exercise price than the replaced option or stock appreciation right, or any other award.

•

Share Counting Rules. The total number of shares available under the Covidien SIP shall be reduced by 2.2 shares for each ordinary share subject to an award of restricted stock, restricted units, performance units or annual bonus paid out in shares.

•

Forfeiture on Termination for Cause. Directors and employees who are terminated for cause forfeit all existing awards and employees who are terminated for cause also are required to deliver to the Company any profits realized on equity awards that vested or were exercised during the 12-month period prior to their employment termination date.

•

Non-Competition, Non-Solicitation and Confidentiality Agreements. The Compensation and Human Resources Committee has conditioned eligibility for U.S. employees to participate in the Covidien SIP on the employee’s execution of, and compliance with, a non-competition, non-solicitation and confidentiality agreement.

•	No Material Amendments without Shareholder Approval. Any material amendment to the Covidien SIP requires shareholder approval before it can be effective.

Plan Administration. The Covidien SIP is administered by the Compensation and Human Resources Committee except with respect to director awards, which are administered by the Nominating and Governance Committee. The Compensation and Human Resources Committee or, to the extent required by applicable law, the Board of Directors, has broad discretion and authority under the Covidien SIP including the authority to:

•	interpret and administer the Covidien SIP;

•	select employees to receive awards and determine the form of awards, the number of ordinary shares subject to an award, and the terms and conditions of each award;

•

waive or amend any terms, conditions, restrictions or limitations on an award and/or vest awards upon a participant’s termination of employment, except that the Covidien SIP’s prohibition on the repricing of stock options and stock appreciation rights cannot be waived; and

•	delegate its duties and appoint agents to help administer the Covidien SIP.

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Eligibility. Each of our approximately 43,000 employees providing services to us or any of our affiliates who is selected by the Compensation and Human Resources Committee or its delegate, is eligible to receive an award under the Covidien SIP. Each of our ten non-employee Directors selected by the Nominating and Governance Committee is eligible to receive an award under the Covidien SIP. As of December 28, 2012, approximately 4,900 employees, officers and Directors held outstanding equity awards that had been granted under the Covidien SIP.

Share Counting Rules. When ordinary shares are issued pursuant to a grant of full value awards, i.e., restricted stock, restricted units, deferred stock units, performance units or as payment of an annual performance bonus or other stock-based awards (which are awards other than stock options, stock appreciation rights, annual performance bonuses or long-term performance awards), the total number of ordinary shares remaining available for grant is decreased by a margin of 2.2 per ordinary share issued; under the amended and restated Covidien SIP, we will continue to decrease the number of ordinary shares available for grant by a margin of 2.2 per ordinary share issued pursuant to a full value award. In determining the number of shares that remain available under the Covidien SIP, shares related to awards paid in cash do not count against the Covidien SIP’s share limit. In addition, shares of restricted stock that are returned to us upon a participant’s termination of employment or, if applicable, a director’s termination of directorship and shares related to awards that expire or are forfeited or cancelled, or terminate for any other reason without issuance of shares, are added back to the share limit at a rate of 2.2 shares per each share subject to the expired, forfeited, cancelled or terminated award. Any shares issued in connection with awards that are assumed, converted or substituted as a result of the acquisition of an acquired company by us or a combination of our company with another company will not be deducted from the share limit.

Stock Options and Stock Appreciation Rights. Stock options awarded under the Covidien SIP may be in the form of nonqualified stock options or incentive stock options or a combination of the two. Stock appreciation rights may be awarded either alone or in tandem with stock options. Stock appreciation rights will be paid in cash or ordinary shares or a combination of cash and ordinary shares, as determined by the Compensation and Human Resources Committee. Unless otherwise determined by the Compensation and Human Resources Committee or as required by law, stock options and stock appreciation rights granted under the Covidien SIP are subject to the following terms and conditions:

•

Exercise Price. The Compensation and Human Resources Committee will set the exercise price at the time of grant, which will be no less than the fair market value of an ordinary share as of the date of grant. Under the Covidien SIP, fair market value is closing sales price of an ordinary share of Covidien as reported on the New York Stock Exchange on the date for which fair market value is being determined which, in the case of establishing the exercise price of an option, is the grant date.

•

No Repricing. The exercise price may not be decreased after the grant date, other than in connection with required Covidien SIP adjustments such as recapitalizations, unless our shareholders specifically approve the repricing.

•

Vesting. Stock options and stock appreciation rights will vest at such time and in the manner as determined at the time of grant by the Compensation and Human Resources Committee. Unless otherwise provided in the award certificate, stock options and stock appreciation rights will immediately vest upon the normal retirement, death or disability of a participant, or upon a termination of employment without cause or resignation for good reason after a change in control.

•

Post-Termination Exercise. Unless the Compensation and Human Resources Committee provides otherwise in the award certificate, stock options and stock appreciation rights that have not vested as of the date of a participant’s termination of employment will be forfeited, unless the participant is eligible for normal retirement or terminates as a result of death or disability, in which cases the awards may become exercisable in full or, in the case of an early retirement, on a pro rata basis. Subject to the term of the award, any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of three years after termination of employment because of early or

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normal retirement, death or disability, and any vested stock option or stock appreciation right that has not already been exercised will remain exercisable for a period of 90 days after termination of employment for any other reason except for a termination for cause.

Performance-Based Awards. The Covidien SIP provides for performance-based awards in the form of: (1) annual performance bonuses that may be granted in the form of cash or ordinary shares; and (2) long-term performance awards in the form of performance units that may be paid in cash or shares or performance-based restricted units or restricted stock awards that are paid in shares. The Compensation and Human Resources Committee, in its discretion, will fix the amount, terms and conditions of annual performance bonuses and long term performance awards, subject to the following:

•

Performance Cycles. Annual performance bonuses will be awarded in connection with a 12-month performance cycle, which will coincide with our fiscal year. Long-term performance awards will be awarded in connection with a performance cycle that will not be shorter than 12 months or longer than five years. The annual performance bonus amount and the number of shares or units that are earned will be determined by the level of performance attained in relation to the applicable performance measures, as certified by the Compensation and Human Resources Committee following completion of the performance period.

•

Target Awards and Award Criteria. The Compensation and Human Resources Committee will set a target amount or target number of shares or units for each participant receiving an annual performance bonus or long-term performance award within 90 days after the start of a performance cycle. At that time, the Compensation and Human Resources Committee will also establish criteria for these awards, including the minimum level of performance that must be attained before any annual performance bonuses and long-term performance award will be paid or vest and the annual performance bonus amounts and the number of shares or units that will become payable upon attainment of various levels of performance. The Compensation and Human Resources Committee may select as the performance measure(s) any operating and maintenance expense targets or financial goals as interpreted by the Compensation and Human Resources Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies and are measured during the performance cycle, provided that, as to an annual performance bonus or long-term performance award granted to a key employee (which is defined in the Covidien SIP as being a “covered employee” for purposes of Code Section 162(m)), performance measures are limited to the following criteria and with respect to such awards granted to an employee other than a key employee, performance measures may include, but not be limited to the following: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. Financial performance measures may take into account such adjustments as the Compensation and Human Resources Committee may specify, including the exclusion of unusual or infrequently occurring items; provided, however, that such adjustments shall not impact a key employee unless the Compensation and Human Resources Committee determines to make such adjustments no later than ninety (90) days after the commencement of the applicable performance cycle.

•

Dividends and Dividend Equivalents. At the discretion of the Compensation and Human Resources Committee, dividends paid on shares may be paid immediately or withheld and deferred in the participant’s account. In the event of a payment of dividends on ordinary shares, the Compensation and

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Human Resources Committee may credit long-term performance awards with dividend equivalent units, which may be distributed immediately, withheld and deferred in the participant’s account or credited in the form of additional share units. The Compensation and Human Resources Committee has issued long-term performance awards which are credited with dividend equivalent units, the payment of which is deferred until the underlying performance units vest. The Compensation and Human Resources Committee expects to continue this practice going forward.

Restricted Stock, Restricted Units, and Deferred Stock Units. Restricted stock, restricted units, and deferred stock units may be awarded under the Covidien SIP to any employee selected by the Compensation and Human Resources Committee. Restricted units and deferred stock units may be settled in shares or cash. The Compensation and Human Resources Committee has the discretion to fix the terms and conditions applicable to awards of restricted stock, restricted units and deferred stock units, subject to the following:

•

Vesting. Unless the award certificate provides otherwise, any restrictions on restricted stock, restricted units, or deferred stock units will vest in equal annual installments over a four year period after the grant date. Unless the award certificate provides otherwise, any restrictions on restricted stock, restricted units, or deferred stock units that have not vested or been satisfied on the date of a participant’s termination of employment will immediately vest in full or in part upon early or normal retirement, death or disability of the participant or certain terminations of employment following a change in control. Upon a termination of employment for any other reason, any unvested restricted units, deferred stock units or shares of restricted stock will be forfeited.

•

Dividends and Dividend Equivalents. At the discretion of the Compensation and Human Resources Committee, dividends paid on shares may be paid immediately or withheld and deferred in the participant’s account. In the event of a payment of dividends on ordinary shares, the Compensation and Human Resources Committee may credit restricted units and deferred stock units with dividend equivalent units, which may be distributed immediately, withheld and deferred in the participant’s account or credited in the form of additional share units. The Compensation and Human Resources Committee has issued restricted unit awards which are credited with dividend equivalent units, the payment of which is deferred until the underlying restricted units vest. The Compensation and Human Resources Committee expects to continue this practice going forward.

Director Awards. The Nominating and Governance Committee has the exclusive authority to issue awards to Directors, which may consist of, but not be limited to, restricted stock, restricted units, deferred stock units, stock options, stock appreciation rights, or other stock-based awards. Each director award is governed by an award certificate that is approved by the Nominating and Governance Committee.

Other Stock-Based Awards. The Compensation and Human Resources Committee may grant other share-based awards under the Covidien SIP that consist of, or are denominated in, ordinary shares. These awards may include phantom or hypothetical shares. The Compensation and Human Resources Committee has broad discretion to determine the terms and conditions that will apply to other stock-based awards. Unless the Compensation and Human Resources Committee provides otherwise in an award certificate, restrictions on other stock-based awards based solely on continued service will vest in equal annual installments over a four year period after the grant date.

Substitute Awards. The Compensation and Human Resources Committee may make awards to grantees of an acquired company through the assumption of, or in substitution for, outstanding stock-based awards previously granted to the grantees. The assumed or substituted awards will be subject to the terms and conditions of the original awards made by the acquired company, with any adjustments that the Compensation and Human Resources Committee considers necessary to comply with applicable law or appropriate to give effect to the relevant provisions of any agreement for the acquisition of the acquired company.

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Adjustments. The kind or maximum number of ordinary shares available for issuance under the Covidien SIP, the individual and aggregate maximums that may be issued under each form of award, the number of ordinary shares underlying outstanding awards and the exercise price applicable to outstanding stock options and stock appreciation rights shall be appropriately adjusted by the Compensation and Human Resources Committee upon any stock split, reverse stock split, dividend or other distribution, extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of ordinary shares or other securities, or similar corporate transaction or event, to prevent dilution or enlargement of the benefits intended to be made available under the Covidien SIP.

Change in Control. All outstanding stock options, stock appreciation rights and long-term performance awards will become exercisable and all outstanding restricted stock, restricted units and deferred stock units will vest if there is a change in control and the change of control results in a termination without cause, resignation for good reason or substitution of the awards for awards not payable in publicly-traded stock. Each participant who has been granted an annual performance bonus or long term performance award that is outstanding as of the date of a change in control will be deemed to have achieved a level of performance, as of the change in control, that would cause all of the participant’s target amount to become payable, unless the successor entity maintains the annual performance plan and the actual level of performance achieved would result in an annual performance bonus that exceeds the participant’s target amount, in which case bonuses based on actual performance shall be paid.

Restrictions on Transfer of Awards. No award issued under the Covidien SIP may be alienated, anticipated, sold, sold, assigned, pledged, encumbered or transferred, except that (a) awards may be transferred by will or by the laws of descent or distribution; (b) unless the award certificate provides otherwise, stock options may be transferred to a family member without consideration; and (c) restricted stock may be freely transferable after the restrictions lapse or are satisfied and the shares are delivered. For this purpose, a family member includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests.

Amendment and Termination. The Covidien SIP may be amended or terminated by our Board of Directors at any time without shareholder approval, except that any material revision to the terms of the Covidien SIP requires shareholder approval before it can be effective. A revision is “material” for this purpose if it materially increases the number of ordinary shares that may be issued under the plan, other than an increase pursuant to an “adjustment” as described above, materially expands the class of persons eligible to receive awards, materially extends the term of the plan, reduces the exercise price at which stock options or stock appreciation rights may be granted, reduces the exercise price of outstanding stock options or stock appreciation rights, results in the replacement of outstanding stock options or stock appreciation rights with cash, stock options or stock appreciation rights that have a lower exercise price, or any other awards, or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s Ordinary Shares are listed for trading. If not earlier terminated and if the Covidien SIP receives shareholder approval at the Company’s 2013 Annual General Meeting to be held on March 20, 2013, the Covidien SIP will terminate on November 14, 2022 (the day before the tenth anniversary of the adoption by the Board of Directors of the amendment and restatement of the Plan). No awards may be granted under the Covidien SIP after it is terminated, but any previously granted awards will remain in effect until they expire.

Code Section 162(m). Code Section 162(m) generally limits a company’s annual deduction for compensation in excess of $1 million paid to certain executive officers (these executive officers are referred to in the Covidien SIP as “key employees”). Compensation paid to key employees is not subject to the deduction limitation, however, if it is considered “qualified performance-based compensation” within the meaning of Code

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Section 162(m). Awards of stock options, stock appreciation rights, annual performance bonuses, performance units, performance-based restricted units and performance-based restricted stock under the Covidien SIP can, but are not required to, satisfy this standard under Code Section 162(m).

Summary of Federal Income Tax Consequences of Awards

The following is a brief summary of the principal United States federal income tax consequences of the grant, exercise and disposition of stock options, stock appreciation rights, restricted stock, restricted units and deferred stock units under the Covidien SIP, based on advice received from our counsel regarding current U.S. federal income tax laws. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences. Because the federal income tax rules governing awards and related payments are complex, subject to frequent change, and depend on individual circumstances, participants should consult their tax advisors before exercising options or other awards or disposing of stock acquired pursuant to awards.

Nonqualified Stock Options and Stock Appreciation Rights. A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the ordinary shares received as of the date of exercise over the exercise price. When a stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the cash received or, if the stock appreciation right is paid in ordinary shares, the fair market value of the ordinary shares received as of the date of exercise. Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant’s subsequent sale of the ordinary shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price the participant paid for the shares plus the ordinary income the participant recognized with respect to the shares, and these capital gains will be taxable as long-term capital gains if the participant held the shares for more than one year following exercise.

Incentive Stock Options. A participant will not recognize any income at the time an incentive stock option (ISO) is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the ordinary shares on the date of exercise over the exercise price paid will be a preference item that could create liability under the alternative minimum tax. If a participant disposes of ordinary shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain, if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of such ordinary shares before the end of the holding period, the participant generally will recognize ordinary income in the year of the disposition equal to the excess of the lesser of (i) the fair market value of the ordinary shares on the date of exercise or (ii) the amount received for the ordinary shares, over the exercise price paid. The balance of the gain or loss, if any, will be short- or long-term capital gain or loss, depending on how long the ordinary shares were held by the participant prior to disposition. We are not entitled to a deduction as a result of the grant or exercise of an ISO unless a participant recognizes ordinary income as a result of a disposition, in which case we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date (less any amount paid for the stock) and the Company will be allowed a corresponding federal income tax deduction. The participant’s subsequent sale of the ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any

2013 Proxy Statement	72

capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date on which restrictions lapsed. If the participant files an election under Section 83(b) of the Internal Revenue Code within 30 days of the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock) and the Company will be allowed a corresponding federal income tax deduction. The participant’s subsequent sale of the ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date of grant. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.

Restricted Units/Deferred Stock Units. A participant will not recognize any income at the time a restricted unit or deferred stock unit is granted, nor will we be entitled to a deduction at that time. Instead, the value of shares delivered on or after the vesting of restricted units or deferred stock units generally will be taxable to the recipient as ordinary income when shares are delivered to the participant. The amount of the income recognized will be the fair market value of the shares on the date shares are delivered. We will generally receive a deduction for federal income tax purposes in an amount equal to the amount of compensation included in the participant’s income. The participant’s subsequent sale of the ordinary shares will give rise to capital gain or loss equal to the difference between the sale price and the ordinary income the participant recognized with respect to the shares, and any capital gains will be taxable as long-term gains if the participant held the shares for more than one year following the date on which they were delivered.

Non-Competition and Non-Solicitation Agreements

The Compensation and Human Resources Committee may condition eligibility to participate in the Covidien SIP and receipt of benefits specified in an award agreement, such as vesting and exercisability of awards, on the participant’s execution of, compliance with and/or certification of compliance with a non-competition and/or non-solicitation agreement.

New Plan Benefits

Awards issued after the Company’s 2013 Annual General Meeting to be held on March 20, 2013 are subject to the amended and restated Covidien SIP if shareholder approval is obtained. Subject to annual individual limits set forth in the Covidien SIP, the number and types of awards that will be granted to any one individual or category of individuals under the amended and restated Covidien SIP in the future are not determinable, as the Compensation and Human Resources Committee, in conjunction with the Board of Directors and, in the case of director awards, the Nominating and Governance Committee, will make these determinations in their sole discretion.

Resolution

The text of the resolution in respect of Proposal 4 is as follows:

RESOLVED, that approval be and hereby is given to the adoption by the Company of the Covidien Stock and Incentive Plan, as amended and restated on November 15, 2012, and in accordance with the provisions of a document entitled “Covidien Stock and Incentive Plan” (the “Plan”), which has been made available to shareholders prior to the meeting and that the directors be and hereby are authorized to take all such actions with reference to the Plan as may be necessary to ensure the adoption and operation of the Plan.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 4

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PROPOSAL 5:

AUTHORIZE THE COMPANY AND/OR ANY SUBSIDIARY OF THE COMPANY

TO MAKE MARKET PURCHASES OF COMPANY SHARES

We have historically used open-market share purchases as a means of returning cash to shareholders and managing the size of our base of outstanding shares. These are longstanding objectives that management believes are important to continue. During fiscal 2012, we repurchased approximately 17 million of our ordinary shares in open-market purchases (effected as redemptions) as part of our share repurchase program.

Under Irish law, neither the Company nor any subsidiary of the Company may make market purchases of the Company’s shares without shareholder approval. Accordingly, shareholders are being asked to authorize the Company, or any of its subsidiaries, to make market purchases of up to 10% of the Company’s issued shares. If adopted, this authority will expire at the close of business on September 20, 2014 unless renewed at the Annual General Meeting in 2014; we expect to propose renewal of this authorization at subsequent annual general meetings. Such purchases would be made only at price levels which the Directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. The Company currently effects repurchases under our existing share repurchase program as redemptions pursuant to Article 3(d) of our Articles of Association. Whether or not this proposed resolution is passed, the Company will retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although subsidiaries of the Company will not be able to make market purchases of the Company’s shares.

In order for the Company or any of its subsidiaries to make market purchases of the Company’s ordinary shares, such shares must be purchased on a “recognized stock exchange”. The New York Stock Exchange, on which the Company’s ordinary shares are listed, is specified as a recognized stock exchange for this purpose by Irish law. The general authority, if approved by our shareholders, will become effective from the date of passing of the authorizing resolution.

Resolution

The text of the resolution in respect of Proposal 5 is as follows:

RESOLVED, that the Company and any subsidiary of the Company is hereby generally authorized to make market purchases of ordinary shares in the Company (“shares”) on such terms and conditions and in such manner as the board of directors of the Company may determine from time to time but subject to the provisions of the Companies Act 1990 and to the following provisions:

(a)	The maximum number of shares authorized to be acquired by the Company and/or any subsidiary of the Company pursuant to this resolution shall not exceed, in the aggregate, 52,094,325 ordinary shares of US$0.20 each (which represents 10% of the Company’s issued ordinary shares as of our 2012 fiscal year end).

(b)	The maximum price to be paid for any ordinary share shall be an amount equal to 110% of the closing price on the New York Stock Exchange for the ordinary shares on the trading day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company, and the minimum price to be paid for any ordinary share shall be the nominal value of such share.

(c)	This general authority will be effective from the date of passing of this resolution and will expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 5

2013 Proxy Statement	74

PROPOSAL 6:

AUTHORIZE THE PRICE RANGE AT WHICH

THE COMPANY CAN REISSUE SHARES THAT IT HOLDS AS TREASURY SHARES

Our historical open-market share repurchases (redemptions) and other share buyback activities result in ordinary shares being acquired and held by the Company as treasury shares. We may reissue treasury shares that we acquire through our various share buyback activities in connection with our executive compensation program, our Employee Stock Purchase Program and our other compensation programs.

Under Irish company law, our shareholders must authorize the price range at which we may reissue any shares held in treasury. In this proposal, that price range is expressed as a minimum and maximum percentage of the prevailing market price (as defined below). Under Irish law, this authorization expires after eighteen months unless renewed; accordingly, we expect to propose renewal of this authorization at subsequent annual general meetings.

The authority being sought from shareholders provides that the minimum and maximum prices at which an ordinary share held in treasury may be reissued are 95% and 120%, respectively, of the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance. Any reissuance of treasury shares will be at price levels that the Board considers in the best interests of our shareholders.

Special Resolution

The text of the resolution in respect of Proposal 6 (which is proposed as a special resolution) is as follows:

RESOLVED, that the reissue price range at which any treasury shares held by the Company may be reissued off-market shall be as follows:

(a)	the maximum price at which such treasury share may be reissued off-market shall be an amount equal to 120% of the “market price”; and

(b)	the minimum price at which a treasury share may be reissued off-market shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share plan operated by the Company or, in all other cases, an amount equal to 95% of the “market price”; and

(c)	for the purposes of this resolution, the “market price” shall mean the average closing price per ordinary share of the Company, as reported by the New York Stock Exchange, for the thirty (30) trading days immediately preceding the proposed date of re-issuance.

FURTHER RESOLVED, that this authority to reissue treasury shares shall expire at eighteen months from the date of the passing of this resolution unless previously varied or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 6

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PROPOSAL 7:

AMEND THE COMPANY’S ARTICLES OF ASSOCIATION

TO EXPAND THE AUTHORITY TO EXECUTE AN INSTRUMENT OF TRANSFER

Pursuant to the Irish Companies Acts, the Company may not record a transfer of shares on its register of members unless an executed instrument of transfer has been delivered to the Company. Our Articles of Association currently provide that our Secretary or Assistant Secretary, as agent for a transferor, may execute and deliver an instrument of transfer on behalf of a transferor and that such an instrument of transfer signed by our Secretary or Assistant Secretary shall be a proper instrument of transfer for purposes of the Irish Companies Acts. The proposed amendment to our Articles of Association will provide transferors and the Company with greater efficiency and flexibility in creating the required instruments of transfer by allowing other persons, duly authorized and appointed by the Secretary or Assistant Secretary, to prepare, execute and deliver instruments of transfer on behalf of a transferor.

If approved, the proposed amendment would take effect immediately following shareholder approval.

Special Resolution

The text of the resolution in respect of Proposal 7 (which is proposed as a special resolution) is as follows:

RESOLVED, that the Company’s Articles of Association be and hereby are amended by the insertion into Article 13(a) of the underlined language below and deletion of the struck-through language below:

13. (a)	The instrument of transfer of any share may be executed for and on behalf of the transferor by the Secretary ~~or~~, an Assistant Secretary or any duly authorized delegate or attorney of the Secretary or Assistant Secretary (whether an individual, a corporation or other body of persons, whether corporate or not, and whether in respect of specific transfers or pursuant to a general standing authorization), and the Secretary ~~or~~, Assistant Secretary or a relevant authorized delegate shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Secretary or, Assistant Secretary ~~or~~ a relevant authorized delegate as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of section 81 of the Act. The transferor shall be deemed to remain the Holder of the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 7

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PROPOSAL 8:

CREATION OF MALLINCKRODT DISTRIBUTABLE RESERVES

We have disclosed that we plan to spin-off our pharmaceuticals business into a standalone public company. We currently anticipate that the spin-off will involve the transfer of our pharmaceuticals business to a newly formed Irish public limited company called Mallinckrodt plc in return for which Mallinckrodt will issue shares to Covidien shareholders on a pro-rata basis. In order to help ensure that Mallinckrodt has the flexibility to pay dividends if and when its Board of Directors determines to do so following the spin-off, we are asking Covidien shareholders to approve the proposal described below.

Under Irish law, Mallinckrodt must have “distributable reserves” in its unconsolidated balance sheet (prepared in accordance with the Irish Companies Acts) in order for it to legally make distributions (including the payment of cash dividends) to its shareholders, or to buy back shares. Distributable reserves generally means the accumulated realized profits of Mallinckrodt less accumulated realized losses of Mallinckrodt and can include reserves created by way of capital reductions. Dividends and distributions by Mallinckrodt would also be subject to additional limitations under Irish law.

Immediately following the spin-off, the unconsolidated balance sheet of Mallinckrodt will not contain any distributable reserves, and “shareholders’ equity” in such balance sheet will be comprised entirely of “share capital” (equal to the aggregate par value of the Mallinckrodt shares issued pursuant to the spin-off) and “share premium” (resulting from the issuance of Mallinckrodt shares as part of the spin-off and equal to (a) the aggregate market value of our pharmaceuticals business at the time of its transfer to Mallinckrodt, less (b) the share capital).

We expect that, as soon as practicable following the completion of the spin-off, Mallinckrodt will seek to obtain the approval of the High Court of Ireland to convert all of its share premium, or such lesser amount as the directors of Mallinckrodt may approve, to distributable reserves, which we refer to as the Mallinckrodt distributable reserves creation. The approval of the High Court of Ireland is required for the Mallinckrodt distributable reserves creation to be effective, and we believe that approval by Covidien shareholders of the Mallinckrodt distributable reserves creation would facilitate obtaining the required order of the High Court of Ireland. Accordingly, we are proposing that Covidien shareholders approve the Mallinckrodt distributable reserves creation at the 2013 Annual General Meeting.

Shareholder approval of the Mallinckrodt distributable reserves creation is not a guarantee that the spin-off will occur or that, if it occurs, Mallinckrodt will pay dividends at any time. The Covidien Board of Directors may decide not to spin-off the pharmaceuticals business, and, even if the spin-off is completed, the Mallinckrodt Board of Directors may decide not to pay dividends. In addition, shareholder approval is not a guarantee that the High Court of Ireland will approve the Mallinckrodt distributable reserves creation. Although we are not aware of any reason why the High Court of Ireland would not approve the Mallinckrodt distributable reserves creation, there is no guarantee that such approval will be forthcoming.

Resolution

The text of the advisory resolution in respect of Proposal 8 is as follows:

IT IS RESOLVED THAT:

(i) a reduction of the share premium of Mallinckrodt created by the issue of shares by Mallinckrodt pursuant to the proposed spin-off (including the proposed transfer of Covidien plc’s pharmaceutical business to Mallinckrodt), including a reduction of all of such share premium or such lesser amount as the directors of Mallinckrodt may approve; and

(ii) the treatment of the reserves resulting from such a reduction of share premium as profits available for distribution (as defined by section 45 of the Companies (Amendment) Act 1983 of Ireland) of Mallinckrodt,

77	2013 Proxy Statement

be and are hereby approved, in each case subject to the confirmation of the High Court of Ireland of the reduction of the share premium. For the purposes of this resolution “Mallinckrodt” means the company to which the pharmaceutical business of Covidien is transferred pursuant to the proposed spin-off.

Unless otherwise instructed, the proxies will vote “FOR” this resolution.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT YOU VOTE “FOR” THE RESOLUTION SET FORTH IN PROPOSAL 8

OTHER MATTERS

Presentation of Irish Statutory Accounts

The Company’s Irish Statutory Accounts for the fiscal year ended September 28, 2012, including the reports of the Directors and auditors thereon, will be presented at the Annual General Meeting. The Company’s Irish Statutory Accounts have been approved by the Board of Directors of the Company. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company’s Irish Statutory Accounts are available with the Proxy Statement, the Company’s Annual Report and other proxy materials at www.proxyvote.com and in the Investor Relations section of our website at www.covidien.com.

Registered and Principal Executive Offices

The registered and principal executive offices of Covidien are located at 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. The telephone number there is +353 1 438-1700.

Shareholder Proposals for the 2014 Annual General Meeting

In accordance with the rules established by the SEC, as well as under the provisions of our Articles of Association, any shareholder proposal submitted pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) intended for inclusion in the Proxy Statement for next year’s Annual General Meeting must be received by us no later than September 26, 2013. Such proposals should be sent to our Secretary at Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland. To be included in the Proxy Statement, the proposal must comply with the requirements as to form and substance established by the SEC and our Articles of Association and must be a proper subject for shareholder action under Irish law.

A shareholder may otherwise propose business for consideration or nominate persons for election to the Board in compliance with U.S. federal proxy rules, Irish law and other legal requirements, without seeking to have the proposal included in our Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. To bring a proposal before next year’s annual general meeting, a shareholder must deliver written notice of the proposed business to the Company’s Secretary at our registered office on or before September 26, 2013 and otherwise comply with the requirements of our Articles of Association.

2013 Proxy Statement	78

United States Securities and Exchange Commission Reports

Copies of our Annual Report on Form 10-K for the fiscal year ended September 28, 2012, as filed with the SEC (without exhibits), are available to shareholders free of charge on our website at www.covidien.com or by writing to our Secretary at Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland.

Delivery of Documents to Shareholders Sharing an Address

If you have requested a paper copy of our proxy materials, our Annual Report, including our audited financial statements for the year ended September 28, 2012, is being mailed to you along with this Proxy Statement. In order to reduce printing and postage costs, only one Annual Report and one Proxy Statement will be mailed to multiple shareholders sharing an address unless the Company receives contrary instructions from one or more of the shareholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, the Company will deliver promptly a separate copy of such documents to any shareholder who contacts the Company at +353 1 438-1700 or sends a written request to Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary. If your household is receiving multiple copies of the Company’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Covidien plc, 20 On Hatch, Lower Hatch Street, Dublin 2, Ireland, Attention: Company Secretary.

General

Your proxy is solicited on behalf of our Board of Directors. Unless otherwise directed, proxies held by the Chief Executive Officer, the Chief Financial Officer and the General Counsel will be voted at the Annual General Meeting (or an adjournment or postponement thereof), FOR Proposals 1 – 8. If any matter other than those described in this Proxy Statement properly comes before the Annual General Meeting, or with respect to any adjournment or postponement thereof, the Chief Executive Officer, Chief Financial Officer or General Counsel will vote the ordinary shares represented by such proxies in accordance with his discretion.

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Appendix A

COVIDIEN STOCK AND INCENTIVE PLAN

AS AMENDED AND RESTATED ON NOVEMBER 21, 2008 AND JUNE 4, 2009, ASSUMED BY

COVIDIEN PUBLIC LIMITED COMPANY ON JUNE 4, 2009 AND FURTHER AMENDED AND

RESTATED ON NOVEMBER 15, 2012

ARTICLE I

PURPOSE

1.1. Purpose. The purposes of this Covidien Stock and Incentive Plan as amended and restated (the “Plan”) are to promote the interests of Covidien public limited company (and any successor thereto) by (i) aiding in the recruitment and retention of Directors and Employees, (ii) providing incentives to Directors and Employees by means of performance-related incentives to achieve short-term and long-term performance goals, (iii) providing Directors and Employees with an opportunity to participate in the growth and financial success of the Company, and (iv) promoting the growth and success of the Company’s business by aligning the financial interests of Directors and Employees with that of the other shareholders of the Company. Toward these objectives, the Plan provides for the grant of Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards and Other Stock-Based Awards.

1.2. Effective Date; Shareholder Approval. The Plan was amended and restated on November 21, 2008, and such amendment and restatement was approved by the shareholders of Covidien Ltd. at its 2009 annual general meeting held on March 18, 2009. The Plan was amended and restated on June 4, 2009, to reflect its assumption by Covidien public limited company. The Plan was further amended and restated on November 15, 2012, subject to approval of the Company’s shareholders at the Company’s 2013 Annual General Meeting to be held on March 20, 2013.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms have the following meanings, unless another definition is clearly indicated by particular usage and context:

“Acquired Company” means any business, corporation or other entity acquired by the Company or any Subsidiary.

“Acquired Grantee” means the grantee of a stock-based award of an Acquired Company and may include a current or former Director of an Acquired Company.

“Annual Performance Bonus” means an Award of cash or Shares granted under Section 4.4 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures.

“Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant by the Committee pursuant to any terms and conditions that the Committee may establish and set forth in the applicable Award Certificate. Awards granted under the Plan may consist of:

(a)	“Stock Options” awarded pursuant to Section 4.3;

(b)	“Stock Appreciation Rights” awarded pursuant to Section 4.3;

(c)	“Annual Performance Bonuses” awarded pursuant to Section 4.4;

(d)	“Long-Term Performance Awards” awarded pursuant to Section 4.5;

(e)	“Other Stock-Based Awards” awarded pursuant to Section 4.6;

(f)	“Director Awards” awarded pursuant to Section 4.7; and

(g)	“Substitute Awards” awarded pursuant to Section 4.8.

“Award Certificate” means the document issued, either in writing or an electronic medium, by the Committee or its designee to a Participant evidencing the grant of an Award and which contains, in the same or accompanying document, the terms and conditions applicable to such Award.

“Board” means the Board of Directors of the Company.

“Cause” means, as to any Employee who is a party to an employment agreement with the Company or any Subsidiary which contains a definition of “cause,” as set forth in such employment agreement and, if there is no applicable employment agreements, means an Employee’s or Director’s (i) substantial failure or refusal to perform duties and responsibilities of his or her job as required by the Company or Subsidiary, (ii) violation of any fiduciary duty owed to the Company or Subsidiary, (iii) conviction of a misdemeanor (other than a traffic offense) or felony, (iv) dishonesty, (v) theft, (vi) violation of Company or Subsidiary rules or policy, or (vii) other egregious conduct, that has or could have a serious and detrimental impact on the Company or Subsidiary and its employees. The Committee (or the Nominating Committee solely with respect to Director Awards), in its sole and absolute discretion, shall determine Cause.

“Change in Control” means the first to occur of any of the following events:

(a)	any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act, excluding for this purpose, (i) the Company or any Subsidiary or (ii) any employee benefit plan of the Company or any Subsidiary (or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of the Company), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 30 percent of the combined voting power of the Company’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(b)	persons who, as of the Effective Date constitute the Board (the “Incumbent Directors”) cease for any reason (including without limitation, as a result of a tender offer, proxy contest, merger or similar transaction) to constitute at least a majority thereof, provided that any person becoming a Director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50 percent of the Incumbent Directors; but provided further, that any such person whose initial assumption of office is in connection with an actual or threatened proxy contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a “person” (as defined in Section 13(d) and 14(d) of the Exchange Act) other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director; or

(c)	consummation of a reorganization, merger or consolidation or sale or other disposition of at least 80 percent by value of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own directly or indirectly more than 50 percent of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Change in Control Termination” means a Participant’s involuntary termination of employment that occurs during the twelve (12) month period immediately following a Change in Control. For this purpose, subject to Section 7.11(b)(ii), a Participant’s involuntary termination of employment includes only the following:

(a)	termination of the Participant’s employment by the Company for any reason other than for Cause, Disability or death;

(b)	termination of the Participant’s employment by the Participant after one of the following events, provided that the Participant’s termination of employment occurs within sixty (60) days after the occurrence of any such event:

(i)	the Company (1) assigns or causes to be assigned to the Participant duties inconsistent in any material respect with his or her position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in the Participant’s position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in the reasonable judgment of the Participant, would cause him or her to violate his or her ethical or professional obligations, or which results in a significant diminution in such position, authority, duties or responsibilities; or

(ii)	the Company, without the Participant’s consent, (1) requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment and which increases the Participant’s commute from his or her principal residence by more than fifty (50) miles; or (2) reduces the Participant’s base salary, annual bonus, or retirement, welfare, share incentive, perquisite (if any) and other benefits taken as a whole;

provided, however, that an event described in (i) or (ii) above shall permit a Participant’s termination of employment to be deemed a Change in Control Termination only if written notice of such event has been provided by the Participant to the Company and the Company failed to cure such action within a fifteen (15) day period following receipt of such notice.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation and Human Resources Committee of the Board or any successor committee or other committee to which the Compensation and Human Resources Committee delegates its authority under this Plan. The Compensation and Human Resources Committee shall be comprised solely of “non-employee directors” within the meaning of Rule 16b-3(b)(3) under the Exchange Act and two or more persons who are outside directors within the meaning of Section 162(m)(4)(C)(i) of the Code and the applicable regulations.

“Company” means Covidien public limited company, a company incorporated in Ireland under registered number 466385, or any successor thereto.

“Deferred Stock Unit” means a Unit granted under Section 4.6 or 4.7 to acquire Shares upon Termination of Directorship or Termination of Employment, subject to any restrictions that the Committee, in its discretion, may determine.

“Director” means a member of the Board.

“Disabled” or “Disability” means, subject to Section 7.11(b)(iii), that the Employee has a permanent and total incapacity from engaging in any employment for the Company or Subsidiary for physical or mental reasons. A “Disability” shall be deemed to exist if the Employee is designated with an inactive employment status at the end of a disability or medical leave or if the Employee meets the requirements for disability benefits under (i) the Company’s or Subsidiary’s long-term disability plan or (ii) the Social Security law then in effect, for Employees who are on the payroll of any United States Subsidiary.

“Dividend Equivalent” means an amount equal to the cash dividend or the fair market value of the share dividend that would be paid on each Share underlying an Award if the Share were duly issued and outstanding on the date on which the dividend is payable.

“Effective Date” means June 4, 2009, unless otherwise provided herein.

“Employee” means any individual who performs services as an officer or employee of the Company or a Subsidiary.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under a Stock Option or with respect to which the amount of any payment pursuant to a Stock Appreciation Right is determined.

“Fair Market Value” of a Share means the closing sales price on the New York Stock Exchange of a Share on the trading day of the grant or on the date as of which the determination of Fair Market Value is being made or, if no sale is reported for such day, on the next preceding day on which a sale of Shares is reported. Notwithstanding anything to the contrary herein, the Fair Market Value of a Share will in no event be determined to be less than par value.

“GAAP” means United States generally accepted accounting principles.

“Incentive Stock Option” means a Stock Option granted under Section 4.3 of the Plan that is intended to meet the requirements of Section 422 of the Code and any related regulations and is designated in the Award Certificate as intended to be an Incentive Stock Option.

“Key Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code or who is reasonably expected to be a “covered employee” at the time the Company would be entitled to claim a tax deduction in respect of an Award but for Section 162(m) of the Code.

“Long-Term Performance Award” means an Award granted under Section 4.5 of the Plan that is paid solely on account of the attainment of a specified performance target in relation to one or more Performance Measures or other performance criteria as selected in the sole discretion of the Committee.

“Nominating Committee” means the Nominating and Governance Committee the Board.

“Nonqualified Stock Option” means any Stock Option granted under Section 4.3 of the Plan that is not an Incentive Stock Option.

“Normal Retirement” means Termination of Employment on or after a Participant has attained age 60, provided that the sum of the Participant’s age and years of service with the Company or a Subsidiary is 70 or higher.

“Ordinary Shares” means the ordinary shares of the Company, $0.20 (U.S.) par value, and such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 5.3 of the Plan.

“Other Stock-Based Award” means an Award granted under Section 4.6 of the Plan and denominated in Shares.

“Participant” means a Director, Employee or Acquired Grantee who has been granted an Award under the Plan.

“Performance Cycle” means, with respect to any Award that vests based on Performance Measures, the period of 12 months or longer over which the level of performance will be assessed. The first Performance Cycle under the Plan will begin on such date as is set by the Committee, in its sole discretion.

“Performance Measure” means, with respect to any Annual Performance Bonus or Long-Term Performance Award, the business criteria selected by the Committee to measure the level of performance of the Company during a Performance Cycle. The Committee may select as the Performance Measure any operating and maintenance expense targets or financial goals as interpreted by the Committee, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and that are absolute or relative to the performance of one or more comparable companies or an index of comparable companies, and are measured during the Performance Cycle provided that (i) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Key Employee, Performance Measures shall be limited to the following criteria and (ii) as to an Annual Performance Bonus or Long-Term Performance Award granted to a Participant who is not a Key Employee, Performance Measures may include, but not be limited to, the following criteria: (a) cash flow, (b) earnings per share, (c) earnings before interest, taxes and amortization, (d) return on equity, (e) total shareholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction.

“Performance Unit” means a Long-Term Performance Award denominated in Units.

“Plan” means this Covidien Stock and Incentive Plan as most recently amended and restated on November 15, 2012, subject to approval of the Company’s shareholders at the Company’s Annual General Meeting on March 20, 2012.

“Premium-Priced Stock Option” means a Stock Option the Exercise Price of which is fixed by the Committee at a price that exceeds the Fair Market Value of a Share on the date of grant.

“Reporting Person” means a Director or an Employee who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Stock” means Shares issued pursuant to Section 4.6 that are subject to any restrictions that the Committee, in its discretion, may impose.

“Restricted Unit” means a Unit granted under Section 4.5 or Section 4.6 to acquire Shares or an equivalent amount in cash, which Unit is subject to any restrictions that the Committee, in its discretion, may impose.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” means an Ordinary Share of the Company, and “Shares” shall be construed accordingly.

“Stock Appreciation Right” means a right granted under Section 4.3 of the Plan of an amount in cash or Shares equal to any excess of the Fair Market Value of a Share as of the date on which the right is exercised over the Exercise Price.

“Stock Option” means a right granted under Section 4.3 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options.

“Subsidiary” means (i) a subsidiary company (wherever incorporated) of the Company, as defined by Section 155 of the Companies Act 1963 of Ireland; (ii) any separately organized business unit, whether or not incorporated, of the Company; (iii) any employer that is required to be aggregated with the Company pursuant to Code Section 414 and the regulations promulgated thereunder; and (iv) any service recipient or employer that is within a controlled group of corporations as defined in Code Sections 1563(a)(1), (2) and (3) which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, and any service recipient or employer within trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. § 1.414(c)-2, which includes the Company, where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. § 1.409A-1(b)(5)(iii)(E) and § 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.

“Target Amount” means the amount of Performance Units that will be paid if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of the Committee.

“Target Bonus” means the target Annual Performance Bonus applicable to a Reporting Person in respect of a particular year, as established by the Committee or its delegate.

“Target Vesting Percentage” means the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest if the applicable Performance Measure is fully (100%) attained, as determined in the sole discretion of by the Committee.

“Termination of Directorship” means the date of cessation of a Director’s membership on the Board for any reason, with or without Cause, as determined in the sole discretion of the Nominating Committee, provided however that if the Director is a member of the Nominating Committee, such determination shall be made by the full Board (excluding such Director).

“Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company or a Subsidiary for any reason, with or without Cause, as determined in the sole discretion of the Company.

“Unit” means, for purposes of Performance Units, the potential right to an Award equal to a specified amount denominated in such form as is deemed appropriate in the discretion of the Committee and, for purposes of Restricted Units or Deferred Stock Units, the potential right to acquire one Share.

ARTICLE III

ADMINISTRATION

3.1. Committee. The Plan will be administered by the Committee, except as otherwise provided in Section 4.7.

3.2. Authority of the Committee. The Committee or, to the extent required by applicable law, the Board will have the authority, in its sole and absolute discretion and subject to the terms of the Plan, to:

(a)	Interpret and administer the Plan and any instrument or agreement relating to the Plan;

(b)	Prescribe the rules and regulations that it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan;

(c)	Select Employees to receive Awards under the Plan;

(d)	Determine the form of an Award, the number of Shares subject to each Award, all the terms and conditions of an Award, including, without limitation, the conditions on exercise or vesting, the designation of Stock Options as Incentive Stock Options or Nonqualified Stock Options, and the circumstances under which an Award may be settled in cash or Shares or may be cancelled, forfeited or suspended, and the terms of each Award Certificate;

(e)	Determine whether Awards will be granted singly, in combination or in tandem;

(f)	Establish and interpret Performance Measures (or, as applicable, other performance criteria) in connection with Annual Performance Bonuses and Long-Term Performance Awards, evaluate the level of performance over a Performance Cycle and certify the level of performance attained with respect to Performance Measures (or other performance criteria, as applicable);

(g)	Subject to Sections 6.1 and 7.12, waive or amend any terms, conditions, restriction or limitation on an Award, except that the prohibition on the repricing of Stock Options and Stock Appreciation Rights, as described in Section 4.3(g), may not be waived;

(h)	Make any adjustments to the Plan (including but not limited to adjustment of the number of Shares available under the Plan or any Award) and any Award granted under the Plan as shall be appropriate pursuant to Section 5.3;

(i)	Determine and set forth in the applicable Award Certificate the circumstances under which Awards may be deferred and the extent to which a deferral will be credited with Dividend Equivalents and interest thereon;

(j)	Determine and set forth in the applicable Award Certificate whether a Nonqualified Stock Option or Restricted Share may be transferable to family members, a family trust or a family partnership;

(k)	Establish any subplans and make any modifications to the Plan, without amending the Plan, or to Awards made hereunder (including the establishment of terms and conditions in the Award Certificate not otherwise inconsistent with the terms of the Plan) that the Committee may determine to be necessary or advisable for grants made in countries outside the United States to comply with, or to achieve favorable tax treatment under, applicable foreign laws or regulations or tax policies or customs;

(l)	Appoint such agents as it shall deem appropriate for the proper administration of the Plan; and

(m)	Take any and all other actions it deems necessary or advisable for the proper operation or administration of the Plan.

3.3. Effect of Determinations. All determinations of the Committee will be final, binding and conclusive on all persons having an interest in the Plan.

3.4. Delegation of Authority. The Board or, if permitted under applicable corporate law, the Committee, in its discretion and consistent with applicable law and regulations, may delegate to a committee or an officer or group of officers, as it deems to be advisable, the authority to select Employees to receive an Award and to determine the number of Shares under any such Award, subject to any terms and conditions that the Board or the Committee may establish. When the Board or the Committee delegates authority pursuant to the foregoing sentence, it will limit, in its discretion, the number or value of Shares that may be subject to Awards that the delegate may grant. Only the Committee has the authority to grant and administer Awards to Key Employees and other Reporting Persons or to delegates of the Committee, and to establish and certify Performance Measures.

3.5. Employment of Advisors. The Committee may employ attorneys, consultants, accountants and other advisors, the fees and other expenses of which shall be paid by the Company, and the Committee, the Company and the officers and directors of the Company may rely upon the advice, opinions or valuations of the advisors employed.

3.6. No Liability. No member of the Committee or any person acting as a delegate of the Committee with respect to the Plan will be liable for any losses resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted under the Plan.

ARTICLE IV

AWARDS

4.1. Eligibility. All Participants and Employees are eligible to be designated to receive Awards granted under the Plan, except as otherwise provided in this Article IV.

4.2. Form of Awards. Awards will be in the form determined by the Committee, in its discretion, and will be evidenced by an Award Certificate. Awards may be granted singly or in combination or in tandem with other Awards.

4.3. Stock Options and Stock Appreciation Rights. The Committee may grant Stock Options and Stock Appreciation Rights under the Plan to those Employees whom the Committee may from time to time select, in the amounts and pursuant to the other terms and conditions that the Committee, in its discretion, may determine and set forth in the Award Certificate, subject to the provisions below:

(a)

Form. Stock Options granted under the Plan will, at the discretion of the Committee and as set forth in the Award Certificate, be in the form of Incentive Stock Options, Nonqualified Stock Options or a combination of the two. If an Incentive Stock Option and a Nonqualified Stock Option are granted to the same Participant under the Plan at the same time, the form of each will be clearly identified, and they will be deemed to have been granted in separate grants. In no event will the exercise of one Stock Option affect the right to exercise the other Stock Option. Stock Appreciation Rights may be granted either alone or concurrently with Nonqualified Stock Options and the amount of Shares attributable to each Stock Appreciation Right shall be set forth in the applicable Award Certificate on or before the grant date.

(b)	Exercise Price. The Committee will set the Exercise Price of Stock Options (other than Premium-Priced Stock Options or certain Incentive Stock Options as described below) or Stock Appreciation Rights granted under the Plan at a price that is equal to the Fair Market Value of a Share on the date of grant, subject to adjustment as provided in Section 5.3. The Committee will set the Exercise Price of Premium-Priced Stock Options at a price that is higher than the Fair Market Value of a Share as of the date of grant, provided that such price is no higher than 150 percent of such Fair Market Value. The Exercise Price of Incentive Stock Options will be equal to or greater than 110 percent of the Fair Market Value of a Share as of the date of grant if the Participant receiving the Incentive Stock Options owns shares possessing more than 10 percent of the total combined voting power of all classes of shares of the Company or any subsidiary or parent corporation of the Company, as defined in Section 424 of the Code. The Exercise Price of a Stock Appreciation Right granted in tandem with a Stock Option will equal the Exercise Price of the related Stock Option. The Committee will set forth the Exercise Price of a Stock Option or Stock Appreciation Right in the Award Certificate or accompanying documentation.

(c)	Term and Timing of Exercise. Each Stock Option or Stock Appreciation Right granted under the Plan will be exercisable in whole or in part, subject to the following conditions, unless determined otherwise by the Committee:

(i)	The term of each Stock Option shall be determined by the Committee and set forth in the applicable Award Certificate, but in no event shall the term of a Stock Option exceed ten (10) years from the date of its grant.

(ii)	A Stock Option or Stock Appreciation Right will become exercisable at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate.

(iii)	Unless the applicable Award Certificate provides otherwise, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has outstanding Stock Options or Stock Appreciation Rights, the unvested Stock Options or Stock Appreciation Rights will fully vest. Unless the applicable Award Certificate or the remainder of this Section 4.3(c) provides otherwise, the Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date on which the Participant dies, incurs a Disability or retires due to Normal Retirement.

(iv)	Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant’s death, Disability, Normal Retirement or a Change in Control Termination, if the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company or a Subsidiary is 60 or higher, a pro rata portion of the Participant’s Stock Options and Stock Appreciation Rights will vest so that the total number of vested Stock Options or Stock Appreciation Rights held by the Participant at Termination of Employment (including those that have already vested as of such date) will be equal to the total number of Stock Options or Stock Appreciation Rights originally granted to the Participant under the applicable Award multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of months set forth in the applicable Award Certificate that is required to attain full vesting. Unless the Award Certificate provides otherwise, such Participant’s Stock Options and Stock Appreciation Rights will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is three (3) years after the date of Termination of Employment.

(v)	Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant that does not meet the requirements of paragraphs (ii) or (iii) above, any unvested Stock Options or Stock Appreciation Rights will be forfeited. Unless the applicable Award Certificate provides otherwise, any Stock Options or Stock Appreciation Rights that are vested as of such Termination of Employment will lapse, and will not thereafter be exercisable, upon the earlier of (A) their original expiration date or (B) the date that is ninety (90) days after the date of such Termination of Employment.

(vi)	Stock Options and Stock Appreciation Rights of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise the Stock Options or Stock Appreciation Rights by the Participant’s will or by operation of law. If a Stock Option or Stock Appreciation Right is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company will be under no obligation to deliver Shares or cash until the Company is satisfied that the person exercising the Stock Option or Stock Appreciation Right is the duly appointed executor or administrator of the deceased Participant or the person to whom the Stock Option or Stock Appreciation Right has been transferred by the Participant’s will or by applicable laws of descent and distribution.

(vii)	A Stock Appreciation Right granted in tandem with a Stock Option is subject to the same terms and conditions as the related Stock Option and will be exercisable only to the extent that the related Stock Option is exercisable. When either a Stock Option or a Stock Appreciation Right granted in tandem with each other is exercised, the tandem Stock Option or Stock Appreciation Right, as applicable, shall expire.

(d)	Payment of Exercise Price. The Exercise Price of a Stock Option must be paid in full when the Stock Option is exercised. Shares will be issued and delivered only upon receipt of payment. Payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. The Committee, in its discretion may also allow payment to be made by any of the following methods, as set forth in the applicable Award Certificate:

(i)	Delivering a properly executed exercise notice to the Company or its agent, together with irrevocable instructions to a broker to deliver to the Company, within the typical settlement cycle for the sale of equity securities on the relevant trading market (or otherwise in accordance with the provisions of Regulation T issued by the Federal Reserve Board), the amount of sale proceeds with respect to the portion of the Shares to be acquired having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid;

(ii)	Subject to any requirements of applicable law and regulations, tendering (actually or by attestation) to the Company or its agent previously acquired Shares that have a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii)	Subject to any requirements of applicable law and regulations, instructing the Company to reduce the number of Shares that would otherwise be issued by such number of Shares as have in the aggregate a Fair Market Value on the date of exercise equal to the applicable portion of the Exercise Price being so paid.

(e)	Incentive Stock Options. Incentive Stock Options granted under the Plan will be subject to the following additional conditions, limitations and restrictions:

(i)	Eligibility. Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary that is a subsidiary or parent corporation of the Company within the meaning of Code Section 424.

(ii)	Timing of Grant. No Incentive Stock Option will be granted under the Plan after the 10-year anniversary of the date on which the Plan is adopted by the Board or, if earlier, the date on which the Plan is approved by the stockholders of Covidien Ltd.

(iii)	Amount of Award. Subject to Section 5.3 of the Plan, no more than 10 million Shares may be available for grant in the form of Incentive Stock Options. The aggregate Fair Market Value (as of the date of grant) of the Shares with respect to which the Incentive Stock Options awarded to any Employee first become exercisable during any calendar year may not exceed $100,000 (U.S.). For purposes of this $100,000 (U.S.) limit, the Employee’s Incentive Stock Options under this Plan and all other plans maintained by the Company and its Subsidiaries will be aggregated. To the extent any Incentive Stock Option would exceed the $100,000 (U.S.) limit, the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings.

(iv)	Timing of Exercise. If the Committee exercises its discretion in the Award Certificate to permit an Incentive Stock Option to be exercised by a Participant more than three months after the Participant has ceased being an Employee (or more than 12 months if the Participant is permanently and totally disabled, within the meaning of Code Section 22(e)), the Incentive Stock Option will afterwards be treated as a Nonqualified Stock Option to the extent required by the Code and underlying regulations and rulings. For purposes of this paragraph (iv), an Employee’s employment relationship will be treated as continuing intact while the Employee is on military leave, sick leave or another approved leave of absence if the period of leave does not exceed 90 days, or a longer period to the extent that the Employee’s right to reemployment with the Company or a Subsidiary is guaranteed by statute or by contract. If the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed by statute or contract, the employment relationship will be deemed to have ceased on the 91st day of the leave.

(v)	Transfer Restrictions. In no event will the Committee permit an Incentive Stock Option to be transferred by an Employee other than by will or the laws of descent and distribution, and any Incentive Stock Option awarded under this Plan will be exercisable only by the Employee during the Employee’s lifetime.

(f)	Exercise of Stock Appreciation Rights. Upon exercise of a Participant’s Stock Appreciation Rights, the Company will pay cash or Shares or a combination of cash and Shares, in the discretion of the Committee and as described in the Award Certificate. Cash payments will be equal to the excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price, for each Share for which a Stock Appreciation Right was exercised. If Shares are paid for the Stock Appreciation Right, the Participant will receive a number of whole Shares equal to the quotient of the cash payment amount divided by the Fair Market Value of a Share on the date of exercise.

(g)	No Repricing. Except as otherwise provided in Section 5.3, in no event will the Committee decrease the Exercise Price of a Stock Option or Stock Appreciation Right after the date of grant or cancel outstanding Stock Options or Stock Appreciation Rights and issue cash in exchange for such cancellation or grant replacement Stock Options or Stock Appreciation Rights with a lower Exercise Price than that of the replaced Stock Options or Stock Appreciation Rights or other Awards without first obtaining the approval of the holders of a majority of the Shares who are present in person or by proxy at a meeting of the Company’s shareholders and entitled to vote.

4.4. Annual Performance Bonuses. The Committee may grant Annual Performance Bonuses under the Plan in the form of cash or Shares to the Reporting Persons that the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a)	Performance Cycles. Annual Performance Bonuses will be awarded in connection with a twelve (12) month Performance Cycle, which will be the fiscal year of the Company.

(b)	Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Reporting Persons who will be eligible to receive an Annual Performance Bonus under the Plan. If an individual becomes a Reporting Person after this ninety (90) day period, the Committee may determine that such Reporting Person is eligible to receive a pro rata Annual Performance Bonus under the Plan.

(c)	Performance Measures; Targets; Award Criteria.

(i)	Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) the Target Bonus which may be earned by each Participant; and (C) subject to subsection (d) below, the criteria for computing the amount that will be paid with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Annual Performance Bonus will be paid and the percentage of the Target Bonus that will become payable upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)	The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount otherwise payable to any Key Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the amount payable under any Annual Performance Bonus of another Key Employee.

(d)	Payment, Certification. No Annual Performance Bonus will be paid to any Reporting Person until the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. In applying Performance Measures, the Committee (i) shall make adjustments for events listed in Section 5.3 in accordance therewith and (ii) may, in its discretion, exclude the effect of unusual or infrequently occurring items, the cumulative effect of changes in the law, regulations or accounting rules, and other items, all determined in accordance with GAAP (to the extent applicable) and identified in financial statements, notes to the financial statements or discussion and analysis of management; provided that the determination by the Committee that Performance Measures shall be adjusted for items in accordance with this clause (ii) shall be made no later than ninety (90) days after the commencement of any applicable Performance Cycle in respect of Annual Performance Bonuses awarded to Key Employees.

(e)	Form of Payment. Annual Performance Bonuses will be paid in cash or Shares. All such Performance Bonuses shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Performance Bonuses are no longer subject to a substantial risk of forfeiture (as determined for purposes of Section 409A of the Code), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern.

(f)	Section 162(m) of the Code. It is the intent of the Company that Annual Performance Bonuses made to Key Employees be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.4 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations, and that the Plan be operated so that the Company may take a full tax deduction for Annual Performance Bonuses. If any provision of this Plan or any Annual Performance Bonus would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(g)

Acceleration. Each Participant who is eligible to receive an Annual Performance Bonus with respect to a Performance Cycle during which a Change of Control occurs will, except as otherwise provided below, be deemed to have achieved a level of performance, as of the date of Change in Control, that would cause all (100%) of the Participant’s Target Bonus to become payable at such times and in such manner as determined in the sole discretion of the Committee. Notwithstanding the previous sentence, if (i) a surviving entity maintains the Performance Cycle in which a Change in Control occurs, or otherwise provides for the payment of an Annual Performance Bonus based on the level of performance attained for such Performance Cycle in relation to the Performance Measures established for such Performance Cycle (including Performance Measures that were adjusted or modified as a result of the Change in Control) and (ii) the Annual Performance Bonus based on the level of performance attained for such Performance Cycle exceeds all (100%) of the Participant’s Target Bonus, then each Participant who is eligible to receive an Annual Performance Bonus with respect to such Performance Cycle shall receive an Annual Performance Bonus based on the level of performance attained for such Performance Cycle at such times and in such manner as determined in the sole discretion of the Committee, or successor to the Committee. Notwithstanding the above, the time and manner of any payments made pursuant to this Section 4.4(g) shall comply with Section 4.4(e) above.

4.5. Long-Term Performance Awards. The Committee may grant Long-Term Performance Awards under the Plan in the form of Performance Units, Restricted Units or Restricted Stock to any Employee who the Committee may from time to time select, in the amounts and pursuant to the terms and conditions that the Committee may determine and set forth in the Award Certificate, subject to the provisions below:

(a)	Performance Cycles. Long-Term Performance Awards will be awarded in connection with a Performance Cycle, as determined by the Committee in its discretion, provided, however, that a Performance Cycle may be no shorter than twelve (12) months and no longer than five (5) years.

(b)	Eligible Participants. Within ninety (90) days after the commencement of a Performance Cycle, the Committee will determine the Employees who will be eligible to receive a Long-Term Performance Award for the Performance Cycle, provided that the Committee may determine the eligibility of any Employee other than a Key Employee after the expiration of this ninety (90) day period.

(c)	Performance Measures; Targets; Award Criteria.

(i)	Within ninety (90) days after the commencement of the service period to which a Performance Cycle relates, the Committee will fix and establish in writing (A) the Performance Measures that will apply to that Performance Cycle; (B) with respect to Performance Units, the Target Amount payable to each Participant; (C) with respect to Restricted Units and Restricted Stock, the Target Vesting Percentage for each Participant; and (D) subject to subsection (d) below, the criteria for computing the amount that will be paid or will vest with respect to each level of attained performance. The Committee will also set forth the minimum level of performance, based on the applicable Performance Measures, that must be attained during the Performance Cycle before any Long-Term Performance Award will be paid or vest, and the percentage of Performance Units that will become payable and the percentage of performance-based Restricted Units or Shares of Restricted Stock that will vest upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii)	The Committee, in its discretion, may, on a case-by-case basis, reduce, but not increase, the amount of Long-Term Performance Awards otherwise payable to any Key Employee with respect to any given Performance Cycle, provided, however, that no reduction will result in an increase in the dollar amount or number of Shares payable under any Long-Term Performance Award of another Key Employee.

(d)	Payment, Certification. Long-Term Performance Awards shall vest and be paid within the sixty (60) day period following the end of the applicable Performance Cycle, and shall only be paid if, within such sixty (60) day period, the Committee certifies in writing the level of performance attained for the Performance Cycle in relation to the applicable Performance Measures. Long-Term Performance Awards awarded to Participants who are not Key Employees will be based on the Performance Measures, or other applicable performance criteria, and payment formulas that the Committee, in its discretion, may establish for these purposes. These Performance Measures, or other performance criteria, and formulas may be the same as or different than the Performance Measures and formulas that apply to Key Employees.

(e)	Form of Payment. Long-Term Performance Awards in the form of Performance Units may be paid in cash or full Shares, in the discretion of the Committee, and as set forth in the applicable Award Certificate. Performance-based Restricted Units and Restricted Stock will be paid in full Shares. Payment with respect to any fractional Share will be in cash in an amount based on the Fair Market Value of the Share as of the date the Performance Unit becomes payable. All Long-Term Performance Awards shall be paid no later than the 15th day of the third month following the end of the calendar year (or, if later, following the end of the Company’s fiscal year) in which such Long-Term Performance Awards are no longer subject to a substantial risk of forfeiture (within the meaning of Code Section 409A), except to the extent that a Participant has elected to defer payment under the terms of a duly authorized deferred compensation arrangement, in which case the terms of such arrangement shall govern, or as otherwise provided in Section 4.5(g) below.

(f)	Section 162(m) of the Code. It is the intent of the Company that Long-Term Performance Awards made to Key Employees be “performance-based compensation” for purposes of Section 162(m) of the Code, that this Section 4.5 be interpreted in a manner that satisfies the applicable requirements of Section 162(m)(4)(C) of the Code and related regulations with respect to Long-Term Performance awards made to Key Employees, and that the Plan be operated so that the Company may take a full tax deduction for Long-Term Performance Awards. If any provision of this Plan or any Long-Term Performance Award would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

(g)	Special Vesting Provisions. Unless the applicable Award Certificate provides otherwise, upon the death, Disability, Normal Retirement or a Change in Control Termination of a Participant who has an outstanding Long-Term Performance Award, the unvested Long-Term Performance Award will fully vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event. Unless the applicable Award Certificate provides otherwise, upon the Termination of Employment of a Participant for any reason other than the Participant’s death, Disability, Normal Retirement or a Change in Control Termination, the unvested Long-Term Performance Award will be forfeited unless the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company or a Subsidiary is 60 or higher, in which case a pro rata portion of the Participant’s Long-Term Performance Awards will vest and be paid as if the Participant had continued in active employment with the Company through the date such Long-Term Performance Award would have vested and been paid in the absence of such event; provided that the number of Long-Term Performance Awards held by the Participant which shall vest under those circumstances shall equal the total number of Long-Term Performance Awards in which such Participant would have vested multiplied by a fraction, the numerator of which is the period of time (in whole months) that have elapsed since the date of grant, and the denominator of which is the number of total months set forth in the applicable Award Certificate for such Performance Period.

4.6. Other Stock-Based Awards. The Committee may, from time to time, grant Awards (other than Stock Options, Stock Appreciation Rights, Annual Performance Bonuses or Long-Term Performance Awards) to any Employee who the Committee may from time to time select, which Awards consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise related to, Shares. These Awards may include, among other forms, Restricted Stock, Restricted Units, or Deferred Stock Units. The Committee will determine, in its discretion, the terms and conditions that will apply to Awards granted pursuant to this Section 4.6, which terms and conditions will be set forth in the applicable Award Certificate.

(a)

Vesting. Restrictions on Other Stock-Based Awards granted under this Section 4.6 will lapse at such times and in such manner as determined by the Committee and set forth in the applicable Award Certificate. Unless the applicable Award Certificate provides otherwise, if the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, the Shares will be forfeited by the Participant if the termination is for any reason other than the Normal Retirement, death or Disability of the Participant or a Change in Control Termination,

except that the Award will vest pro rata with respect to the portion of the vesting term set forth in the applicable Award Certificate that the Participant has completed if the Participant has attained age 55 and the sum of the Participant’s age and years of service with the Company is 60 or higher. All restrictions on Other Stock-Based Awards granted pursuant to this Section 4.6 will lapse upon the Normal Retirement, death or Disability of the Participant or a Change in Control Termination.

(b)	Grant of Restricted Stock. The Committee may grant Restricted Stock to any Employee, which Shares will be registered in the name of the Participant and held for the Participant by the Company. The Participant will have all rights of a shareholder with respect to the Shares, including the right to vote and to receive dividends or other distributions (subject to Section 4.6(e)), except that the Shares may be subject to a vesting schedule and will be forfeited if the Participant attempts to sell, transfer, assign, pledge or otherwise encumber or dispose of the Shares before the restrictions are satisfied or lapse.

(c)	Grant of Restricted Units. The Committee may grant Restricted Units to any Employee, which Units will be paid in cash or whole Shares or a combination of cash and Shares, in the discretion of the Committee, when the restrictions on the Units lapse and any other conditions set forth in the Award Certificate have been satisfied. For each Restricted Unit that vests, one Share will be paid or an amount in cash equal to the Fair Market Value of a Share as of the date on which the Restricted Unit vests.

(d)	Grant of Deferred Stock Units. The Committee may grant Deferred Stock Units to any Employee, which Units will be paid in whole Shares upon the Employee’s Termination of Employment if the restrictions on the Units have lapsed. One Share will be paid for each Deferred Stock Unit that becomes payable.

(e)	Dividends and Dividend Equivalents. At the discretion of the Committee and as set forth in the applicable Award Certificate, dividends paid on Shares may be paid immediately or withheld and deferred in the Participant’s account. In the event of a payment of dividends on the Ordinary Shares, the Committee may credit Restricted Units with Dividend Equivalents in accordance with terms and conditions established in the discretion of the Committee. Dividend Equivalents will be subject to such vesting terms as is determined by the Committee and may be distributed immediately or withheld and deferred in the Participant’s account as determined by the Committee and set forth in the applicable Award Certificate. Deferred Stock Units may, in the discretion of the Committee and as set forth in the Award Certificate, be credited with Dividend Equivalents or additional Deferred Stock Units. The number of any Deferred Stock Units credited to a Participant’s account upon the payment of a dividend will be equal to the quotient produced by dividing the cash value of the dividend by the Fair Market Value of one Share as of the date the dividend is paid. The Committee will determine any terms and conditions on deferral of a dividend or Dividend Equivalent, including the rate of interest to be credited on deferral and whether interest will be compounded.

4.7. Director Awards.

(a)	Notwithstanding anything herein to the contrary, the Nominating Committee shall have the exclusive authority to issue awards to Directors who are not also employees of the Company or any Subsidiary (Director Awards), which may consist of, but not be limited to, Stock Options, Stock Appreciation Rights, or Other Stock-Based Awards. Each Director Award shall be governed by an Award Certificate approved by the Nominating Committee.

(b)	The Nominating Committee shall have the exclusive authority to administer Director Awards, and shall have the authority set forth in Section 3.2 and the indemnification set forth in Section 7.7, solely as such provisions apply to the Director Awards. All determinations made by the Nominating Committee hereunder shall be final, binding and conclusive.

4.8. Substitute Awards. The Committee may make Awards under the Plan to Acquired Grantees through the assumption of, or in substitution for, outstanding stock-based awards previously granted to such Acquired Grantees. Such assumed or substituted Awards will be subject to the terms and conditions of the original awards made by the Acquired Company, with such adjustments therein as the Committee considers appropriate to give effect to the relevant provisions of any agreement for the acquisition of the Acquired Company. Any grant of Incentive Stock Options pursuant to this Section 4.8 will be made in accordance with Section 424 of the Code and any final regulations published thereunder.

4.9. Limit on Individual Grants. Subject to Sections 5.1 and 5.3, no Employee may be granted more than six (6) million Shares over any calendar year pursuant to Awards of Stock Options, Stock Appreciation Rights and performance-based Restricted Stock and Restricted Units, except that an incentive Award of no more than ten (10) million Shares may be made pursuant to Stock Options, Stock Appreciation Rights and performance-based Restricted Stock and Restricted Units to any person who has been hired within the calendar year as a Key Employee. The maximum amount that may be paid in cash or Shares pursuant to Annual Performance Bonuses or Long-Term Performance Awards paid in Performance Units to any one Employee is $15 million (U.S.) for any Performance Cycle of twelve (12) months. For any longer Performance Cycle, this maximum will be adjusted proportionally.

4.10. Termination for Cause. Notwithstanding anything to the contrary herein and unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards will immediately be cancelled. The exercise of any Stock Option or Stock Appreciation Right or the payment of any Award may be delayed, in the Committee’s discretion, in the event that a potential termination for Cause is pending. Unless the applicable Award Certificate provides otherwise, if a Participant incurs a Termination of Directorship or Termination of Employment for Cause, then the Participant will be required to deliver to the Company (i) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciation Right during the twelve (12) month period occurring immediately prior to the Participant’s Termination of Directorship or Termination of Employment for Cause; and (ii) the number of Shares (or, in the discretion of the Committee, the cash value of Shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (i) above. Unless the applicable award certificate provides otherwise, if, after a Participant’s Termination of Directorship or Termination of Employment, the Committee determines in its sole discretion that while the Participant was a Company or Subsidiary employee or a Director, such Participant engaged in activity that would have been grounds for a Termination of Directorship or Termination of Employment for Cause, then the Company will immediately cancel all Stock Options, Stock Appreciation Rights, Annual Performance Bonuses, Long-Term Performance Awards, Restricted Units, Restricted Stock and Other Stock-Based Awards and the Participant will be required to deliver to the Company (A) Shares (or, in the discretion of the Committee, cash) equal in value to the amount of any profit the Participant realized upon the exercise of an Option or Stock Appreciate Right during the period that begins twelve (12) months immediately prior to the Participant’s Termination of Directorship or Termination of Employment and ends on the date of the Committee’s determination that the Participant’s conduct would have constituted grounds for a Termination of Directorship or Termination of Employment for Cause; and (B) the number of Shares (or, in the discretion of the Committee, the cash value of said shares) the Participant received for Other Stock Based Awards (including Restricted Stock, Restricted Units and Deferred Stock Units) that vested during the period specified in (A) above.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1. Shares Available.

(a)	The Shares issuable under the Plan will be authorized but unissued Shares, and, to the extent permissible under applicable law, Shares acquired by the Company, any Subsidiary or any other person or entity designated by the Company and held as treasury shares.

(b)	Subject to the counting rules set forth in Section 5.2 and adjustment in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued under the Plan shall equal 97,497,609 (24,843,452 of which were originally authorized in connection with the adoption of the Plan, 27,654,157 of which were authorized in connection with the amendment and restatement of the Plan approved by shareholders at the Company’s Annual General Meeting held on March 18, 2009, and 45 million of which were authorized in connection with the amendment and restatement of the Plan on November 15, 2012, subject to approval of the Company’s shareholders at the Company’s 2013 Annual General Meeting to be held on March 20, 2013).

(c)	Incentive Stock Options may be granted under the Plan in respect of no more than 10 million Shares.

5.2. Counting Rules.

(a)	The total number of Shares with respect to which Awards may be issued under the Plan, as described in Section 5.1(b), shall be reduced by 2.2 Shares per each Share subject to an Award of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus, in each case granted on or after March 20, 2013.

(b)	The following Shares related to Awards under the Plan will again be available for issuance under the Plan:

(i)	Shares related to Awards paid in cash;

(ii)	Shares related to Awards that expire, are forfeited or cancelled or terminate for any other reason without issuance of Shares and any Shares of Restricted Stock that are returned to the Company upon a Participant’s Termination of Employment or, if applicable, a Director’s Termination of Directorship (including, for clarity, at a rate of 2.2 Shares per each Share related to such an Award in the form of Restricted Stock, Restricted Units, Deferred Stock Units, Performance Units or Other Stock-Based Awards, or as payment of an Annual Performance Bonus); and

(iii)	Any Shares issued in connection with Awards that are assumed, converted or substituted as a result of the acquisition of an Acquired Company by the Company or a combination of the Company with another company.

5.3. Adjustments. In the event of a change in the outstanding Shares by reason of a share split, reverse share split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities or similar corporate transaction or event, the Committee shall make an appropriate adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan.

5.4. Change in Control.

(a)

Acceleration. Unless the applicable Award Certificate provides otherwise, (i) all outstanding Stock Options and Stock Appreciation Rights will become exercisable as of the effective date of a Participant’s Change in Control Termination if the Awards are not otherwise vested, and all conditions will be waived with respect to outstanding Restricted Stock and Restricted Units (other than Long-Term Performance Awards) and Deferred Stock Units and (ii) each Participant who has been granted a Long-Term Performance Award that is outstanding as of the date of such Participant’s Change in Control Termination will be deemed to have achieved a level of performance, as of the Change in Control Termination, that would cause all (100%) of the Participant’s Target Amounts to become payable and all restrictions on the Participant’s performance-based Restricted Units and Shares of Restricted Stock to lapse. Unless the Committee determines otherwise in its discretion (either when an Award is granted or any time thereafter), in the event that Awards outstanding as of the date of a Change in Control that are payable in Ordinary Shares of the Company will not be substituted with comparable awards payable or redeemable in shares of publicly-traded stock after the Change in Control, each such outstanding Award (A) will become fully vested (at target, where applicable) immediately prior to the Change in Control and (B) each such Award that is a Stock Option will be settled in cash, without the Participant’s consent, for an amount equal to the amount that could have been attained upon the exercise of such Award immediately prior to the Change in Control had such Award been exercisable or payable at such time.

(b)	Permissive Actions. In addition to the actions described in Section 5.4(a)(A) and (B), in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of Participants: (i) the Committee may determine that outstanding Stock Options and Stock Appreciation Rights shall be fully vested and exercisable and restrictions on Restricted Stock, Restricted Units, Deferred Stock Units and Other Stock-Based Awards shall lapse as of the date of the Change in Control or such other time (prior to a Participant’s Change in Control Termination) as the Committee determines; (ii) the Committee may require that a Participant surrender his or her outstanding Stock Options and Stock Appreciation Rights in exchange for one or more payments by the Company, in cash or Ordinary Shares, as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Stock Options and Stock Appreciation Rights exceeds the Exercise Price, if any, and on such terms as the Committee determines; (iii) after giving Participants an opportunity to exercise any outstanding Stock Options and Stock Appreciation Rights, the Committee may terminate any or all unexercised Stock Options and Stock Appreciation Rights at such time as the Committee deems appropriate; (iv) the Committee may determine that Annual Performance Bonuses and/or Long-Term Performance Awards will be paid out at their target level, in cash or Ordinary Shares as determined by the Committee; or (v) the Committee may determine that Awards that remain outstanding after the Change in Control shall be converted to similar grants of, or assumed by, the surviving corporation (or a parent or subsidiary of the surviving corporation or successor). Such acceleration, surrender, termination, settlement, payment or conversion shall take place as of the date of the Change in Control or such other date as the Committee determines. The Committee may specify how an Award will be treated in the event of a Change in Control either when the Award is granted or at any time thereafter.

5.5. Fractional Shares. No fractional Shares will be issued under the Plan. Except as otherwise provided in Section 4.5(e) and unless otherwise provided by the Committee, if a Participant acquires the right to receive a fractional Share under the Plan, the Participant will receive, in lieu of the fractional Share, a cash payment equal to the Fair Market Value of such fractional share on the date of settlement of the related Award.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1. Amendment. The Plan may be amended at any time and from time to time by the Board or authorized Board committee without the approval of shareholders of the Company, except that no material revision to the terms of the Plan will be effective until the amendment is approved by the shareholders of the Company. A revision is “material” for this purpose if it materially increases the number of Shares that may be issued under the Plan (other than an increase pursuant to Section 5.3 of the Plan), expands the types of Awards available under the Plan, materially expands the class of persons eligible to receive Awards under the Plan, materially extends the term of the Plan, reduces the Exercise Price at which Stock Options or Stock Appreciation Rights may be granted, reduces the Exercise Price of outstanding Stock Options or Stock Appreciation Rights, results in the replacement of outstanding Stock Options or Stock Appreciation Rights with cash, new Stock Options or Stock Appreciation Rights that have an Exercise Price that is lower than the Exercise Price of the replaced Stock Options or Stock Appreciation Rights, or other Awards, or is otherwise an amendment requiring shareholder approval pursuant to any law or the rules of any exchange on which the Company’s Ordinary Shares are listed for trading. No amendment of the Plan or any outstanding Award Certificate made without the Participant’s written consent may adversely affect any right of a Participant with respect to an outstanding Award.

6.2. Termination. The Plan will terminate upon the earlier of the following dates or events to occur:

(a)	The adoption of a resolution of the Board terminating the Plan; or

(b)

November 14, 2022, the day before the tenth (10th) anniversary of the adoption of the November 15, 2012 amendment and restatement of the Plan which was approved by the Company’s shareholders at its 2013 Annual General Meeting held on March 20, 2013.

No Awards will be granted under this Plan after it has terminated. The termination of the Plan, however, will not alter or impair any of the rights or obligations of any person under any Award previously granted under the Plan without such person’s consent. After the termination of the Plan, any previously granted Awards will remain in effect and will continue to be governed by the terms of the Plan and the applicable Award Certificate.

ARTICLE VII

GENERAL PROVISIONS

7.1. Nontransferability of Awards. No Award under the Plan will be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, and no other persons will otherwise acquire any rights therein, except as provided below.

(a)	Any Award may be transferred by will or by the laws of descent or distribution.

(b)	Unless the applicable Award Certificate provides otherwise, all or any part of a Nonqualified Stock Option or Shares of Restricted Stock may be transferred to a family member without consideration. For purposes of this subsection (b), “family member” includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the Participant, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

Any transferred Award will be subject to all of the same terms and conditions as provided in the Plan and the applicable Award Certificate. The Participant or the Participant’s estate will remain liable for any withholding tax that may be imposed by any federal, state or local tax authority. The Company may, in its sole discretion, disallow all or a part of any transfer of an Award pursuant to this Subsection 7.1(b) unless and until the Participant makes arrangements satisfactory to the Company for the payment of any withholding tax. The Participant must immediately notify the Company, in the form and manner required by the applicable Award Certificate or as otherwise required by the Company, of any proposed transfer of an Award pursuant to this Subsection 7.1(b). No transfer will be effective until the Company consents to the transfer.

(c)	Unless the applicable Award Certificate provides otherwise, any Nonqualified Stock Option transferred by a Participant pursuant to subsection (b) may be exercised by the transferee only to the extent that the Award would have been exercisable by the Participant had no transfer occurred. The transfer of Shares upon exercise of the Award will be conditioned on the payment of any withholding tax.

(d)	Restricted Stock may be freely transferred after the restrictions lapse or are satisfied and the Shares are delivered, provided, however, that Restricted Stock awarded to an affiliate of the Company may be transferred only pursuant to Rule 144 under the Securities Act, or pursuant to an effective registration for resale under the Securities Act. For purposes of this subsection (d), “affiliate” will have the meaning assigned to that term under Rule 144.

(e)	In no event may a Participant transfer an Incentive Stock Option other than by will or the laws of descent and distribution.

7.2. Withholding of Taxes. The Committee, in its discretion, may require the satisfaction of a Participant’s tax withholding obligations by any of the following methods or any method as it determines to be in accordance with the laws of the jurisdiction in which the Participant resides, has domicile or performs services.

(a)	Stock Options and Stock Appreciation Rights. As a condition to the delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right, the Committee may require that the Participant, at the time of exercise, pay to the Company by cash, certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may also, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.3(d).

(b)	Other Awards Payable in Shares. The Participant shall satisfy the Participant’s tax withholding obligations arising in connection with the release of restrictions on Restricted Units, Restricted Stock and Other Stock-Based Awards by payment to the Company in cash or by certified check, bank draft, wire transfer or postal or express money order, provided that the format is approved by the Company or a designated third-party administrator. However, subject to any requirements of applicable law, the Company may also satisfy the Participant’s tax withholding obligations by other methods, including selling or withholding Shares that would otherwise be available for delivery.

(c)	Cash Awards. The Company may satisfy a Participant’s tax withholding obligation arising in connection with the payment of any Award in cash by withholding cash from such payment.

7.3. No Implied Rights. The establishment and operation of the Plan, including the eligibility of a Participant to participate in the Plan, will not be construed as conferring any legal or other right upon any Director for any continuation of directorship or any Employee for the continuation of employment through the end of any Performance Cycle or other period. The Company expressly reserves the right, which may be exercised at any time and in the Company’s sole discretion, to discharge any individual or treat him or her without regard to the effect that discharge might have upon him or her as a Participant in the Plan.

7.4. No Obligation to Exercise Awards. The grant of a Stock Option or Stock Appreciation Right will impose no obligation upon the Participant to exercise the Award.

7.5. No Rights as Shareholders. A Participant who is granted an Award under the Plan will have no rights as a shareholder of the Company with respect to the Award unless and until certificates for the Shares underlying the Award are registered in the Participant’s name and (other than in the case of Restricted Stock) delivered to the Participant. The right of any Participant to receive an Award by virtue of participation in the Plan will be no greater than the right of any unsecured general creditor of the Company.

7.6. Indemnification of Committee. The Company will indemnify, to the fullest extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that the person, or the executor or administrator of the person’s estate, is or was a member of the Committee or an authorized delegate of the Committee including, for purposes of Director Awards, the Nominating Committee.

7.7. No Required Segregation of Assets. Neither the Company nor any Subsidiary will be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.8. Nature of Payments. All Awards made pursuant to the Plan are in consideration of services for the Company or a Subsidiary. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and will not be taken into account as compensation for purposes of any other employee benefit plan of the Company or a Subsidiary, except as the Committee otherwise provides. The adoption of the Plan will have no effect on Awards made or to be made under any other benefit plan covering an employee of the Company or a Subsidiary or any predecessor or successor of the Company or a Subsidiary.

7.9. Securities Law Compliance. Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. If any provision of this Plan or any grant of an Award would otherwise frustrate or conflict with this intent, that provision will be interpreted and deemed amended so as to avoid conflict. No Participant will be entitled to a grant, exercise, transfer or payment of any Award if the grant, exercise, transfer or payment would violate the provisions of the Sarbanes-Oxley Act of 2002 or any other applicable law.

7.10. Coordination with Other Plans. If this Plan provides a level of benefits with respect to Awards that differs from the level of benefits provided under the Covidien Severance Plan for U.S. Officers and Executives, the Covidien Change in Control Severance Plan for Certain U.S. Officers and Executives or the Covidien Severance Plan for U.S. Employees, then the terms of the plan that provides for the more favorable benefit to the Participant shall govern

7.11. Section 409A Compliance. Notwithstanding any other provision of this Plan or an applicable Award Certificate to the contrary, the provisions of this Section 7.12 shall apply to all Awards that were issued or became vested on or after January 1, 2005 and that are subject to Code Section 409A, but only with respect to the portion of such Award that is subject to Code Section 409A.

(a)	General. To the extent the Committee (or Nominating Committee with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 409A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 409A. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 409A and the applicable regulations and rulings thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Nominating Committee with respect to Director Awards) determines that any Award may be subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Nominating Committee with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 409A or (ii) comply with the requirements of Code Section 409A.

(b)	Modifications to Defined Terms. The following modifications to Plan provisions (and, if necessary, applicable Award Certificate provisions) shall apply.

(i)	Any payment of deferred compensation subject to Code Section 409A that is to be made under an Award other than an Annual Performance Bonus upon the occurrence of a Change in Control or any change in the timing and/or form of such payment as a direct result of a Change in Control (including payments made upon a specified date or event occurring after a Change in Control) shall not be made, or such change in timing and/or form shall not occur, unless such Change in Control is also a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v) and applicable regulations and rulings thereunder and such payment, or such change in timing and/or form, occurs no later than two (2) years after the date of such change in ownership or effective control of the Company, in each case to the extent required to avoid the recipient of such Award from incurring tax penalties under Code Section 409A in respect of such Award. Notwithstanding the foregoing, if the Committee takes an action pursuant to Section 5.4(b) to accelerate the payment of deferred compensation upon a Change in Control, then any accelerated payment shall occur on a date specified in the applicable Award Certificate, which date shall be no later than ninety (90) days after a “change in ownership or effective control” of the Company. The payment of an Annual Performance Bonus that is to be accelerated pursuant to Subsection 4.4(g) shall occur within thirty (30) days after a “change in ownership or effective control” of the Company within the meaning of Code Section 409A(a)(2)(A)(v).

(ii)	The definition of “Change in Control Termination” in subsection (b) of that definition shall be deleted in its entirety and replaced with the following:

“(b)	termination of the Participant’s employment by the Participant after one of the following events:

(i)	the Company (1) assigns or causes to be assigned to the Participant duties inconsistent in any material respect with his or her position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in the Participant’s position (including titles and reporting relationships and level), authority, duties or responsibilities, or the budget over which the Participant retains authority; or (3) takes or causes to be taken any other action which results in a material diminution in such position, authority, duties or responsibilities or the budget over which the Participant retains authority; or

(ii)	the Company, without the Participant’s consent, (1) requires the Participant to relocate to a principal place of employment more than fifty (50) miles from his or her existing place of employment, which increases the Participant’s commute from his or her principal residence by more than fifty (50) miles; or (2) materially reduces the Participant’s base salary, annual bonus, or retirement, welfare, share incentive, perquisite (if any) and other benefits taken as a whole;

provided that an event described in (i) or (ii) above shall permit a Participant’s termination of employment to be deemed a Change in Control Termination only if (x) the Participant provides written notice to the Company specifying in reasonable detail the event upon which the Participant is basing his termination within ninety (90) days after the occurrence of such event, (y) the Company fails to cure such event within thirty (30) days after its receipt of such notice, and (z) the Participant terminates his employment within sixty (60) days after the expiration of such cure period.”

(iii)	The definition of ““Disabled” or “Disability”” shall be deleted in its entirety and replaced with the following:

““Disabled” or “Disability” means that the Employee is receiving income replacement benefits for a period of not less than three (3) months under a Company or Subsidiary accident and health plan covering the Employee by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.”

(iv)	A Termination of Directorship or Termination of Employment shall only occur where such Termination of Directorship or Termination of Employment is a “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i) and the applicable regulations and rulings thereunder. For purposes of determining whether a Termination of Directorship has occurred under this Subsection 7.12(b)(iii), services provided in the capacity of an employee or otherwise shall be excluded.

(c)	Modifications to or Adjustments of Awards. Any modifications to an Award pursuant to Subsection 3.2(g) or adjustments of an Award pursuant to Subsections 4.8 or 5.3 shall comply with the requirements of Section 409A.

(d)	Specified Employees. Payments to any Participant who is a “specified employee” of deferred compensation that is subject to Code Section 409A(a)(2) and that becomes payable upon, or that is accelerated upon, such Participant’s Termination of Employment (as modified by Subsection 7.12(b)(iv)), shall not be made on or before the date which is six (6) months following such Participant’s Termination of Employment (or, if earlier, such Participant’s death). A specified employee for this purpose shall be determined by the Committee or its delegate in accordance with the provisions of Code Section 409A and the regulations and rulings thereunder.

7.12. Section 457A Compliance. To the extent the Committee (or Nominating Committee with respect to Director Awards) determines that any Award granted under the Plan is subject to Code Section 457A, the Award Certificate evidencing such Award will incorporate the terms and conditions required by Code Section 457A in order to avoid accelerated taxation or tax penalties to the holder thereof in respect of such Award. To the extent applicable, the Plan and the Award Certificate will be interpreted in accordance with Code Section 457A and applicable guidance issued thereunder. Notwithstanding any other provision of the Plan to the contrary, in the event that the Committee (or Nominating Committee with respect to Director Awards) determines that any Award may be subject to Code Section 457A, the Committee may adopt such amendments to the Plan and/or the applicable Award Certificate or adopt policies and procedures or take any other action or actions, including an action or amendment with retroactive effect, that the Committee (or Nominating Committee with respect to Director Awards) determines is necessary or appropriate to (i) exempt the Award from the application of Code Section 457A or (ii) comply with the requirements of Code Section 457A.

7.13. Governing Law, Severability. The Plan and all determinations made and actions taken under the Plan will be governed by the law of Ireland and construed accordingly. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which parts will remain in full force and effect.

Annual General Meeting of Shareholders Wednesday, March 20, 2013, 11:00 a.m., local time The Conrad Dublin Hotel Earlsfort Terrace Dublin 2, Ireland

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting:

Notice and Proxy Statement, including resolutions; Annual Report, including Form 10-K; and Irish Statutory Accounts, including related reports, are available at www.proxyvote.com.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL GENERAL MEETING OF SHAREHOLDERS

MARCH 20, 2013

The undersigned hereby appoint(s) José E. Almeida, Charles J. Dockendorff and John H. Masterson, or any of them, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the Ordinary Shares of Covidien plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 11:00 a.m., local time on Wednesday, March 20, 2013 at the Conrad Dublin Hotel, Earlsfort Terrace, Dublin 2, Ireland, and any adjournment or postponement thereof, as indicated on the reverse side of this proxy card with respect to the proposals set forth in the proxy statement and, in their discretion, upon any matter that may properly come before the meeting or any adjournment of the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

IF YOU ARE NOT VOTING ON THE INTERNET OR BY TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

VOTE BY INTERNET - www.proxyvote.com
c/o Covidien plc Company Secretary 20 on Hatch Lower Hatch Street Dublin 2, Ireland

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. U.S. Eastern Time on March 19, 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. U.S. Eastern Time on March 19, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to Covidien plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

If you transmit your voting instructions by the Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COVIDIEN PLC
The Board of Directors recommends a vote FOR the nominees listed under Item 1.

Item 1 - Election of Directors
	For	Against	Abstain
NOMINEES:
1(a) José E. Almeida	☐	☐	☐
1(b) Joy A. Amundson	☐	☐	☐
1(c) Craig Arnold	☐	☐	☐
1(d) Robert H. Brust	☐	☐	☐
1(e) John M. Connors, Jr.	☐	☐	☐
1(f) Christopher J. Coughlin	☐	☐	☐
1(g) Randall J. Hogan, III	☐	☐	☐
1(h) Martin D. Madaus	☐	☐	☐
1(i) Dennis H. Reilley	☐	☐	☐
1(j) Joseph A. Zaccagnino	☐	☐	☐

Please date and sign name exactly as it appears hereon. Executors, administrators, trustees, etc. should so indicate when signing. If the shareholder is a corporation, the full corporate name should be inserted and the proxy signed by an officer of the corporation indicating his/her title.

The Board of Directors recommends a vote FOR Items 2, 3, 4, 5, 6, 7 and 8			For	Against	Abstain

Item 2 –	Appoint the Independent Auditors and authorize the Audit Committee to set the auditors’ remuneration.		☐	☐	☐

Item 3 -	Advisory vote on executive compensation.		☐	☐	☐

Item 4 -	Approve the amended and restated Covidien Stock and Incentive Plan.		☐	☐	☐

Item 5 -	Authorize the Company and/or any subsidiary to make market purchases of Company shares.		☐	☐	☐

Item 6 -	Authorize the price range at which the Company can reissue shares it holds as treasury shares. (Special Resolution)		☐	☐	☐

Item 7 -	Amend Articles of Association to expand the authority to execute instruments of transfer. (Special Resolution)		☐	☐	☐

Item 8 -	Advisory vote on the creation of Mallinckrodt distributable reserves.		☐	☐	☐
	Yes	No
Please indicate if you plan to attend the meeting.	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date